Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

CAPELLA HOLDINGS, INC.,

CAPELLA HEALTH HOLDINGS, LLC,

CAPELLA HOLDINGS ACQUISITION SUB, INC.

and

SOLELY IN ITS CAPACITY AS THE REPRESENTATIVE,

GTCR FUND VIII, L.P.

July 21, 2015

i

ARTICLE V REPRESENTATIONS AND WARRANTIES OF THE PURCHASER AND THE MERGER SUB		25
5.01	Organization and Organizational Power	25
5.02	Authorization	25
5.03	No Violation	25
5.04	Governmental Consents	25
5.05	Litigation	26
5.06	Brokerage	26
5.07	Investment Representation; Investigation	26
5.08	Board Approvals	26
5.09	Vote Required	26
5.10	Financing	27
5.11	Guaranty	27
5.12	Merger Sub	27
5.13	Operation of Purchaser and Merger Sub	27
5.14	Tax Status of Purchaser	27

ARTICLE VI COVENANTS OF THE COMPANY		28
6.01	Conduct of the Business	28
6.02	Access to Books and Records	29
6.03	Regulatory Filings	29
6.04	Information Statement; Written Consents	30
6.05	Conditions	30
6.06	Exclusive Dealing	30
6.07	Notes	31
6.08	Hartsville Special Meeting Notice	31

ARTICLE VII ADDITIONAL COVENANTS		31
7.01	Access to Books and Records	31
7.02	Permitted Dispositions	31
7.03	Notification	32
7.04	Director and Officer Liability and Indemnification	32
7.05	WARN Act	33
7.06	Regulatory Filings	33
7.07	Conditions	34
7.08	Contact with Employees, Customers and Suppliers	35

ARTICLE VIII TERMINATION		35
8.01	Termination	35
8.02	Effect of Termination	36

ARTICLE IX ADDITIONAL AGREEMENTS		37
9.01	Disclosure Generally	37
9.02	Provision Respecting Legal Representation	37
9.03	Tax Matters	38
9.04	Transaction-Related Taxes	38

ARTICLE X DEFINITIONS		39
10.01	Definitions	39
10.02	Other Definitional Provisions	47
10.03	Index of Defined Terms	48

ARTICLE XI MISCELLANEOUS		49
11.01	Representative	49
11.02	Press Releases and Communications	52
11.03	Expenses	52
11.04	Acknowledgment of the Purchaser and the Merger Sub	53
11.05	Survival; Certain Waivers	55
11.06	Notices	56
11.07	Assignment	58
11.08	Severability	59
11.09	References	59
11.10	Construction	59
11.11	Amendment and Waiver	60
11.12	Complete Agreement	60
11.13	Third Party Beneficiaries	60
11.14	Purchaser and the Merger Sub Deliveries	60
11.15	Delivery by Electronic Transmission	60
11.16	Counterparts	61
11.17	Governing Law	61
11.18	Jurisdiction	61
11.19	Waiver of Trial by Jury	61
11.20	Specific Performance	62
11.21	Time is of the Essence	62

INDEX OF EXHIBITS

Exhibit A	Form of Letter of Transmittal
Exhibit B	Calculation of Net Working Capital
Exhibit C	Escrow Agreement

INDEX OF SCHEDULES

Affiliated Transactions Schedule	Financial Statements Schedule
Authorization Schedule	Governmental Consents Schedule
Brokerage Schedule	Indebtedness Schedule
Company Capitalization Schedule	Insurance Schedule
Company Management Schedule	Intellectual Property Schedule
Compliance with Laws Schedule	Labor Matters Schedule
Conduct of Business Schedule	Liens Schedule
Consents Schedule	Litigation Schedule
Contracts Schedule	Permits Schedule
Developments Schedule	Stockholders Schedule
Employee Benefits Schedule	Subsidiaries Schedule
Employment Termination Schedule	Taxes Schedule
Transaction Expenses Schedule

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of July 21, 2015, is made by and among Capella Holdings, Inc., a Delaware corporation (the “Company”), GTCR Fund VIII, L.P., a Delaware limited partnership, solely in its capacity as representative of the Stockholders and Optionholders pursuant to Sections 1.06 and 11.01 (in such capacity, the “Representative”), Capella Health Holdings, LLC, a limited liability company (the “Purchaser”), and Capella Holdings Acquisition Sub, Inc., a Delaware corporation and wholly owned subsidiary of the Purchaser (the “Merger Sub”). Capitalized terms used and not otherwise defined herein have the meanings set forth in ARTICLE X.

RECITALS:

WHEREAS, the boards of directors of the Company, the Purchaser and Merger Sub have approved this Agreement and the merger of Merger Sub with and into the Company upon the terms and conditions set forth in this Agreement and in accordance with the DGCL (the “Merger”), and the board of directors of the Company has declared that it is advisable and in the best interests of the stockholders of the Company that this Agreement and the Merger be adopted and approved by the stockholders of the Company;

WHEREAS, the Purchaser, in its capacity as the sole stockholder of the Merger Sub, has approved this Agreement and the Merger; and

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and material inducement to the willingness of the Company to enter into this Agreement, MPT Operating Partnership, L.P., a Delaware limited partnership (the “Guarantor”), is entering into a limited funding guaranty in favor of the Company (the “Guaranty”).

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

THE MERGER

1.01 Merger.

(a) Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, the Merger Sub shall merge with and into the Company in accordance with the Delaware General Corporation Law (as amended, the “DGCL”), whereupon the separate existence of the Merger Sub shall cease and the Company shall be the surviving corporation (the “Surviving Corporation”) and a wholly owned subsidiary of the Purchaser.

(b) At the Closing, the Company and the Merger Sub shall cause a certificate of merger, in the form reasonably agreed to by the parties, to be executed, acknowledged and filed with the Secretary of State of the State of Delaware and shall make all other filings or recordings required by the DGCL in connection with the Merger. The Merger shall become effective at such time (the “Effective Time”) as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such later time as the Purchaser and the Company mutually agree and specify in the Certificate of Merger.

(c) The Merger shall have the effects set forth in this Agreement and the applicable provisions in the DGCL. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, the Surviving Corporation shall succeed to all the assets, rights, privileges, powers and franchises and be subject to all of the liabilities, restrictions, disabilities and duties of the Company and the Merger Sub.

(d) At the Effective Time, by virtue of the Merger and without any action on the part of any party:

(i) the certificate of incorporation of the Merger Sub, as in effect immediately prior to the Effective Time (except with respect to the name of the Company, the incorporator, indemnification of officers and directors and advancement of expenses, all of which shall be as set forth in the Company Charter as of the date hereof), shall be the certificate of incorporation of the Surviving Corporation (the “Surviving Corporation Charter”), until duly amended in accordance with applicable Law; and

(ii) the by-laws of the Merger Sub, as in effect immediately prior to the Effective Time (except with respect to the name of the Company, indemnification of officers and directors and advancement of expenses, all of which shall be as set forth in the Company By-Laws), shall be the by-laws of the Surviving Corporation (the “Surviving Corporation By-Laws”), until duly amended in accordance with applicable Law.

(e) At the Effective Time, the Company’s board of directors and officers shall resign and the directors and officers of the Merger Sub immediately prior to the Effective Time shall become the directors and officers of the Surviving Corporation and shall hold office subject to the applicable provisions of the Surviving Corporation Charter and the Surviving Corporation By-Laws.

1.02 Conversion of Shares; Treatment of Options.

(a) At the Effective Time, by virtue of the Merger and without any action on the part of any party:

(i) Each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Common Stock cancelled pursuant to Section 1.02(a)(ii), Dissenting Shares or any Rollover Equity as provided in Section 1.02(b)) shall be converted into the right to receive from the Purchaser the Stock Consideration.

(ii) Each share of Common Stock held immediately prior to the Effective Time by the Company as treasury stock or by any Subsidiary of the Company or by the Purchaser or the Merger Sub (other than Rollover Equity) shall be canceled and no payment shall be made with respect thereto.

(iii) Each share of the common stock of the Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(iv) Each unexercised Option to purchase Company Stock outstanding immediately prior to the Effective Time will be converted into the right to receive the Option Consideration and will automatically be cancelled and retired and will cease to exist.

(b) Any Rollover Equity contributed to the Purchaser prior to the Closing pursuant to a Rollover Agreement will not be converted into the right to receive from the Purchaser any Closing Merger Consideration payable pursuant to this Agreement (i.e., the Rollover Holders shall not receive any Closing Stock Payment with respect to any Rollover Equity); provided Rollover Equity will be deemed to have been converted into the right to receive any Merger Consideration solely for purposes of determining any amounts owed to such holders pursuant to Sections 1.04, 1.05, 1.06 and 1.07, as applicable, (including the release of any amounts in Escrow Account for payment to the Stockholders and Optionholders). No such adjustments will alter the Merger Consideration to be received by holders of Shares or Options that are not Rollover Equity or any other terms or conditions of this Agreement.

1.03 Pre-Closing Merger Consideration Estimate. At least two (2) Business Days prior to the Closing Date, the Company shall prepare and deliver to the Purchaser its good faith calculation of its estimate of (a) Cash (the “Estimated Cash”), (b) Indebtedness (the “Estimated Indebtedness”), (c) Net Working Capital (the “Estimated Net Working Capital Amount”), (d) the Transaction Expenses (the “Estimated Transaction Expenses”), (e) the Company’s calculation of the Closing Merger Consideration derived therefrom, (f) a schedule setting forth (i) the identity of each Stockholder (including Rollover Holders), (ii) the number of shares of Common Stock held by each such Stockholder, and (iii) the Closing Stock Payment payable, as applicable, to each Stockholder in accordance with Section 1.02, and (g) a schedule setting forth (i) the identity of each Optionholder, (ii) the number of Options held by each such Optionholder, and (iii) the Closing Option Payment payable to each Optionholder in accordance with Section 1.02. The Estimated Cash, Estimated Indebtedness, Estimated Net Working Capital and Estimated Transaction Expenses shall be determined on a consolidated basis as of the open of business on the Closing Date in accordance with GAAP and the definitions set forth in this Agreement using the same accounting methods, policies, principles, practices and procedures, with consistent classifications, judgments and estimation methodology, as were used in the preparation of the calculation of Net Working Capital set forth on Exhibit B and, to the extent not specified on Exhibit B, in the preparation of the Latest Balance Sheet or, to the extent applicable, in accordance with any changes to such accounting methods, policies, principles, practices and procedures which are documented in the Company’s books and records prior to Closing and shall not include any changes in assets or liabilities as a result of purchase accounting adjustments or other changes arising from or resulting as a consequence of the transactions contemplated under this Agreement or any of the other Sale Documents.

1.04 Final Closing Balance Sheet Calculation.

(a) As promptly as possible, but in any event within sixty (60) days after the Closing Date, the Purchaser will cause the Surviving Corporation to deliver to the Representative a consolidated balance sheet of the Company and its Subsidiaries as of the open of business on the Closing Date (the “Closing Balance Sheet”) and a statement showing the calculation of Cash, Indebtedness, Net Working Capital and Transaction Expenses derived from the Closing Balance Sheet (together with the Closing Balance Sheet, the “Preliminary Statement”).

(b) The Closing Balance Sheet shall be prepared and Cash, Indebtedness, Net Working Capital and Transaction Expenses shall be determined on a consolidated basis in accordance with GAAP and the definitions set forth in this Agreement as of the open of business on the Closing Date using the same accounting methods, policies, principles, practices and procedures, with consistent classifications, judgments and estimation methodology, as were used in the preparation of the calculation of Net Working Capital set forth on Exhibit B and, to the extent not specified on Exhibit B, in the preparation of the Latest Balance Sheet or, to the extent applicable, in accordance with any changes to such accounting methods, policies, principles, practices and procedures which are documented in the Company’s books and records prior to the Closing, and shall (i) not include any changes in assets or liabilities as a result of purchase accounting adjustments or other changes arising from or resulting as a consequence of the transactions contemplated hereby or (ii) be based on facts and circumstances as they exist prior to the Closing and shall exclude the effect of any act, decision or event occurring on or after the Closing. The parties agree that the purpose of preparing the Closing Balance Sheet and determining Cash, Indebtedness, Net Working Capital and Transaction Expenses and the related purchase price adjustment contemplated by this Section 1.04 is to (i) measure the amount of Cash, Indebtedness and Transaction Expenses and (ii) measure changes in Net Working Capital against the Target Net Working Capital Amount, and such processes are not intended to permit the introduction of different judgments, accounting methods, policies, principles, practices, procedures, classifications or estimation methodologies for the purpose of preparing the Closing Balance Sheet or determining Cash, Indebtedness, Net Working Capital or Transaction Expenses. To the extent that the calculation of the Net Working Capital corrects an error or inconsistency or noncompliance with an accounting procedure that was used in the calculation of the Target Net Working Capital Amount, then the Target Net Working Capital Amount shall also be, as appropriate, reduced or increased as a result of such error, inconsistency or noncompliance, as appropriate, to be the number it would have been had such error, inconsistency or noncompliance not existed.

(c) The Representative and its accountants and other representatives shall be permitted full access to review the Company’s and its Subsidiaries’ books and records and any work papers related to the preparation of the Preliminary Statement and the adjustments contemplated thereby and to the Company’s and its Subsidiaries’ employees and accountants involved in such preparation. The Representative and its accountants and other representatives may make inquiries of the Purchaser, the Surviving Corporation and their respective accountants regarding questions or disagreements. The Purchaser shall cooperate with and respond promptly to such inquiries, and the Purchaser shall use its, and shall cause the Surviving Corporation and its Subsidiaries to use their, commercially reasonable efforts to cause any such accountants to cooperate with and respond to such inquiries. At the request of the Representative, the Surviving Corporation shall permit any person who is employed by the Surviving Corporation or its Affiliates after the Closing to assist the Representative in its review of the Preliminary Statement and any objections or disputes with respect thereto.

(d) If the Representative has any objections to the Preliminary Statement, the Representative shall deliver to the Purchaser a written statement setting forth its objections thereto (an “Objections Statement”). If an Objections Statement is not delivered to the Purchaser within sixty (60) days after delivery of the Preliminary Statement to the Representative, the Preliminary Statement shall be final, binding and non-appealable by the parties hereto. The Representative and the Purchaser shall negotiate in good faith to resolve any such objections set forth in the Objections Statements, but if they do not reach a final resolution of all items in the Objections Statement within thirty (30) days after the delivery of the Objections Statement, the Representative and the Purchaser shall submit such dispute to Duff & Phelps Corporation (the “Valuation Firm”). The parties will execute a customary engagement letter and cooperate in good faith with the Valuation Firm during the term of its engagement, and instruct the Valuation Firm to complete the same as promptly as practicable, but in any event within thirty (30) days after its engagement. The parties shall instruct the Valuation Firm to make a final determination of the disputed items, the resulting calculation of Cash, Indebtedness, Net Working Capital and Transaction Expenses, and the resulting Final Merger Consideration calculated with reference to such amounts, in accordance with the guidelines and procedures set forth in this Agreement. The Valuation Firm shall only have authority to make determinations in respect of those specific items for which an objection has been raised in the Objection Statement, and shall not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. All determinations by the Valuation Firm shall be based solely on the presentations of the Purchaser and the Representative, and not by independent review. The Valuation firm shall deliver a statement setting forth its final determinations of the disputed items within thirty (30) days after the submission of the dispute to such firm. Such determinations, absent manifest mathematical error, will be final and binding on the parties on the date the Valuation Firm delivers such determination in writing to the Purchaser and the Representative (such date, the “Settlement Date”), and shall not be subject to appeal. The Closing Balance Sheet shall be modified if necessary to reflect such determination by the Valuation Firm. The costs and expenses of the Valuation Firm shall be allocated between the Purchaser, on the one hand, and the Representative, on the other hand, based upon the percentage of the dollar value of the disputed amounts (as submitted to the Valuation Firm) determined in favor of the other party by the Valuation Firm bears to the dollar value contested by such party in the written presentation to the Valuation Firm. For example, if the Representative submits an Objections Statement to the Valuation Firm for $1,000, and if the Purchaser contests to the Valuation Firm only $500 of the amount claimed by the Representative, and if the Valuation Firm ultimately resolves the dispute by awarding the Representative $300 of the $500 contested, then the costs and expenses of the Valuation Firm will be allocated 60% (i.e., 300/500) to the Purchaser and 40% (i.e., 200/500) to the Representative. The determination of Cash, Indebtedness, Net Working Capital and Transaction Expenses and the resulting Final Merger Consideration calculated with reference thereto, shall become final and binding on the parties on the date the Valuation Firm delivers its final resolution in writing to the parties.

1.05 Post-Closing Adjustment Payment.

(a) If the Final Merger Consideration is greater than the Closing Merger Consideration, then (i) the Purchaser shall, within two (2) Business Days after the Settlement Date, pay, or cause to be paid, to the Paying Agent, on behalf of the Stockholders and the Optionholders, the amount of such excess by wire transfer of immediately available funds and (ii) the Representative and the Purchaser shall deliver joint written instructions to the Escrow Agent to cause the Escrow Agent to make payment of the Escrow Amount from the Escrow Account, within two (2) Business Days after the Settlement Date, to the Paying Agent, on behalf of the Stockholders and the Optionholders.

(b) If the Closing Merger Consideration exceeds the Final Merger Consideration (such excess, the “Excess Amount”), the Representative and the Purchaser shall deliver joint written instructions to the Escrow Agent to cause the Escrow Agent to make payment of (i) the Excess Amount from the Escrow Account, within two (2) Business Days after the Settlement Date, to the Purchaser solely from and only to the extent of the remaining Escrow Amount, and (ii) in the event that the Excess Amount is less than the Escrow Amount (such shortfall, the “Remaining Adjustment Escrow Funds”), the Representative and the Purchaser shall, simultaneously with delivery of the instructions in the immediately foregoing sentence, deliver joint written instructions to the Escrow Agent to cause the Escrow Agent to pay the Remaining Adjustment Escrow Amount from the Adjustment Escrow Account to the Paying Agent (on behalf of the Stockholders and the Optionholders). The Stockholders, the Optionholders and the Representative shall not have any liability for any amounts due pursuant to this Section 1.05 except to the extent of the funds available in the Escrow Account.

(c) The Paying Agent shall pay to the Stockholders and (on behalf of the Optionholders) the Company the applicable portion of any amounts received pursuant to this Section 1.05 as directed by the Representative, in accordance with Section 1.07.

1.06 Representative Holdback. A portion of the proceeds otherwise to be received by the Stockholders and Optionholders at the Closing pursuant to ARTICLE I in an amount equal to $1,000,000 (such initial deposit, as it may be increased or decreased at any time in accordance with this Agreement, the “Representative Holdback Amount”) shall be delivered to the Representative at the Closing, on behalf of the Stockholders and the Optionholders, by wire transfer of immediately available funds to a segregated account (the “Representative Account”) designated by the Representative. The Representative is entitled to pay on behalf of the Stockholders and the Optionholders, and to the extent paid by the Representative from its own funds, obtain reimbursement for, any fees, costs and expenses incurred by the Representative in the performance of its duties hereunder (whether prior to or after the Closing) (“Representative Expenses”) from the Representative Holdback Amount. If at any time the Representative determines, in its sole discretion, to release all or a portion of the Representative Holdback Amount to the Stockholders and the Optionholders such payment shall be made in accordance with Section 1.07.

1.07 Additional Merger Consideration. Promptly (and in any event within 5 Business Days) after the Paying Agent receives any Additional Merger Consideration on behalf of the Stockholders and the Optionholders, including the Rollover Holders (including pursuant to

Section 1.05, this Section 1.07, or Section 7.02), the Representative shall calculate the applicable Per Share Additional Merger Consideration. The Representative will then notify the Paying Agent of such calculations and the amount to be distributed to each Stockholder and to the Surviving Corporation on behalf of each Optionholder (including the Rollover Holders) based upon the Per Share Additional Merger Consideration. The Paying Agent will distribute such amounts, as applicable, in accordance with the irrevocable instructions so received from the Representative. None of the Escrow Agent, the Paying Agent, the Representative, the Purchaser or the Surviving Corporation will have any liability or obligation to any Stockholder or Optionholder for any distribution made in accordance with the instructions of the Representative pursuant to this Section 1.07.

1.08 Appraisal Rights. Each issued and outstanding share of Common Stock that is held by a Person who has not voted in favor of the Merger or consented thereto in writing or executed an enforceable waiver of appraisal rights and (whether before or after the date of this Agreement) with respect to which appraisal rights under the DGCL have been properly exercised, will not be converted into the right to receive any portion of the Stock Consideration and instead will be converted into the right to receive payment from the Surviving Corporation with respect thereto as provided by the DGCL, unless and until the holder of any such share has failed to perfect or has effectively withdrawn or lost his, her or its right to appraisal and payment under the DGCL, in which case such share will thereupon be deemed, as of the Effective Time, to have been cancelled and retired and to have ceased to exist and been converted into the right to receive, upon surrender of the applicable certificate in accordance with this Agreement, without interest, in accordance with this Agreement, the Stock Consideration. From and after the Effective Time, no Stockholder who has demanded appraisal rights will be entitled to vote his, her or its shares of Common Stock for any purpose or to receive payment of dividends or other distributions on his, her or its shares (except dividends or other distributions payable to Stockholders of record at a date prior to the Effective Time). Any shares of Common Stock for which appraisal rights have been properly exercised, and not subsequently withdrawn, lost or failed to be perfected, in each case, in accordance with this Section 1.08 and the DGCL, are referred to in this Agreement as “Dissenting Shares.” The Company shall give the Purchaser and Merger Sub prompt written notice of any demands received by the Company for the exercise of appraisal rights with respect to the Common Stock, and Purchaser and Merger Sub shall have the right to participate in all negotiations and proceedings with respect to such demands subject, prior to the Effective Time, to consultation with the Company. The Company shall not, except with the prior written consent of Purchaser, which consent shall not be unreasonably withheld, make any payment with respect to, or settle or offer to settle, any such demands.

ARTICLE II

THE CLOSING

2.01 The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place remotely via electronic exchange of documents and signatures, at 10:00 a.m. local time on the second Business Day following full satisfaction or due written waiver (by the party entitled to the benefit of such condition) of all of the closing conditions set forth in ARTICLE III (other than those to be satisfied at the Closing itself, but subject to such conditions being capable of being satisfied at the Closing) or on such other date as is mutually agreeable to the Purchaser and the Company. The date and time of the Closing are referred to herein as the “Closing Date.”

2.02 The Closing Transactions. Subject to the terms and conditions set forth in this Agreement, the parties hereto shall consummate the following transactions on the Closing Date:

(a) The Company and the Merger Sub shall cause the Certificate of Merger to be executed and filed with the Secretary of State of the State of Delaware.

(b) Subject to Section 1.02(b), the Purchaser shall deliver, or cause to be delivered, to the Paying Agent the aggregate Closing Stock Payments, by wire transfer of immediately available funds to the account or accounts designated by the Paying Agent.

(c) Subject to Section 1.02(b), the Purchaser shall, or shall cause the Merger Sub to, deliver to the Company the aggregate Closing Option Payments payable to the Optionholders by wire transfer of immediately available funds to an account designated by the Company to Purchaser at least two (2) Business Days prior to the Closing Date. On the Closing Date or as promptly as practicable following the Closing Date and, in any event, no later than the next scheduled payroll of the Company and its Subsidiaries, the Company will pay to the Optionholders their respective Closing Option Payments.

(d) The Purchaser shall deposit, or cause to be deposited, $10,000,000 (such deposit, together with all interest and dividends accrued thereon, if any, the “Escrow Amount”) into an escrow account (the “Escrow Account”) established pursuant to the terms and conditions of an escrow agreement (the “Escrow Agreement”) by and among the Purchaser, the Representative and Wilmington Trust, N.A., as escrow agent (the “Escrow Agent”), in substantially the form of Exhibit C.

(e) The Purchaser shall repay, or cause to be repaid, on behalf of the Company and its Subsidiaries, all amounts necessary to discharge fully the then outstanding balance of all Indebtedness set forth on the Indebtedness Schedule (which shall exclude, for avoidance of doubt, the Notes) by wire transfer of immediately available funds to the account(s) designated by the holders of such Indebtedness as set forth in lien release letters with respect to such Indebtedness delivered to the Purchaser on or prior to the Closing Date.

(f) The Purchaser shall deposit, or cause to be deposited, with the trustee under the Indenture, on behalf of the Company, funds sufficient to effectuate the satisfaction and discharge in full of the Company’s obligations under the Indenture contemplated in Section 6.07.

(g) The Purchaser shall deliver, or cause to be delivered, the Representative Holdback Amount to the Representative by wire transfer of immediately available funds to the account designated by the Representative.

(h) The Purchaser shall pay, or cause to be paid, on behalf of the Stockholders, the Optionholders and the Company (as applicable), the Transaction Expenses by wire transfer of immediately available funds as directed by the Company.

(i) The Purchaser, the Merger Sub, the Company and the Representative shall make such other deliveries as are required by ARTICLE III.

(j) In accordance with the Paying Agent Agreement, the Paying Agent will act as the Representative’s agent in delivering to each Stockholder its respective Closing Stock Payment pursuant to Section 1.02, as well as any amounts owed pursuant to Section 1.07. At the Effective Time, the Paying Agent shall pay each Stockholder who has surrendered his, her or its shares of Common Stock pursuant to a duly executed and completed letter of transmittal, in substantially the form of Exhibit A (each, a “Letter of Transmittal”), the amount of Closing Stock Payment to which each such Stockholder is entitled under Section 1.02, and thereafter, as and when any Additional Merger Consideration is payable in accordance with the terms of this Agreement. The Stock Consideration payable to a Stockholder will be made via wire transfer of immediately available funds to an account designated in writing by such Stockholder in the Letter of Transmittal, to the extent permitted by the Letter of Transmittal. Any such surrendered certificate shall forthwith be canceled. Until so surrendered and exchanged, each such share of Common Stock, and each certificate representing such shares, shall from and after the Effective Time represent solely the right to receive the portion of the Merger Consideration into which it was converted pursuant to Section 1.02. Each such Stockholder that makes the deliveries to the Paying Agent required by this Agreement and the Paying Agent Agreement two (2) Business Days prior to the Effective Time will be paid his, her or its Closing Stock Payment on the same Business Day as the Effective Time, or as soon as possible thereafter. Each such Stockholder that makes the deliveries to the Paying Agent required by this Agreement and the Paying Agent Agreement after the Effective Time will be paid his, her or its Closing Stock Payment as soon as possible thereafter (but in any event no later than two (2) Business Days after such delivery thereof is made). Subject to subsection (l) below, none of the Surviving Corporation, the Representative, or, assuming the payment in full to the Paying Agent of the amounts pursuant to Section 2.02(b), the Purchaser will be liable to any Stockholder in respect of amounts payable by the Paying Agent pursuant to this Section 2.02(j).

(k) Notwithstanding the foregoing, if any certificate representing any such share of Common Stock shall have been lost, stolen or destroyed, then, upon the making of an affidavit of such fact by the Person claiming such certificate to be lost, stolen or destroyed, the Purchaser shall issue, in exchange for such lost, stolen or destroyed certificate, the Merger Consideration to be paid in respect of the shares of Common Stock represented by such certificate, as contemplated by this ARTICLE I.

(l) At any time that is more than one (1) year after the Effective Time, the Purchaser may cause the Paying Agent to pay over to the Surviving Corporation any portion of the Stock Consideration (including any earnings thereon) that had been delivered to the Paying Agent and that has not been disbursed to Stockholders as of such first anniversary (other than any amounts then subject to dispute). After the Paying Agent makes such payments to the Surviving Corporation, all former Stockholders will be entitled to look only to the Surviving Corporation (subject to any applicable abandoned property, escheat and other similar Laws) as general creditors thereof with respect to the cash payable upon surrender of their shares of Common Stock pursuant to this Agreement, and the Paying Agent will have no further obligation under this Section 2.01 in its capacity as such. None of the Surviving Corporation, Purchaser, Merger Sub, the Representative or the Paying Agent will be liable to any Person in respect of amounts paid to a public official to the extent required under any applicable abandoned property, escheat or similar Law.

ARTICLE III

CONDITIONS TO CLOSING

3.01 Conditions to the Purchaser’s and the Merger Sub’s Obligations. The obligations of the Purchaser and the Merger Sub to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by the Purchaser and the Merger Sub in writing) of the following conditions as of the Closing Date:

(a) (i) The representations and warranties set forth in ARTICLE IV (other than the Company Fundamental Reps and those representations and warranties that address matters as of particular dates) shall be true and correct as of the Closing Date as though then made, (ii) the representations and warranties set forth in ARTICLE IV that address matters as of particular dates (other than the Company Fundamental Reps) shall be true and correct as of such dates, in each case under the immediately preceding clauses (i) and (ii) without giving effect to materiality, Material Adverse Effect or similar phrases in the representations and warranties, other than those set forth in Section 4.05 and the first sentence of Section 4.06 except where such failures of such representations and warranties referenced in such clauses (i) and (ii) to be so true and correct have not, in the aggregate, had a Material Adverse Effect, and (iii) the Company Fundamental Reps shall be true and correct in all material respects;

(b) The Company shall have, and shall have caused its Subsidiaries to have, performed and complied in all material respects all of the covenants and agreements that are required to be performed by it under this Agreement at or prior to the Closing;

(c) The applicable waiting periods, if any, under the HSR Act shall have expired or been terminated;

(d) The consents and notices set forth on Consents Schedule shall have been obtained or made;

(e) No injunction, judgment, decree or order shall have been entered, and no statute, rule, regulation or executive order promulgated or enacted, which prevents or prohibits the performance of this Agreement or the consummation of the transactions contemplated hereby, declares unlawful the transactions contemplated by this Agreement or causes such transactions to be rescinded;

(f) The Company shall have delivered (and caused its Subsidiaries to deliver) to the Purchaser and the Merger Sub each of the following:

(i) a certificate of the Company and each of its Subsidiaries, dated as of the Closing Date, stating that the conditions specified in Sections 3.01(a) and 3.01(b) have been satisfied; and

(ii) certificates from each of the Stockholders duly completed pursuant to Section 1445 of the Code and the Treasury Regulations promulgated thereunder certifying that such Stockholder is not a non-U.S. person under Section 1445 of the Code and the Treasury Regulations promulgated thereunder; provided, however, that in the event that any Stockholder does not deliver such certificate, Purchaser’s sole remedy shall be to withhold to the extent required by law on amounts payable to any Stockholder who does not certify pursuant to Section 1445 of the Code and the Treasury Regulations promulgated thereunder that such Stockholder is not a non-U.S. person.

(g) The Representative shall have executed and delivered the Escrow Agreement to Purchaser and the Escrow Agent;

(h) The Company shall have delivered or caused to be delivered payoff letters in respect of all Indebtedness set forth on the Indebtedness Schedule (other than the Notes), including any principal, interest, fees or penalties outstanding or accrued thereunder, in each case, effective as of the Effective Time;

(i) The Certificate of Merger shall have been executed and delivered by the Company in accordance with Section 2.02;

(j) The Company shall have adopted such resolutions and taken or caused to be taken all such other actions as may be reasonably required to terminate the Option Plan.

If the Closing occurs, all closing conditions set forth in this Section 3.01 which have not been fully satisfied as of the Closing shall be deemed to have been waived by the Purchaser and the Merger Sub.

3.02 Conditions to the Company’s Obligations. The obligation of the Company to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions as of the Closing Date:

(a) (i) The representations and warranties set forth in ARTICLE V (other than the Purchaser Fundamental Reps) shall be true and correct as of the Closing Date as though then made, in each case without giving effect to materiality, material adverse effect or similar phrases in the representations and warranties, except for any failure of any such representations and warranties, to be true and correct that has not had a material adverse effect on the ability of the Purchaser or Merger Sub to consummate the transactions contemplated by this Agreement, and (ii) the Purchaser Fundamental Reps shall be true and correct in all respects;

(b) The Purchaser and the Merger Sub shall have performed in all material respects all the covenants and agreements that are required to be performed by them under this Agreement at or prior to the Closing;

(c) The applicable waiting periods, if any, under the HSR Act shall have expired or been terminated;

(d) The consents and notices set forth on Consents Schedule shall have been obtained or made;

(e) No injunction, judgment, decree or order shall have been entered, and no statute, rule, regulation or executive order promulgated or enacted, which prevents or prohibits the performance of this Agreement or the consummation of the transactions contemplated hereby, declares unlawful the transactions contemplated by this Agreement or causes such transactions to be rescinded; and

(f) The Purchaser and the Merger Sub shall have delivered to the Company:

(i) a certificate of the Purchaser and the Merger Sub, dated as of the Closing Date, stating that the conditions specified in Sections 3.02 (a) and 3.02(b) have been satisfied;

(ii) certified copies of resolutions of the requisite holders of the voting membership interests of the Purchaser and the voting stock of the Merger Sub approving the consummation of the transactions contemplated by this Agreement and the other Sale Documents; and

(iii) certified copies of the resolutions duly adopted by the Purchaser’s manager (or its equivalent governing body) and the Merger Sub’s board of directors (or its equivalent governing body) authorizing the execution, delivery and performance of this Agreement and the other Sale Documents.

If the Closing occurs, all closing conditions set forth in this Section 3.02 which have not been fully satisfied as of the Closing shall be deemed to have been waived by the Company.

3.03 Frustration of Conditions. None of the Company, the Purchaser or the Merger Sub may rely on the failure of any condition set forth in Section 3.01 or 3.02, as applicable, to be satisfied if such failure was caused by such party’s bad faith or failure to use, as required by this Agreement, its commercially reasonable efforts to consummate the Merger and consummate the transactions contemplated hereby as expeditiously as practicable.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby makes to the Purchaser and the Merger Sub the representations and warranties in this ARTICLE IV except as set forth in the schedules accompanying this Agreement (each, a “Schedule” and, collectively, the “Disclosure Schedules”).

4.01 Organization and Organizational Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has all requisite corporate power and authority necessary to own and operate its properties and to carry on its businesses as now conducted. The Company has all authorizations, licenses and permits necessary to own and operate its properties and to carry on its businesses as now conducted, except where the failure to hold such authorizations, licenses and permits would not have a Material Adverse Effect. The Company Management Schedule sets forth a list of all of the Company’s officers and directors as of the date of this Agreement. The Company is qualified to do business and in good standing in every jurisdiction in which its ownership of property or the conduct of business as now conducted requires it to qualify, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect. The copies of the Company’s Certificate of Incorporation (the “Certificate of Incorporation”) and Bylaws (the “Bylaws”), each as amended to date and provided by the Company to the Purchaser, are complete and correct, and no amendments thereto are pending. The Company is in compliance with the Certificate of Incorporation and the Bylaws in all material respects.

4.02 Subsidiaries.

(a) Neither the Company nor any of its Subsidiaries owns, directly or indirectly, any stock, partnership interest or joint venture interest or other equity ownership interest in any other Person, other than as set forth on the Subsidiaries Schedule. All of the authorized and outstanding equity interests of the Company’s Subsidiaries is set forth on the Subsidiaries Schedule. All issued and outstanding equity interest of each of the Company’s Subsidiaries, as applicable, are duly authorized, validly issued, fully paid and nonassessable. The Subsidiaries Schedule also sets forth, for each of the Company’s Subsidiaries, such Subsidiary’s managers, members, partners, shareholders, officers and directors as of the date of this Agreement. Except as set forth on the Subsidiaries Schedule, the Company owns of record and beneficially, free and clear of any Liens, all of the outstanding stock, membership interests, or other equity securities of each of the Company’s Subsidiaries, other than the Company Joint Ventures identified on the Subsidiaries Schedule. The Company owns the equity securities of each of the Company Joint Ventures as set forth on the Subsidiaries Schedule, free and clear of any Liens other than as set forth on the Subsidiaries Schedule. Except as set forth on the Subsidiaries Schedule, (i) there are no agreements or other obligations (contingent or otherwise) which require any of the Company’s non-wholly owned Subsidiaries to repurchase, redeem or otherwise acquire any shares of the Company’s or its Subsidiaries’ equity securities, and (ii) there are no agreements to which the Company or any of the Company’s Subsidiaries is a party with respect to the voting of any shares of the Company’s Subsidiaries’ equity securities or which restrict the transfer of any such shares.

(b) Each of the Company Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization. Each of the Company’s Subsidiaries has all requisite corporate or limited liability power and authority necessary to own its properties and to carry on its businesses as now conducted. Each of the Company’s Subsidiaries has all authorizations, licenses and permits necessary to own its properties and to carry on its businesses as now conducted and is qualified to do business in every jurisdiction in which its ownership of property or the conduct of its businesses as now conducted requires it to qualify, except in each such case where the failure to have such power, hold such authorizations, licenses and permits or to be so qualified would not have a Material Adverse Effect. The copies of the organizational and governing documents of each such Subsidiary, in each case as amended as of the date of this Agreement and delivered to Purchaser’s counsel, are complete and correct in all material respects, and as of the date of this Agreement no amendments thereto are pending. The Company and each of the Company’s Subsidiaries, as applicable, is in compliance with its respective organizational and governing documents in all material respects.

4.03 Authorization; No Breach; Valid and Binding Agreement. Other than the Required Company Stockholder Consent, the execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite action, and no other proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement. Except as set forth on the Authorization Schedule and except for the applicable requirements of the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), the execution, delivery and performance of this Agreement by the Company does not and the consummation of the transactions contemplated hereby will not conflict with or result in any material breach of, constitute a material default under, result in a material violation of, or result in the creation of any material Lien upon any material assets of the Company or its Subsidiaries under, the provisions of the Company’s or its Subsidiaries’ certificates or articles of formation or incorporation or bylaws or any agreement or instrument set forth on the attached Contracts Schedule, or any Law to which the Company or its Subsidiaries is subject. Assuming that this Agreement is a valid and binding obligation of the Purchaser and Merger Sub, this Agreement constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

4.04 Company Capitalization. As of the date of this Agreement, the authorized and outstanding capital stock of the Company is set forth on the Company Capitalization Schedule. All issued and outstanding shares of Common Stock are duly authorized, validly issued, fully paid and nonassessable. As of the date of this Agreement, except as set forth on the Company Capitalization Schedule, neither the Company nor any of its Subsidiaries have any any equity securities or securities containing any equity features issued or outstanding, and there are no agreements, options, warrants, subscriptions, preemptive rights, deferred compensation rights, or other rights or arrangements outstanding which provide for the sale or issuance of, or outstanding securities convertible into or exercisable or exchangeable for, any of the foregoing or any other shares of capital stock of any class or other equity interests of the Company or any of the Company’s Subsidiaries.

4.05 Financial Statements. The Financial Statements Schedule consists of: (a) the Company’s unaudited consolidated balance sheet as of April 30, 2015 (the “Latest Balance Sheet”) and the related statements of income and cash flows for the three-month period then ended and (b) the Company’s audited consolidated balance sheet and statements of income and cash flows for the fiscal year ended December 31, 2014 (collectively, the “Financial Statements”). Except as set forth on the Financial Statements Schedule, the Financial Statements have been prepared in accordance in all material respects with GAAP, consistently applied, and present fairly in all material respects the financial condition and results of operations of the Company and its Subsidiaries (taken as whole) as of the times and for the periods referred to therein in accordance with GAAP, subject in the case of the unaudited financial statements to (i) the absence of footnote disclosures and other presentation items and (ii) changes resulting from normal year-end adjustments which, to the Knowledge of the Company, are not expected to be material.

4.06 Absence of Certain Developments. From the date of the Latest Balance Sheet to the date hereof, there has not been any Material Adverse Effect. Except as set forth on the Developments Schedule or except as expressly contemplated by this Agreement, from the date of the Latest Balance Sheet to the date of this Agreement, neither the Company nor its Subsidiaries has:

(a) borrowed any material amount or incurred or become subject to any material Indebtedness (other than Indebtedness incurred in the ordinary course of business, and borrowings from banks (or similar financial institutions) incurred to meet ordinary course of business working capital requirements and liabilities under this Agreement);

(b) mortgaged or pledged any material portion of its assets, except Permitted Liens;

(c) sold, assigned or transferred any material portion of its tangible assets, except in the ordinary course of business;

(d) sold, assigned or transferred any material Intellectual Property, except in the ordinary course of business;

(e) issued, sold or transferred any of its equity securities, securities convertible into its equity securities or warrants, options or other rights to acquire its equity securities, or any bonds or debt securities, except in the ordinary course of business;

(f) made any investment in excess of $5,000,000 in, or any loan in excess of $5,000,000 to, any other Person (other than its Subsidiaries), except in the ordinary course of business;

(g) declared, set aside, or paid any distribution with respect to its equity securities (other than cash distributions) or repurchased any of its equity securities;

(h) made any capital expenditures in excess of $5,000,000 individually or $10,000,000 in the aggregate or commitments therefor, except (i) in the ordinary course of business and (ii) for such capital expenditures or commitments that are reflected in the current budget;

(i) made any loan in excess of $500,000 to, or entered into any other material transaction with, any of its directors or officers outside the ordinary course of business;

(j) entered into any employment contract with payments exceeding $500,000 per year, or modified the terms of any such existing contract or agreement outside the ordinary course of business or in accordance with previously agreed upon terms;

(k) adopted a plan of liquidation, dissolution, merger, consolidation, or other reorganization; or

(l) committed in writing to do any of the foregoing.

4.07 Tax Matters. Except as set forth on the Taxes Schedule:

(a) The Company and its Subsidiaries have filed all material Tax Returns that they were required to file, and, to the Company’s Knowledge, all such Tax Returns are accurate and complete in all material respects;

(b) The Company and its Subsidiaries have paid all material Taxes due and owing, and have withheld and paid over to the appropriate taxing authority all material Taxes that they were required to withhold from amounts paid or owing to any employee or creditor;

(c) Neither the Company nor its Subsidiaries has waived any statute of limitations beyond the date hereof with respect to any material Taxes or agreed to any extension of time with respect to any material Tax assessment or deficiency that has not yet been either paid or resolved;

(d) No audits or administrative or judicial proceedings are currently being conducted or pending with respect to a material amount of Taxes of the Company or its Subsidiaries;

(e) No material assessment, deficiency, or other claims for any Taxes of the Company or its Subsidiaries has been proposed, asserted, or assessed in writing by any taxing authority, for which Purchaser, the Company or its Subsidiaries may be held liable, and neither the Company nor any of its Subsidiaries has waived any material statute of limitations in respect of Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency which extension is currently effective;

(f) Neither the Company nor its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in the two years preceding the date hereof in a transaction that was purported or intended to be governed in whole or in part by Code §355 or §361;

(g) Neither the Company nor its Subsidiaries is or has been a party to any “listed transaction” as defined in Code §6707A and Regulation §1.6011-4;

(h) There are no Liens filed by any Governmental Entity for Taxes upon the assets of the Company or its Subsidiaries, except for (i) Liens relating to current Taxes not yet due and payable or (ii) that are being contested in good faith by appropriate proceedings and as to which adequate provision has been made on the books of the Company or its Subsidiaries, as applicable;

(i) The Company and its Subsidiaries will not be required to include any item of income, or exclude any item of deduction from, taxable income for any taxable period ending after the Closing Date as a result of any (i) change in accounting method for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code; (iii) installment sale or open transaction disposition made on or prior to the Closing Date (other than as contemplated by this Agreement); or (iv) prepaid amount received on or prior to the Closing Date;

(j) The Company and its Subsidiaries have no liability for the Taxes of any Person other than the Company and its Subsidiaries as a transferee or successor by contract or otherwise, and other than pursuant to any commercial Contract entered into in the ordinary course of business that does not primarily relate to Taxes; and

(k) This Section 4.07 contains the sole and exclusive representations and warranties of the Company and its Subsidiaries under this Agreement relating to Taxes and notwithstanding anything to the contrary herein, no representation or warranty is made concerning the amount, existence or availability of any net operating loss carryforwards or other Tax attributes.

4.08 Contracts and Commitments.

(f) Except (x) as set forth on the attached Contracts Schedule and (y) for agreements entered into by the Company or its Subsidiaries after the date hereof in accordance with Section 6.01, neither the Company nor its Subsidiaries is party to any: (i) collective bargaining agreement; (ii) written bonus, pension, employee profit sharing, retirement or other form of deferred compensation plan, other than as described in Section 4.12 or the Disclosure Schedules relating thereto pursuant to which the Company has obligations greater than $500,000 per annum; (iii) equity purchase, option or similar plan; (iv) contract for the employment of (a) any officer, and (b) any individual employee or other person on a full-time or consulting basis providing for base salary compensation in excess of $500,000 per annum; (v) agreement or indenture relating to the borrowing of money or to mortgaging, pledging or otherwise placing a Lien, except for Permitted Liens, on any material portion of the assets of the Company and its Subsidiaries; (vi) guaranty of any obligation for borrowed money or other material guaranty; (vii) contract or group of related contracts with the same party for the purchase of products or services which provided for payments by the Company or its Subsidiaries in excess of $750,000 during the trailing twelve-month period ending on the date of the Latest Balance Sheet; (viii) agreements relating to any completed material business acquisition by the Company or its Subsidiaries within the last two (2) years; (ix) contract (other than confidentiality and non-solicitation agreements entered into in the ordinary course) which places any material limitation on the Company or its Subsidiaries from freely engaging in business anywhere in the world; (x) any agreement that provides for or obligates the Company or any of its Subsidiaries to indemnify, hold harmless or defend any Person (including any officers, directors, members, managers, partners, employees or agents of the Company or any of its Subsidiaries), other than Contracts entered into in the ordinary course of business the primary purpose of which is not related to the indemnification of any Person; (xi) any contracts or orders with any Governmental Entity for payments to the Company or any Subsidiary in excess of $500,000 per annum; or (xii) any management agreement or similar agreement relating to management of any of the Facilities (the “Existing Management Agreements”).

(g) True and correct copies of all written contracts which are referred to on the Contracts Schedule (the “Material Contracts”) have been made available to the Purchaser and Merger Sub.

(h) As of the date of this Agreement, neither the Company nor its Subsidiaries (or, to the Company’s Knowledge, any other party thereto) is in default in any material respect under any Material Contracts, and each such contract is valid, binding, enforceable against the Company or its Subsidiaries, as applicable, and in full force and effect, except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

4.09 Intellectual Property.

(a) The Intellectual Property Schedule sets forth all registered and applied-for Intellectual Property owned by the Company or any of its Subsidiaries. Except (i) as set forth on the Intellectual Property Schedule or (ii) for any nonconformance with clauses (A), (B), or (C) below that would not have a Material Adverse Effect: (A) during the twelve (12) month period prior to the date of this Agreement, neither the Company nor its Subsidiaries received from any third party any written notices alleging any infringement or misappropriation by the Company or any of its Subsidiaries of any Intellectual Property owned by such third party; (B) to the Company’s knowledge, the Company’s business as currently conducted does not infringe or misappropriate the Intellectual Property of any other Person; and (C) to the Company’s knowledge, no Person is currently infringing or misappropriating any material Intellectual Property owned by the Company or any of its Subsidiaries.

(b) The Intellectual Property Schedule sets forth a list of all of the following to which the Company or any of its Subsidiaries are a party as of the date of this Agreement: (i) material license agreement pursuant to which the Company or any of its Subsidiaries is granted a license to use any third party Intellectual Property (other than off the shelf software) for which the license or royalty payments exceeded $750,000 during the trailing twelve-month period ending on the date of the Latest Balance Sheet; and (ii) material license agreement pursuant to which the Company or any of its Subsidiaries grants to a third party a license to use any Intellectual Property owned by the Company for which the license or royalty payments exceeded $750,000 during the trailing twelve-month period ending on the date of the Latest Balance Sheet.

4.10 Litigation. Except as set forth on the Litigation Schedule, as of the date hereof, there are no suits or proceedings pending or, to the Company’s Knowledge, threatened against the Company or its Subsidiaries, or any of the directors, managers or officers of the Company or its Subsidiaries in their capacity as directors, managers or officers of the Company or such Subsidiaries in any written notice received by the Company or any of its Subsidiaries during the three (3) year period prior to the date of this Agreement, at law or in equity, or before or by any Governmental Entity, other than any suit or proceedings (a) where no equitable relief is sought and where, if adversely determined, the monetary damages would be covered by insurance or (b) where, if adversely determined, damages payable by the Company or its Subsidiaries are reasonably expected to be less than $1,000,000. Neither of the Company’s or any of the Company’s Subsidiaries is subject to any material outstanding obligation under any judgment, order or decree of any court or other Governmental Entity that is material to the Company and its Subsidiaries taken as a whole.

4.11 Governmental Consents. Except as set forth on the Governmental Consents Schedule, no material permit, consent, approval or authorization of, or declaration to or filing with, any Governmental Entity is required in connection with any of the execution, delivery or performance of this Agreement by the Company or the consummation by the Company of any transaction contemplated hereby, except (a) any filings required to be made under the HSR Act, (b) such filings as may be required by any applicable federal or state securities or “blue sky” Laws, (c) where the failure to obtain such permit, consent, approval, or authorization, or to make such filing, has not had and would not reasonably be expected to have a material effect on the Company and its Subsidiaries as a whole, or (d) as may be necessary as a result of any facts or circumstances relating to the Purchaser or any of its Affiliates.

4.12 Employee Benefit Plans.

(a) The Employee Benefits Schedule sets forth a list of each “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and each other material employee benefit plan that is maintained, sponsored or contributed or required to be contributed to by the Company or any of its Subsidiaries or with respect to which the Company or any of its Subsidiaries has liability (each, a “Plan” and collectively, the “Plans”).

(b) Each of the Plans that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or prototype opinion letter from the Internal Revenue Service. The Plans comply in form and in operation in all material respects with their terms and with the requirements of the Code and ERISA and other applicable Laws.

(c) There are no pending or, to the Company’s Knowledge threatened, material claims, actions or lawsuits, or action by any Governmental Entity with respect to any Plan. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that would result in material liability to the Company or any of its Subsidiaries.

(d) Neither the Company nor any of its Subsidiaries has an obligation to contribute to or any liability with respect to any “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) or any “pension plan” (as defined in Section 3(2) of ERISA) that is subject to Section 412 of the Code or Title IV of ERISA.

(e) Except as set forth on the Employee Benefits Schedule, no Plan provides for post-employment health insurance benefits except as required by Section 4980B of the Code.

(f) Except as set forth on the Employee Benefits Schedule, the consummation of the transactions contemplated by this Agreement will not accelerate the time of payment or vesting or increase the amount of compensation or benefits due under any Plan.

(g) Except as set forth on the Employee Benefits Schedule, the consummation of the transactions contemplated by this Agreement will not result in (i) any “parachute payment” as defined in Section 280G of the Code or (ii) any “change in control” or other payment under any Plan or employment agreement or non-qualified deferred compensation plan or agreement.

4.13 Insurance. The Insurance Schedule lists each material insurance policy maintained by the Company and its Subsidiaries. Neither the Company nor its Subsidiaries is in material default with respect to its obligations under any such insurance policy and, to the Company’s knowledge, each such insurance policy is in full force and effect.

4.14 Permits; Compliance with Laws.

(a) Except as otherwise set forth on the Compliance with Laws Schedule, to the Company’s Knowledge, the Company and its Subsidiaries are in compliance in all material respects with all applicable Laws. Except as otherwise set forth on the attached Permits Schedule and except for such Permits the failure of which to possess or with which to be in compliance would not reasonably be expected to have a material effect on the Company and its Subsidiaries taken as a whole, all Permits are in the possession of the Company or one of its Subsidiaries, are in full force and effect and are being complied with. The Company and its Subsidiaries have not received any written notice from any Governmental Entity during the past three (3) years to the effect that the Company or its Subsidiaries are not in material compliance with any applicable laws, statutes, ordinances, regulations, rules, orders, judgments, decrees, order, writs and other actions of a Governmental Entity, where such noncompliance would reasonably be expected to have a material effect on the Company and its Subsidiaries taken as a whole, that has not been paid or cured.

(b) Except as otherwise set forth on the Compliance with Laws Schedule, to the Company’s Knowledge, there is no material investigation, proceeding (other than proceedings that are routine in the ordinary course of business) or disciplinary action currently pending or threatened in writing against the Company or its Subsidiaries by a Governmental Entity.

4.15 Affiliated Transactions. Except as set forth on the Affiliated Transactions Schedule and other than pursuant to an employment agreement with an employee of the Company or its Subsidiaries or any salary or other compensation or benefit under any Plan paid or payable in the ordinary course of business, no officer, director or Affiliate of the Company (other than its Subsidiaries) or, to the Company’s Knowledge, any individual in such officer’s or director’s immediate family is a party to any material agreement, contract, commitment or transaction with the Company or its Subsidiaries pursuant to which services or assets with a value of greater than $500,000 are to be provided, or has any ownership interest in any property owned by the Company or its Subsidiaries that has a value greater than $500,000.

4.16 Labor Matters. Except as set forth on the Labor Matters Schedule, as of the date hereof, (a) there are no material strikes, work stoppages, walkouts, or other material labor disputes pending or, to the Company’s knowledge, threatened in writing against the Company or any of its Subsidiaries and neither the Company nor its Subsidiaries has experienced any such dispute within the past two (2) years, (b) to the Company’s knowledge, no organizational effort is presently being made or threatened by or on behalf of any labor union with respect to employees of either the Company or its Subsidiaries, (c) no collective bargaining agreements are in effect with respect to the Company’s employees or are currently being negotiated by the Company or its Subsidiaries, and (d) there are not pending or, to the Company’s knowledge, threatened against the Company or any of its Subsidiaries any material grievances or labor arbitrations arising under any collective bargaining agreement or material unfair labor practice charges or complaints.

4.17 Brokerage. Except for fees and expenses of the Persons listed on the Brokerage Schedule, there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Company for which the Purchaser, the Merger Sub or the Company would be liable following the Closing.

4.18 Healthcare.

(a) Except as set forth on the Government Payment Programs Schedule or would not reasonably be expected to have a Material Adverse Effect, the healthcare facilities operated by the Company’s Subsidiaries (i) are, if eligible for participation, certified for participation in the Medicare, Medicaid and Tricare programs (collectively, “Government Payment Programs”); and (ii) are in compliance in all material respects with the conditions of participation in such Programs.

(b) Except as would not reasonably be expected to be material to the Company and its Subsidiaries as a whole, (i) all claims submitted to any Government Payment Program by, and the coding and billing practices of, the Company and its Subsidiaries have been, in the aggregate, in compliance in all material respects with all Laws applicable to such Government Payment Program, and the Company and its Subsidiaries have paid or caused to be paid all known and undisputed refunds or overpayments which have become due to any Government Payment Program.

(c) Except as set forth on the Healthcare Laws Schedule and except where such noncompliance would not reasonably be expected to have a material effect on the Company and its Subsidiaries taken as a whole, the Company and its Subsidiaries, to the Company’s Knowledge, are in compliance with all applicable Healthcare Laws. The Company maintains a compliance program in accordance in all material respects with the criteria established by the Office of Inspector General of the Department of Health and Human Services.

(d) To the Knowledge of the Company and except as would not reasonably be expected to have a Material Adverse Effect, (i) no current employee of the Company or a Subsidiary of the Company has been excluded from participation in any Government Payment Program and (ii) no current officer, director, governing board member, agent or managing employee (as such term is defined in 42 U.S.C. §1320a-5(b)) of the Company or a Subsidiary of the Company has been excluded from participation in any Government Payment Program or been subject to sanction pursuant to 42 U.S.C. §1320a-7a or 1320a-8 or been convicted of a crime described in 42 U.S.C. §1320a-7b.

(e) Neither the Company nor any of its Subsidiaries is subject to: (i) any corporate integrity agreement with the Office of the Inspector General of the U.S. Department of Health and Human Services (“OIG”) or written agreement with such Governmental Entity to establish or maintain a corporate integrity policy or program or (ii) any settlement, reporting obligation or other agreement with any other Governmental Entity that imposes any continuing obligations arising out of a violation or alleged violation of any Law applicable to a Government Payment Program. Except as set forth on the Government Payment Programs Schedule, neither the Company nor any of its Subsidiaries (i) to the Knowledge of the Company, is or has been a defendant in any qui tam or False Claims Act legal proceeding; or (ii) has made any voluntary disclosure to the OIG, CMS, any Medicare Administrative Contractor, Medicaid program or other Governmental Entity relating to any Government Payment Program. Except as set forth on the Government Payment Programs Schedule, no Governmental Entity has provided written notice to the Company of its intent to conduct any review (other than reviews that are routine in the ordinary course of business) of the Company or any of its Subsidiaries with respect to any Government Payment Program. Except as set forth on the Government Payment Programs Schedule, there is no material litigation, audit, investigation or recoupment pending by or before any Governmental Entity or, to the Knowledge of the Company, threatened, which alleges a material violation of any Healthcare Laws by the Company or any of its Subsidiaries that would reasonably be expected to have a material effect on the Company and its Subsidiaries taken as a whole.

(f) To the Company’s Knowledge, there have been no complaints to or investigations by the Office for Civil Rights with respect to HIPAA compliance by the Company or its subcontractors or to state authorities with respect to the Company’s state privacy Laws compliance. Except as set forth on the Breach of Unsecured Protected Health Information and Security Incidents Schedule, to the Company’s Knowledge, neither Company nor any of its subcontractors has experienced any (a) Breach of Unsecured Protected Health Information as “Breach,” “Unsecured Protected Health Information,” and “Protected Health Information” are defined by HIPAA, or (b) any Security Incident as “Security Incident” is defined by HIPAA, except, with respect to (b), for those Security Incidents that have not had and would not reasonably be expected to have a Material Adverse Effect.

(g) All contracts and agreements between third party payors and the Company or any of its Subsidiaries (each, a “Payor Contract”) were entered into in the ordinary course of business. The Company and its Subsidiaries are in compliance in all material respects with all Payor Contracts.

(h) The Facilities are currently licensed as specified in the attached Licensed Facilities Schedule, with the number of licensed beds specified therein, in compliance in all material respects with and subject only to the usual and customary laws and government regulations pertaining to the operation of healthcare facilities so licensed, as applicable, in the States of Arkansas, Oklahoma, Oregon, South Carolina, and Washington.

(i) The Company and its Subsidiaries are, and have been, in compliance in all material respects with all filing requirements with respect to cost reports of the Facilities, and, to the Company’s Knowledge, such reports do not claim, and the Facilities have not received, payment or reimbursement materially in excess of the amount provided or allowed by applicable law or any applicable agreements.

(j) Each of the Facilities has been accredited by the Joint Commission and the Company has delivered to Purchaser true, correct, and complete copies of the following documents: (i) the most recent Joint Commission accreditation survey reports for each of the

Facilities and deficiency list and plan of correction, if any, and a list and description of any events in the past three (3) years at each of the Facilities that constitutes “Adverse Events” (as defined by the Joint Commission), if any, and any documentation that was created, prepared, or produced by the Company, or any of its Subsidiaries, to satisfy the Joint Commission requirements relating to addressing such Adverse Events, and (ii) any state licensing survey reports with respect to the Facilities for the three (3) year period prior to the date of this Agreement, as well as any statements of deficiencies and any plans of correction in connection with such reports. The Company and its Subsidiaries have taken reasonable steps to correct or cause to be corrected all such deficiencies in all material respects.

(k) Except as in compliance in all material respects with applicable Healthcare Laws, neither the Company, any of its Subsidiaries, nor, to the Knowledge of the Company, any officer or employee of the Company or any of its Subsidiaries, is a party to any contract, agreement, or other arrangement (including any joint venture or consulting agreement) related to the Company or any of its Subsidiaries, with any physician, immediate family member of a physician, or other person who or which is in a position to make or influence referrals to, or otherwise generate business for the Company or any of its Subsidiaries.

(l) This Section 4.18 contains the sole and exclusive representations and warranties of the Company and its Subsidiaries under this Agreement relating to any Government Payment Programs, healthcare matters or any matters arising under Healthcare Laws.

4.19 Insurance Subsidiary.

(a) The Insurance Subsidiary is validly existing and in good standing under the laws of the Cayman Islands, holds an unrestricted Class B(i) license issued by the Cayman Islands Monetary Authority (“CIMA”) to conduct its business and operations, and has received all necessary corporate and regulatory approvals for the Merger and consummation of the transactions contemplated hereby.

(b) All of the issued and outstanding shares of the Insurance Subsidiary are held by the Company.

(c) Copies of all policies of insurance issued or reinsured by the Insurance Subsidiary, and copies of all reinsurance agreements to which it is the reinsured, have been provided or made available to the Purchaser. All of such policies and reinsurance agreements are valid, outstanding and enforceable against the Insurance Subsidiary.

(d) Except as otherwise set forth on the Compliance with Laws Schedule, to the Company’s Knowledge, the Insurance Subsidiary is in compliance in all material respects with all Laws applicable to captive insurance subsidiaries.

(e) All agreements with Aon Insurance Managers, Ltd. are valid and enforceable and shall continue in full force and effect following the Closing.

(f) As of the date of this Agreement, the Insurance Subsidiary owns and possesses at least Twenty Million and No/100 Dollars ($20,000,000) of cash or cash equivalents.

(g) This Section 4.19 contains the sole and exclusive representations and warranties of the Company and its Subsidiaries (including the Insurance Subsidiary) relating to the Insurance Subsidiary.

4.20 Patriot Act Compliance.

(a) To the extent applicable to the Company or any of its Subsidiaries, each of them has complied in all material respects with the International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001, which comprises Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “Patriot Act”) and the regulations promulgated thereunder, and the rules and regulations administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”).

(b) Neither the Company nor any of its Subsidiaries is included on the List of Specially Designated Nationals and Blocked Persons maintained by the OFAC, and neither the Company nor any of its Subsidiaries is a resident in, or organized or chartered under the laws of, (i) a jurisdiction that has been designated by the U.S. Secretary of the Treasury under Section 311 or 312 of the Patriot Act as warranting special measures due to money laundering concerns or (ii) any foreign country that has been designated as non-cooperative with international anti-money laundering principles or procedures by an intergovernmental group or organization, such as the Financial Action Task Force on Money Laundering, of which the United States is a member and with which designation the United States representative to the group or organization continues to concur.

4.21 No Other Representations or Warranties. Except for the representations and warranties contained in this ARTICLE IV and in the other Sale Documents, each of the Purchaser and the Merger Sub acknowledges that none of the Company, the Stockholders, the Optionholders or any other Person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or with respect to any other information provided, including pursuant to Section 6.02, if any, to the Purchaser or the Merger Sub, or any of their respective Affiliates or representatives, including any express or implied representation or warranty with respect to the accuracy or completeness of such information. Each of the Purchaser and the Merger Sub acknowledges that it is not relying nor has it relied on any express or implied representations or warranties except for those expressly made by the Company and its Subsidiaries in this ARTICLE IV and the other Sale Documents, that only those representations or warranties in this ARTICLE IV and in the other Sale Documents shall have any legal effect, and that each of the Purchaser and the Merger Sub expressly disclaims reliance on any omissions from the Company’s representations and warranties in this ARTICLE IV and in the other Sale Documents. Without limiting the foregoing, neither the Company nor any other Person will have or be subject to any liability or indemnification obligation to the Purchaser, the Merger Sub, or any of their respective Affiliates or representatives, or any other Person resulting from the distribution to the Purchaser or the Merger Sub, or any of their respective Affiliates or representatives, or Purchaser’s or the Merger Sub’s or any of their respective Affiliates’ or representatives’ use of any such information, including any information, documents, projections, forecasts or other material made available to the Purchaser, the Merger Sub or its or their Affiliates or representatives in certain “data rooms” or management presentations or otherwise in expectation of the transactions contemplated by this Agreement or any discussion with respect to any of the foregoing information.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF

THE PURCHASER AND THE MERGER SUB

The Purchaser and the Merger Sub hereby make to the Stockholders and the Company the representations and warranties in this Article V.

5.01 Organization and Organizational Power. The Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. The Purchaser has all requisite corporate power and authority to enter into this Agreement and perform its obligations hereunder. The Merger Sub is a Delaware corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full power and authority to enter into this Agreement and perform its obligations hereunder. The copies of the Purchaser’s certificate of incorporation and bylaws, each as amended to date and provided by the Purchaser to the Company, are complete and correct, and no amendments thereto are pending, and the Purchaser is in compliance with the certificate of incorporation and the bylaws in all material respects.

5.02 Authorization. The execution, delivery and performance of this Agreement by each of the Purchaser and the Merger Sub and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite action, and no other proceedings on their part are necessary to authorize the execution, delivery or performance of this Agreement. This Agreement has been duly executed and delivered by the Purchaser and the Merger Sub, this Agreement constitutes a valid and binding obligation of each of the Purchaser and the Merger Sub, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies. No other vote of the holders of any class or series of capital stock of the Purchaser or the Merger Sub is required to adopt this Agreement and approve the transactions contemplated hereby.

5.03 No Violation. Neither of the Purchaser or the Merger Sub is subject to or obligated under its certificate or articles of incorporation or formation, its bylaws (or similar organizational documents), any applicable law, or rule or regulation of any Governmental Entity, or any material agreement or instrument, or any license, franchise or permit, or subject to any order, writ, injunction or decree, which would be breached or violated in any material respect by either of the Purchaser’s or the Merger Sub’s execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.

5.04 Governmental Consents. Except for the applicable requirements of the HSR Act, neither of the Purchaser or the Merger Sub is required to submit any notice, report or other filing with any Governmental Entity in connection with the execution, delivery or performance by it of this Agreement or the consummation of the transactions contemplated hereby. No consent, approval or authorization of any Governmental Entity or any other party or Person is required to be obtained by either of the Purchaser or the Merger Sub in connection with its execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

5.05 Litigation. There are no suits or proceedings pending or, to either of the Purchaser’s or the Merger Sub’s Knowledge, threatened in writing against either of the Purchaser or the Merger Sub, at law or in equity, or before or by any Governmental Entity, which would adversely affect the Purchaser’s or the Merger Sub’s performance under this Agreement or the consummation of the transactions contemplated hereby. Neither of the Purchaser or the Merger Sub is subject to any outstanding judgment, order or decree of any court or other Governmental Entity.

5.06 Brokerage. There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of either of the Purchaser or the Merger Sub for which the Company, the Stockholders or the Representative would be liable following the Closing.

5.07 Investment Representation; Investigation. The Purchaser is acquiring the capital stock of the Surviving Corporation for its own account with the present intention of holding the capital stock of the Surviving Corporation for investment purposes and not with a view to, or for sale in connection with, any distribution of such securities in violation of any federal or state securities Laws. Each of the Purchaser and Merger Sub is an “accredited investor” within the meaning of Regulation D promulgated pursuant to the Securities Act of 1933, as amended (the “Securities Act”). Each of the Purchaser and Merger Sub is knowledgeable about the industries in which the Company and its Subsidiaries operate and is capable of evaluating the merits and risks of the Transactions and is able to bear the substantial economic risk of such investment for an indefinite period of time. Each of the Purchaser and Merger Sub has been afforded full access to the books and records, facilities and personnel of the Company and its Subsidiaries for purposes of conducting a due diligence investigation and has conducted a full due diligence investigation of the Company and its Subsidiaries.

5.08 Board Approvals.

(a) The governing body of Purchaser, by resolutions duly adopted by written consent, has approved the transactions contemplated hereby, including the Merger. No other limited liability company proceedings on the part of Purchaser are necessary to authorize the transactions contemplated by this Agreement.

(b) The board of directors of Merger Sub has duly (i) determined that this Agreement and the Merger are advisable and in the best interests of Merger Sub and its stockholder and (ii) approved this Agreement and the Merger. Except for the consent of Purchaser, as the sole stockholder of Merger Sub, no other corporate proceedings on the part of Merger Sub are necessary to authorize the transactions contemplated hereby.

5.09 Vote Required. Purchaser, as the sole stockholder of Merger Sub, has approved and adopted this Agreement. No other vote of the holders of any class or series of capital stock of Purchaser or Merger Sub is required to adopt this Agreement and approve the transactions contemplated hereby.

5.10 Financing. The Purchaser will have at Closing, and the Merger Sub will have at the Closing, sufficient cash, available lines of credit or other sources of immediately available funds to make payment of all amounts to be paid by it hereunder on and after the Closing Date.

5.11 Guaranty. Concurrently with the execution of this Agreement, the Purchaser has caused the Guarantor to deliver to the Company the duly executed Guaranty. The execution, delivery and performance of the Guaranty by the Guarantor, and the consummation of the transactions contemplated hereby, have been duly and validly authorized by all requisite action by each such Guarantor, and no other proceedings on the part of the Guarantor are necessary to authorize the execution, delivery or performance of the Guaranty by any such Guarantor. The Guaranty has been duly and validly executed and delivered by the Guarantor and is in full force and effect and constitutes a valid and binding obligation of each the Guarantor, enforceable against the Guarantor in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights or to general principles of equity.

5.12 Solvency. Assuming the satisfaction of the conditions set forth in Section 3.01(a), immediately after giving effect to the transactions contemplated hereby, the Purchaser and each of its Subsidiaries (including the Surviving Corporation and its Subsidiaries) will on a consolidated basis (i) be able to pay their respective debts as they become due, (ii) will own property that has a fair saleable value greater than the amounts required to pay their respective probable liabilities, contingent or otherwise, as such liabilities become absolute and matured (using a reasonable estimate of the amount of all contingent liabilities that, in light of existing circumstances, can reasonably be expected to become an actual or matured liability) and (iii) will not have an unreasonably small amount of capital to carry on their respective businesses. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated hereby with the intent to hinder, delay or defraud either present or future creditors of the Purchaser or its Subsidiaries (including the Surviving Corporation).

5.13 Merger Sub. The Merger Sub is a newly organized corporation, formed solely for the purpose of engaging in the transactions contemplated by this Agreement. Prior to the date hereof, the Merger Sub has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated by this Agreement. The Merger Sub is a wholly owned Subsidiary of the Purchaser.

5.14 Operation of Purchaser and Merger Sub. Each of Purchaser and Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and, if executed, the Contribution Agreement and any other Rollover Agreement, and prior to the Effective Time will have engaged in no other business activities and will have incurred no liabilities or obligations other than in connection with their execution and delivery of this Agreement or, if executed, the Contribution Agreement and any other Rollover Agreement, and their performance of their obligations hereunder and thereunder. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Purchaser. Except for, if executed, the Contribution Agreement and any other Rollover

Agreement or as expressly authorized by written consent of the Company, neither Purchaser nor Merger Sub, or any of their respective Affiliates, is a party to any contract or agreement, or has made or entered into any formal or informal arrangements or other understandings (whether or not binding), with any stockholder, director, officer or other Affiliate of the Company or any of its Subsidiaries.

5.15 Tax Status of Purchaser. The Purchaser is treated as a partnership for U.S. federal income tax purposes and will be so treated at the Closing.

ARTICLE VI

COVENANTS OF THE COMPANY

6.01 Conduct of the Business.

(a) From the date hereof until the Closing Date, the Company shall use its commercially reasonable efforts to conduct its business and the businesses of its Subsidiaries in the ordinary course of business (it being understood that a reasonable good faith action taken solely to address an extraordinary or unusual event occurring after the date of this Agreement and outside of the ordinary course of business shall not be deemed a breach of this clause), except (i) if the Purchaser or the Merger Sub shall have consented in writing (which consent will not be unreasonably withheld, conditioned or delayed), (ii) as otherwise contemplated or permitted by this Agreement; provided that, notwithstanding the foregoing or Section 7.01(b), (x) the Company and its Subsidiaries may use all available cash to repay any Indebtedness or to make cash distributions or pay bonuses or dividends on or prior to the Closing, (y) no action by the Company or its Subsidiaries with respect to matters specifically addressed by any other provision of this Section 6.01 shall be deemed a breach of this Section 6.01(a), unless such action would constitute a breach of one or more of such other provisions and (z) the Company and its Subsidiaries’ failure to take any action prohibited by Section 6.01(b) shall not be a breach of this Section 6.01(a), and (iii) no action of any of the Company Joint Ventures shall be a breach of this Section 7.01 to the extent that the Company and the Company Subsidiaries do not control such action.

(b) From the date hereof until the Closing Date, except (i) as set forth on the Conduct of Business Schedule, (ii) as otherwise contemplated or permitted by this Agreement, (iii) as consented to in writing by the Purchaser or the Merger Sub (which consent will not be unreasonably withheld, conditioned or delayed), (iv) as required by Law, (v) as required by any contract set forth on the Contracts Schedule, (vi) as required in relation to the negotiation, documentation, performance, and consummation of the Permitted Dispositions, or (vii) any consents required to be obtained in relation to the consummation of the Merger, the Company shall not and shall cause its Subsidiaries not to: (A) enter into any contract that would be required to be disclosed on the Contracts Schedule if it had been entered into prior to the date of this Agreement, except in the ordinary course of business; (B) issue, sell or deliver any units or shares of its or its Subsidiaries’ equity securities or issue or sell any securities convertible into, or options with respect to, or warrants to purchase or rights to subscribe for, any units or shares of its or its Subsidiaries’ equity securities; (C) increase the compensation, incentive arrangements, or other benefits to any officer or employee of the Company, except in the ordinary course of business; (D) effect any recapitalization, reclassification, equity dividend, equity split or like change in its capitalization; (E) amend its or its Subsidiaries’ certificate or articles of formation or incorporation; (F) make any redemption or purchase of any units or shares of its or its Subsidiaries’ equity securities, except in the ordinary course of business; (G) sell, assign or transfer any material portion of its tangible assets, except in the ordinary course of business or pursuant to any agreement set forth on the Contracts Schedule; (H) make any investment in excess of $5,000,000 in, or any loan in excess of $5,000,000 to, any other Person, except in the ordinary course of business or pursuant to any agreement set forth on the Contracts Schedule; (I) make any capital expenditures in excess of $5,000,000 individually or $10,000,000 in the aggregate or commitments therefor, except (x) in the ordinary course of business or (y) for such capital expenditures or commitments therefor that are reflected in the Company’s or its Subsidiaries’ current budget; (J) make any loan in excess of $500,000 to, or enter into any other material transaction with, any of its directors, officers, or employees outside the ordinary course of business except for payments of cash bonuses or pursuant to any agreement set forth on the Contracts Schedule or the Affiliated Transactions Schedule; (K) cease from making accruals for Taxes, vacation, and other customary accruals of the Company; (L) incur any Indebtedness for borrowed money that is secured by or otherwise results in a Lien upon the ownership rights or leasehold interest of the Company or its Subsidiaries in any real property owned, other than any security interest or Lien that will be released or terminated as of the Closing; or (M) agree or commit to do any of the foregoing.

6.02 Access to Books and Records. Subject to Section 7.08, from the date hereof until the Closing Date, the Company shall provide the Purchaser and its authorized representatives (the “Purchaser’s Representatives”) with reasonable access during normal business hours and upon reasonable notice to the offices, properties, senior personnel, books and records of the Company and its Subsidiaries in order for the Purchaser to have the opportunity to make such investigation as it shall reasonably desire to make of the affairs of the Company and its Subsidiaries; provided that, notwithstanding the foregoing, (a) such access does not unreasonably interfere with the normal operations of the Company or its Subsidiaries, (b) such access shall occur in such a manner as the Company reasonably determines to be appropriate to protect the confidentiality of the transactions contemplated by this Agreement and (c) nothing herein shall require the Company to provide access to, or to disclose any information to, the Purchaser if such access or disclosure would be reasonably likely to (i) cause significant competitive harm to the Company or its Subsidiaries if the transactions contemplated by this Agreement are not consummated, (ii) waive any legal privilege or (iii) be in violation of applicable Law (including the HSR Act) or the provisions of any agreement to which the Company or any of its Subsidiaries is a party. The Purchaser acknowledges that Purchaser is and remains bound by that certain confidentiality agreement, between the Purchaser and the Company dated April 6, 2015 (the “Confidentiality Agreement”). The provision of any information pursuant to this Section 6.02 shall not expand the remedies available hereunder to the Purchaser or its Affiliates under this Agreement in any manner. The information provided pursuant to this Section 6.02 will be used solely for the purpose of effecting the transactions contemplated by this Agreement, and will be governed by all the terms and conditions of the Confidentiality Agreement.

6.03 Regulatory Filings. As soon as practicable following the date hereof (and with respect to the HSR Filing, within five Business Days), the Company shall make or cause to be made all filings and submissions under the HSR Act, Healthcare Laws and any other material

Laws or regulations applicable to the transactions contemplated herein (the “HSR Filing”). The Company shall coordinate and cooperate with the Purchaser in exchanging such information and providing such assistance as the Purchaser may reasonably request in connection with all of the foregoing.

6.04 Information Statement; Written Consents. The Company will, in accordance with applicable Law and its organizational documents, on or before the tenth (10th) Business Day after the date of this Agreement, mail to any Stockholder that has not theretofore executed a written consent approving the transactions contemplated hereby (each, a “Remaining Stockholder”) a request that such Stockholder execute the written consent of the Company’s Stockholders approving the Merger as provided in Section 228 of the DGCL and that such Stockholder waive any appraisal rights under Section 262 of the DGCL. In connection with such request, the Company will, through its board of directors, recommend to its Stockholders approval of the Merger. Approval of this Agreement by the Stockholders of the Company will not restrict the ability of the Company’s board of directors thereafter to terminate or amend this Agreement to the extent permitted by this Agreement and not prohibited under Section 251(d) of the DGCL. No later than five (5) Business Days after the date of this Agreement, the Company will deliver to Purchaser, for review and comment, the information statement or other information to be delivered to the Remaining Stockholders, and will incorporate therein any reasonable comments of Purchaser and its legal counsel delivered to the Company within two (2) Business Days after receiving such information statement or other information. Such information statement or other information will be mailed by the Company to the Remaining Stockholders not later than ten (10) Business Days after the date of this Agreement.

6.05 Conditions. The Company shall use commercially reasonable efforts to cause the conditions set forth in Section 3.01 to be satisfied as soon as practicable following the date hereof, to cause Closing to occur as expeditiously as possible following the execution of this Agreement and to consummate the transactions contemplated herein as soon as possible after the satisfaction of the conditions set forth in ARTICLE III (other than those to be satisfied at the Closing itself, but subject to such conditions being capable of being satisfied at the Closing); provided that none of the Company, the Representative, the Stockholders or the Optionholders shall be required (a) to expend any funds to obtain any consent from any Governmental Entity under Section 3.01 or to remedy any breach of any representation or warranty hereunder, (b) to commence any litigation or arbitration proceeding, (c) to offer or grant or otherwise provide any accommodation (financial or otherwise) to any Person, or (d) to provide financing or any other accommodation to the Purchaser for the consummation of the transactions contemplated hereby. The Company shall use commercially reasonable efforts to deliver to the Purchaser appropriate payoff letters from the holders of Indebtedness set forth on the Indebtedness Schedule on or prior to the Closing and to make arrangements for such holders of Indebtedness to deliver, subject to the receipt of the applicable payoff amounts, all related Lien releases to the Purchaser as soon as practicable after the Closing.

6.06 Exclusive Dealing. During the period from the date of this Agreement through the Closing or the earlier termination of this Agreement pursuant to Section 8.01, the Company shall not take, and shall cause its Subsidiaries, officers, employees, and authorized representatives not to (i) take, any action to encourage, initiate or engage in discussions or negotiations with, or provide any information to, or enter into any agreement with, any Person

(other than the Purchaser and the Purchaser’s Representatives) concerning any purchase of the Common Stock or any merger, sale of substantially all of the assets of the Company and its Subsidiaries or similar transactions involving the Company (other than assets sold in the ordinary course of business) (any of the foregoing transactions, a “Company Transaction”) or (ii) furnish any information with respect to, assist or participate in or facilitate in any other manner any effort or attempt by any Person (other than the Purchaser and its Affiliates) to do or seek to do any of the foregoing.

6.07 Notes. The Company shall take all commercially reasonable actions necessary and appropriate to cause (in all respects other than repayment or deposit of funds) (i) prior to or substantially concurrently with the Effective Time, the satisfaction and discharge of the Company’s obligations under the Indenture in accordance with Section 11.01 thereof, and (ii) the delivery of a notice of redemption by the Company prior to or substantially concurrently with the Effective Time in accordance with Section 3.01 of the Indenture. For the avoidance of doubt, the redemption of the Notes contemplated by the redemption notice contemplated by clause (ii) above may occur after the Effective Time in accordance with a valid redemption notice delivered prior to the Effective Time.

6.08 Hartsville Special Meeting Notice. The Company shall take commercially reasonable actions appropriate to cause, pursuant to Section 8.02(e) of that certain Second Amended and Restated Operating Agreement of Hartsville, LLC, a South Carolina limited liability company d/b/a Carolina Pines Regional Medical Center (“Hartsville”), a special meeting of the Board of Directors of Hartsville to be properly noticed on the Closing Date for the purpose of considering and potentially authorizing and approving certain post-Closing transactions for and on behalf of Hartsville.

ARTICLE VII

ADDITIONAL COVENANTS

7.01 Access to Books and Records. From and after the Closing, for a period of seven (7) years, the Purchaser shall, and shall cause the Surviving Corporation to, provide the Representative, the Stockholders and their authorized representatives with access, during normal business hours and upon reasonable notice, to (i) the books and records (for the purpose of examining and copying) of the Company and its Subsidiaries with respect to periods or occurrences prior to or on the Closing Date and (ii) employees of the Purchaser, the Surviving Corporation and their Affiliates for purposes of better understanding such books and records. Unless otherwise consented to in writing by the Representative, the Purchaser shall not, and shall not permit the Surviving Corporation or its Subsidiaries to, for a period of seven (7) years following the Closing Date, destroy, alter or otherwise dispose of any of the books and records of the Company or its Subsidiaries for any period prior to the Closing Date without first giving reasonable prior notice to the Representative and offering to surrender to the Representative such books and records or any portion thereof which the Purchaser or the Surviving Corporation may intend to destroy, alter or dispose of.

7.02 Permitted Dispositions. Upon the consummation of any Permitted Disposition and upon the receipt of any additional proceeds with respect to any Permitted Disposition (for example, with respect to an escrow release or post-closing purchase price adjustment) (“Additional Proceeds”), in each case, after the Closing Date, the Purchaser shall cause the Surviving Corporation to promptly (but in any event within five (5) Business Days) pay, or cause to be paid, to the Paying Agent, on behalf of the Stockholders (including the Rollover Holders with respect to the Rollover Equity) and the Company (on behalf of the the Optionholders), 100% of the net proceeds or other payments, including Additional Proceeds, from such Permitted Disposition received by the Company, the Surviving Corporation or any of their respective Subsidiaries, as applicable, at any time after the Closing (the “Permitted Dispositions Proceeds””). The Permitted Dispositions Proceeds shall be calculated as (a) the gross proceeds received by the Surviving Corporation or its Subsidiaries in respect of such Permitted Disposition, minus (b) the Tax Amount minus (c) the out-of-pocket third-party expenses incurred by the Surviving Corporation and its Subsidiaries incurred in respect of such Permitted Disposition. The Paying Agent shall pay to the Stockholders and the Company on behalf of the Optionholders the applicable portion of any such Permitted Dispositions Proceeds as directed by the Representative, in accordance with Section 1.07. The parties agree to the payment of Permitted Dispositions Proceeds to the Stockholders and Optionholders as an adjustment to purchase price for U.S. federal income tax purposes unless otherwise required by a final determination.

7.03 Notification. From the date hereof until the Closing Date, (a) if the Purchaser has Knowledge of any breaches of the representations and warranties contained in ARTICLE V that would cause the condition set forth in Section 3.02(a) not to be satisfied, the Purchaser shall, as soon as practicable, disclose to the Representative and the Company in writing such inaccuracies, and (b) if the Company has Knowledge of any breaches of the representations and warranties contained in Article IV that would cause the condition set forth in Section 3.01(a) not to be satisfied, the Company shall, as soon as practicable, disclose to the Purchaser in writing such inaccuracies.

7.04 Director and Officer Liability and Indemnification.

(a) For a period of six (6) years after the Closing Date, the Purchaser shall not, and shall not permit the Surviving Corporation or its Subsidiaries to, amend, repeal or otherwise modify any provision in the Company’s or its Subsidiaries’ certificate of formation, certification of incorporation, articles of incorporation, operating agreement, bylaws, or equivalent governing documents relating to the exculpation or indemnification (including fee advancement) of any officers and/or directors (unless required by Law), it being the intent of the parties that each present (as of immediately prior to the Closing) officer, director, employee, manager, managing member, member, fiduciary or agent of the Company or any of its Subsidiaries (each, an “Indemnified Person”) shall continue to be entitled to such exculpation and indemnification (including fee advancement) to the full extent of the Law. Purchaser shall, and shall cause the Surviving Corporation and its Subsidiaries to, honor and perform under all indemnification obligations owed to any of the Indemnified Persons.

(b) Prior to or on the Closing Date, the Company (at the Purchaser’s expense), shall purchase a prepaid insurance policy (i.e., “tail coverage”) which policy provides liability insurance coverage for the individuals who were officers and directors of the Company and its Subsidiaries at or prior to the Closing Date on no less favorable terms (including in amount and scope) as the policy or policies maintained by the Company or its Subsidiaries immediately prior to the Closing for the benefit of such individuals for an aggregate period of not less than six (6) years with respect to claims arising from acts, events or omissions that occurred at or prior to the Closing, including with respect to the transactions contemplated by this Agreement. Such policy shall be from an insurance carrier with the same or better credit rating as the Company’s or its Subsidiaries’ current insurance carrier with respect to directors’ and officers’ liability insurance.

(c) If the Surviving Corporation, its Subsidiaries or any of their respective successors or assigns (i) is to consolidate with or merge into any other Person and will not be the continuing or the Surviving Corporation or entity of such consolidation or merger or (ii) is to transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation and its Subsidiaries shall assume all of the obligations set forth in this Section 7.04. The provisions of this Section 7.04 are intended for the benefit of, and will be enforceable by, each Indemnified Person and the individuals who were officers and directors of the Company at or prior to the Closing Date and his or her heirs and representatives, and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have had by contract or otherwise.

(d) Notwithstanding anything herein to the contrary, if any claim, action, suit, proceeding or investigation (whether arising before, at or after the Closing Date) is made against any Indemnified Person or any other party covered by directors’ and officers’ liability insurance, on or prior to the sixth anniversary of the Closing Date, the provisions of this Section 7.04 shall continue in effect until the final disposition of such claim, action, suit, proceeding or investigation.

7.05 WARN Act. For a period of ninety (90) days after the Closing Date, the Purchaser shall not, and shall not allow the Company or any of its Subsidiaries to, terminate employees of the Company or any of its Subsidiaries in such numbers as would trigger any liability under the WARN Act. The Purchaser shall cause the Company and its Subsidiaries to comply with any and all applicable notice or filing requirements under the WARN Act. The Purchaser shall be solely responsible for any obligations arising under Section 4980B of the Code with respect to all “M&A qualified beneficiaries” as defined in Treasury Regulation §54.4980B-9.

7.06 Regulatory Filings.

(a) The Purchaser shall, and shall cause its Affiliates to, (a) make or cause to be made all filings and submissions under any Laws applicable to the Purchaser for the consummation of the transactions contemplated by this Agreement, (b) coordinate and cooperate with the Company in exchanging such information and providing such assistance as the Company may reasonably request in connection with all of the foregoing, and (c) (i) supply promptly any additional information and documentary material that may be requested in connection with such filings, (ii) make any further filings pursuant thereto that may be necessary, proper or advisable in connection therewith and (iii) use reasonable best efforts to take all actions necessary to obtain all required clearances.

(b) Without limiting the generality of the foregoing, the Purchaser shall, within five (5) Business Days after the date hereof, make or cause to be made all filings and submissions required of the Purchaser under the HSR Act, Healthcare Laws or other Laws applicable to the Purchaser for the consummation of the transactions contemplated herein. The Purchaser shall be responsible for all filing fees and related expenses under the HSR Act, Healthcare Laws and all other Laws or regulations. The Purchaser shall cause the filings under the HSR Act to be considered for grant of “early termination.”

(c) The Purchaser shall promptly comply with any formal or informal additional requests for information, including requests for production of documents and production of witnesses for interviews or depositions by any Governmental Entities. The Purchaser and the Company will each provide prompt notice of any communication (whether written or oral) received by it from any Governmental Entity with respect to the foregoing, consult with each other prior to providing any additional information to or otherwise communicating (whether in written or oral form) with any Governmental Entity with respect to the foregoing, and incorporate the reasonable comments of each other in connection with providing any additional information to or otherwise communicating (whether in written or oral form) with any Governmental Entity with respect to the foregoing.

(d) Without limiting the generality of the foregoing, if a suit or other action is threatened or instituted by any Governmental Entity or any other entity challenging the validity or legality or seeking to restrain the consummation of the transactions contemplated by this Agreement, each of the parties to this Agreement shall use its commercially reasonable efforts to avoid, resist, resolve or, if necessary, defend such suit or action. Each such party shall promptly and diligently pursue, at its sole cost and expense, any or all of the following actions to the extent necessary to eliminate any concerns on the part of, or to satisfy any conditions imposed by, any Governmental Entity regarding the consummation of the transactions contemplated hereby (and whether or not with respect to the foregoing): (i) resisting fully, vigorously and in good faith (including by the institution or defense of legal proceedings) any request for, or the entry of, and seeking to have vacated or terminated, any order of any Governmental Entity that could restrain, prevent, or delay the consummation of the transactions contemplated hereby, (ii) proposing and entering into good faith negotiations, providing information, making proposals, and entering into and performing contracts or submitting to orders regarding (A) the sale, divestiture, licensing, holding separate, or other disposition (and whether through the establishment of a trust or otherwise) of any assets, operations, businesses, divisions, or customers (including, after the Closing, any of such items of the Company or any of its Subsidiaries) of the Purchaser or any of its Affiliates, and/or (B) the termination or modification of any Contract or other business relationship, including the taking of any action that limits the freedom of action, of the Purchaser or any of its Affiliates (including, after the Closing, the Company or any of its Subsidiaries), and (iii) promptly take and diligently pursue all other actions and do all other things necessary and proper to avoid or eliminate each and every impediment under any Law that may be asserted by any Governmental Entity or any other Person to the consummation of the transactions contemplated by this Agreement.

7.07 Conditions. The Purchaser and the Merger Sub shall use all commercially reasonable efforts to cause the conditions set forth in Section 3.02 to be satisfied as soon as practicable following the date hereof, to cause the Closing to occur as expeditiously as possible following the execution of this Agreement and to consummate the transactions contemplated herein as soon as reasonably possible after the satisfaction of the conditions set forth in ARTICLE III (other than those to be satisfied at the Closing itself, but subject to such conditions being able to be satisfied at the Closing). Without limiting the generality of the foregoing, for purposes of Section 7.06 and this Section 7.07, the Purchaser and the Merger Sub shall not, and shall not permit any of their respective Affiliates or representatives to, take any action that is reasonably likely to prevent or delay the consummation of the transactions contemplated by this Agreement).

7.08 Contact with Employees, Customers and Suppliers. Prior to the Closing, the Purchaser and the Purchaser’s Representatives may not contact and communicate with any employee, customer, service provider, or supplier of the Company and its Subsidiaries, other than the Chief Executive Officer, unless (a) it obtains prior written approval of the Chief Executive Officer or the Company or (b) such contact or communication is completely unrelated to the transactions contemplated hereby, does not include mention of the Company, its Subsidiaries, or any other matter contemplated hereby, and is not intended to seek or obtain any information regarding the Company and its Subsidiaries.

7.09 Rollover. At any time prior to the fifth (5th) Business Day prior to the date the Closing is required to occur pursuant to Section 2.01, the Purchaser, the Management Company and any Rollover Holder may enter into an equity exchange agreement (which may be part of or be executed in connection with the Contribution Agreement), in a form agreed by the Purchaser and such Rollover Holder (a “Rollover Agreement”), pursuant to which such Rollover Holder will contribute to the Purchaser (or its designee) prior to the Closing all or a portion of such Rollover Holder’s shares of Company Stock. Any such shares of Company Stock contributed to the Purchaser (or its designee) prior to the Closing pursuant to a Rollover Agreement shall be considered Rollover Equity. The Purchaser will deliver to the Company and the Representative any Rollover Agreement promptly after the execution thereof and in any event no later than the fifth (5th) Business Day prior to the date the Closing is required to occur pursuant to Section 2.01. The parties agree to work in good faith to make customary adjustments to this Agreement as may be necessary to effectuate the mechanics of the transactions contemplated by the Rollover Agreement(s). For the avoidance of doubt, it is not a condition to the Purchaser’s or Merger Sub’s obligation to consummate the Closing that any Person execute and deliver a Rollover Agreement.

ARTICLE VIII

TERMINATION

8.01 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of the Purchaser and the Company;

(b) by the Purchaser, upon written notice to the other parties hereto, if the Company has not delivered to the Purchaser the Required Company Stockholder Consent no later than 6 p.m. Central Time on the third (3rd) Business Day after the date hereof;

(c) by the Purchaser, upon written notice to the other parties, hereto, if there has been a material violation or breach by the Company of any covenant, representation or warranty contained in this Agreement that has prevented the satisfaction of any condition to the obligations of the Purchaser or the Merger Sub at the Closing and such violation or breach has not been waived by the Purchaser or cured by the Company within ten (10) days after receipt by the Company of written notice thereof from the Purchaser or the Merger Sub; provided, however, that the Purchaser may not so terminate if it has materially breach of this Agreement so as to cause any conditions set forth in Section 3.01 not to be satisfied;

(d) by the Company, upon written notice to the other parties hereto, if there has been a material violation or breach by the Purchaser or the Merger Sub of any covenant, representation or warranty contained in this Agreement that has prevented the satisfaction of any condition to the obligations of the Company at the Closing and such violation or breach has not been waived by the Company or, if curable, cured by the Purchaser or the Merger Sub within ten (10) days after receipt by the Purchaser of written notice thereof by the Company (provided that, the following violations or breaches shall not be subject to cure hereunder unless otherwise agreed to in writing by the Company and shall be deemed breaches or violations that prevent the satisfaction of the conditions to the obligations of the Company at the Closing: (i) a breach by the Purchaser of Section 5.10, (ii) the failure of the Closing to occur on the date specified in Section 2.01 or (iii) the failure to deliver the Closing Merger Consideration or the other payments contemplated by Section 2.02 at the Closing as required hereunder; provided further that, the Company may not so terminate if it has materially breached this Agreement so as to cause any conditions set forth in Section 3.02 not to be satisfied; or

(e) by the Purchaser or the Company upon written notice to the other parties hereto, if the transactions contemplated hereby have not been consummated on or before November 30, 2015 (such date, the “Outside Date”); provided that (i) the right to terminate this Agreement under this Section 8.01(e) shall not be available to any party if it has materially breached this Agreement so as to prevent any condition set forth in Section 3.01, in the case of a purported termination by the Purchaser, or Section 3.02, in the case of a purported termination by the Company, not to be satisfied and, (ii) if the satisfaction, or waiver by the appropriate party, of all of the conditions contained in ARTICLE IV (other than those conditions that by their terms or nature are to be satisfied at the Closing, but subject to such conditions being able to be satisfied at the Closing) occurs two Business Days or less prior to the Outside Date, then neither the Purchaser nor the Company shall be permitted to terminate this Agreement pursuant to this Section 8.01(e) until the third Business Day after the Outside Date.

8.02 Effect of Termination. In the event this Agreement is terminated by either the Purchaser or the Company, as provided in Section 8.01, the provisions of this Agreement shall immediately become void and of no further force and effect (other than this Section 8.02, ARTICLE X and ARTICLE XI and the Confidentiality Agreement), and there shall be no liability on the part of the Purchaser or the Merger Sub, the Representative or the Company to one another, except for willful breaches of this Agreement prior to the time of such termination. For purposes of clarification, the parties agree that if the Purchaser or the Merger Sub does not close the transactions contemplated hereby in circumstances in which all of the closing conditions set forth in Section 3.01 have been satisfied or waived, such election shall be deemed to be a willful breach of this Agreement.

ARTICLE IX

ADDITIONAL AGREEMENTS

9.01 Disclosure Generally. All Disclosure Schedules are incorporated herein and expressly made a part of this Agreement as though completely set forth herein. All references to this Agreement herein or in any of the Disclosure Schedules shall be deemed to refer to this entire Agreement, including all Disclosure Schedules. The Disclosure Schedules have been arranged for purposes of convenience in separately titled sections; provided, however, (i) each section of the Disclosure Schedules shall be deemed to incorporate by reference all information disclosed in any other section of the Disclosure Schedules to the extent its relevance is reasonably apparent, and (b) the Company shall use good faith efforts to include applicable schedule and section cross-references in each of the Schedules regardless of whether the relevance of such disclosure is reasonably apparent on its face.

9.02 Provision Respecting Legal Representation. It is acknowledged by each of the parties hereto, on its own behalf and on behalf of its directors, members, partners, managers, members, officers, employees and Affiliates, that each of the Representative, the Stockholders, the Optionholders, the Company, the Management Company, their Subsidiaries and GTCR LLC and their respective Affiliates (individually and collectively, the “Company Group”) have retained K&E, EBG, and Honigman to act as its counsel in connection with the transactions contemplated hereby and that K&E, EBG, and Honigman have not acted as counsel for any other party hereto in connection with the transactions contemplated hereby and that none of the other parties hereto has the status of a client of K&E, EBG, and Honigman for conflict of interest or any other purposes as a result thereof. The Purchaser, the Merger Sub, the Representative, the Stockholders, the Optionholders, the Company, and their respective Subsidiaries hereby agree, on their own behalf and on behalf of the Stockholders or Optionholders, as appropriate, that, in the event that a dispute arises after the Closing between the Purchaser, the Surviving Corporation, and/or its Subsidiaries on the one hand, and the Company Group, on the other hand, K&E, EBG, and Honigman may represent the Company Group in such dispute even though the interests of the Company Group may be directly adverse to the Purchaser, the Surviving Corporation or its Subsidiaries, and even though K&E, EBG, and Honigman may have represented the Company or its Subsidiaries in a matter substantially related to such dispute, or may be handling ongoing matters for the Purchaser, the Surviving Corporation or any of their Subsidiaries. The Purchaser and the Merger Sub further agree that, as to all communications among K&E, EBG, Honigman, the Company, its Subsidiaries and the Company Group that relate in any way to the transactions contemplated by this Agreement (collectively, the “Privileged Communications”), the attorney–client privilege and the expectation of client confidence belongs to the Stockholders and Optionholders and may be controlled by the Stockholders or Optionholders and shall not pass to or be claimed by the Purchaser, the Surviving Corporation or any of their Subsidiaries. The Privileged Communications are the property of the Stockholders and Optionholders, and from and after the Closing none of the Company, its Subsidiaries, or any Person purporting to act on behalf of or through the Company or its Subsidiaries will seek to obtain such communications, whether by seeking a waiver of the attorney-client privilege or through other means. As to any such Privileged Communications prior to the Closing Date, the Purchaser, the Company, and each of its Subsidiaries together with any of their respective affiliates, Subsidiaries, successors or assigns, further agree that no such party may use or rely on any of the Privileged Communications in any action against or involving any of the parties after the Closing. The Privileged Communications may be used by the Company Group in connection with any dispute that relates in any way to the transactions contemplated by this Agreement. Notwithstanding the foregoing, in the event that a dispute arises between the Purchaser, the Surviving Corporation or any of their Subsidiaries and a third party (other than a party to this Agreement or any of their respective Affiliates) after the Closing, the Surviving Corporation and its Subsidiaries may assert the attorney–client privilege to prevent disclosure of confidential communications by K&E, EBG, or Honigman to such third party; provided, however, that neither the Surviving Corporation nor its Subsidiaries may waive such privilege without the prior written consent of the Representative, on behalf of the Stockholders and the Optionholders, and GTCR LLC.

9.03 Tax Matters.

(a) The Purchaser and the Stockholders shall use commercially reasonable efforts to cooperate fully, as and to the extent reasonably requested by the other party (and at the requesting party’s expense), in connection with the preparation and filing of any Tax Return and any audit, litigation or other proceeding with respect to Taxes, and the computation and verification of any amounts paid or payable under this Agreement with respect to Taxes (including any supporting workpapers, schedules and documents). Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such Tax Return, audit, litigation or other proceeding or any tax planning, and making employees available on a mutually convenient basis to provide additional information and explanation of any materials provided hereunder.

(b) The Purchaser will pay any transfer, documentary, sales, use, registration and real property transfer or gains tax, stamp tax, excise tax, stock transfer tax, or other similar Tax imposed on the Company or its Subsidiaries or the Stockholders as a result of the transactions contemplated by this Agreement or the other Sale Documents (collectively, “Transfer Taxes”), and any penalties or interest with respect to the Transfer Taxes. The Representative agrees to cooperate with the Purchaser in the filing of any returns with respect to the Transfer Taxes, including by promptly supplying any information in its possession that is reasonably necessary to complete such returns.

(c) None of the Purchaser, the Merger Sub, the Company or any of their Affiliates shall make any election under Section 338 of the Code (or any similar provision under state, local or foreign law) with respect to the transactions contemplated by this Agreement.

9.04 Transaction-Related Taxes. Purchaser and Merger Sub knowingly, willingly, irrevocably, and expressly acknowledge and agree that, notwithstanding anything to the contrary herein (a) neither the Company nor any of the Seller Parties will have any direct or indirect liability to the Purchaser or Merger Sub, including, for the avoidance of doubt, through any reduction in, or deduction from, the Base Consideration in calculating the Merger Consideration (whether through any increase in Indebtedness or Transaction Expenses or any decrease in Net Working Capital (or any item included therein) or otherwise) in accordance with this Agreement, and Buyer and Merger Sub will not be entitled to assert any claims, in each case, arising out of or relating to any Taxes incurred or payable by any Person in relation to the transactions contemplated by this Agreement or any of the other Sale Documents, and (b) no representation, warranty or covenant of the Company contained herein will be breached or deemed breached and no condition of the Purchaser or Merger Sub will be deemed not to be satisfied as a result of any such Taxes.

ARTICLE X

DEFINITIONS

10.01 Definitions. For purposes hereof, the following terms when used herein shall have the respective meanings set forth below:

“Additional Merger Consideration” means, as of any date of determination, without duplication, the sum of: (i) the portion of the Escrow Amount paid or payable to the Stockholders and Optionholders pursuant to this Agreement and the Escrow Agreement, plus (ii) any consideration paid or payable to the Stockholders and Optionholders pursuant to Section 1.07, plus (iii) the portion of the Representative Holdback Amount paid or payable to the Stockholders and Optionholders pursuant to this Agreement, plus (iv) the portion of the Permitted Disposition Proceeds paid or payable to the Stockholders and Optionholders pursuant to Section 7.02, plus (vi) any other consideration paid or payable to the Stockholders and Optionholders pursuant to this Agreement (other than the Closing Merger Consideration).

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

“Aggregate Fully-Diluted Common Shares” means the sum of (i) the aggregate number shares of Common Stock issued and outstanding immediately prior to the Effective Time, plus (ii) the aggregate number of shares of Common Stock issuable upon the exercise in full of all Options outstanding immediately prior to the Effective Time, in each case, including Rollover Equity.

“Aggregate Option Exercise Price” means the sum of the exercise prices payable upon exercise in full of all Options held by all Optionholders immediately prior to the Effective Time.

“Base Consideration” means Nine Hundred Million Dollars ($900,000,000).

“Business Day” means any day other than a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in Franklin, Tennessee or Chicago, Illinois.

“Capella Healthcare” means Capella Healthcare, Inc., a Delaware corporation and a wholly owned subsidiary of the Company.

“Cash” means, with respect to the Company and its Subsidiaries, as of the open of business on the Closing Date, all cash, cash equivalents and marketable securities held by the Company or its Subsidiaries (other than up to $20,000,000 held by the Insurance Subsidiary), including any deposits in transit, at such time.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. Sections 9601 et. seq.).

“Closing Common Stock Merger Consideration” means the sum of (i) the Closing Merger Consideration, plus (ii) the Aggregate Option Exercise Price.

“Closing Common Stock Per Share Merger Consideration” means the quotient determined by dividing (i) the Closing Common Stock Merger Consideration by (ii) the Aggregate Fully-Diluted Common Shares.

“Closing Option Per Share Merger Consideration” means, in respect of each share of Common Stock issuable upon exercise of any Option, the excess of (i) the Closing Common Stock Per Share Merger Consideration, minus (ii) the applicable exercise price to acquire such share of Common Stock.

“Closing Option Payment” means the portion of the Closing Merger Consideration each Optionholder will be entitled to receive at the Closing, which shall equal the product of (i) the Closing Option Per Share Merger Consideration, multiplied by (ii) the number of shares of Common Stock related to such Option.

“Closing Stock Payment” means the portion of the Closing Merger Consideration that each Stockholder will be entitled to receive at the Closing, which shall equal the product of (i) the Closing Common Stock Per Share Merger Consideration, multiplied by (ii) the number of shares of Common Stock (other than shares of Common Stock cancelled pursuant to Section 1.02(ii) and Dissenting Shares) held by such Stockholder immediately prior to the Effective Time, except that the Rollover Holders will not receive any Closing Stock Payment with respect to any Stock that is Rollover Equity.

“Closing Merger Consideration” means (i) the Base Consideration, minus (ii) the amount of the Estimated Indebtedness, plus (iii) the Estimated NWC Adjustment Amount (only if the Estimated Net Working Capital Amount is greater than the Target Net Working Capital Amount), minus (iv) the Estimated NWC Adjustment Amount (only if the Target Net Working Capital Amount is greater than the Estimated Net Working Capital Amount), minus (v) the Escrow Amount, plus (vi) the amount of Estimated Cash, minus (vii) the Estimated Transaction Expenses, minus (viii) the Representative Holdback Amount.

“Code” means Internal Revenue Code of 1986, as amended.

“Common Stock” means the Company’s Common Stock, par value $0.01 per share.

“Company Charter” means the Company’s Second Amended and Restated Certificate of Incorporation, dated April 17, 2014.

“Company Fundamental Reps” means, collectively, those representations and warranties contained in (i) the first, second and third sentences of Section 4.01 (Organization and Organizational Power), (ii) the first and last sentence of Section 4.03 (Authorization; No Breach; Valid and Binding Agreement), and (iii) all of Section 4.04 (Capitalization).

“Company Joint Ventures” means the Company Subsidiaries that are listed under the heading “Joint Ventures” on the Subsidiaries Schedule.

“Company Subsidiaries” means the Subsidiaries of the Company set forth on the Subsidiaries Schedule.

“Contribution Agreement” means any Contribution, Exchange and Cooperation Agreement or similar agreement negotiated and entered among the Purchaser, the Management Company, the MPT TRS Equity Owner, and the Rollover Holders, which addresses any Rollover Equity, certain post-closing approvals, and the execution and delivery by the Purchaser, certain Affiliates of the Purchaser and the Management Company of certain other agreements and documents, including a master sublease agreement, a real estate purchase agreement, and various related agreements.

“Disclosure Schedule” means, collectively, all of the Schedules.

“EBG” means Epstein Becker & Green, P.C.

“Equity Holder” shall mean a Stockholder (including Rollover Holder) and/or an Optionholder, as applicable.

“Estimated NWC Adjustment Amount” means the absolute value of the difference between the Target Net Working Capital Amount and the Estimated Net Working Capital Amount.

“Facilities” means, collectively, all of the healthcare facilities operated by the Company or any of its Subsidiaries.

“Final Merger Consideration” means (i) the Base Consideration, minus (ii) the amount of Indebtedness as finally determined pursuant to Section 1.04, plus (iii) the Final NWC Adjustment Amount (only if the Net Working Capital as finally determined pursuant to Section 1.04 exceeds the Target Net Working Capital Amount), minus (iv) the Final NWC Adjustment Amount (only if the Target Net Working Capital Amount exceeds Net Working Capital as finally determined pursuant to Section 1.04), minus (v) the Escrow Amount, plus (vi) the amount of Cash as finally determined pursuant to Section 1.04, minus (vii) the amount of the Transaction Expenses as finally determined pursuant to Section 1.04, minus (viii) the Representative Holdback Amount.

“Final NWC Adjustment Amount” means the absolute value of the difference between the Target Net Working Capital Amount and Net Working Capital as finally determined pursuant to Section 1.06.

“GAAP” means United States generally accepted accounting principles applied in a manner consistent with those used in preparing the Latest Balance Sheet.

“Governmental Entity” means any federal, national, state, foreign, provincial, local or other government or any governmental or regulatory authority, agency, bureau, board, commission, court, judicial or arbitral body, department, political subdivision, tribunal or other instrumentality thereof; provided that any Governmental Entity acting in its capacity as a contract counterparty shall not be a Governmental Entity for the purposes of this Agreement.

“Healthcare Laws” means Title XVIII of the Social Security Act, 42 U.S.C. §§ 1395-1395hhh (the Medicare statute), including specifically, the Ethics in Patient Referrals Act, as amended (the “Stark Law”), 42 U.S.C. § 1395nn; Title XIX of the Social Security Act, 42 U.S.C. §§ 1396-1396v (the Medicaid statute); the Federal Health Care Program Anti-Kickback Statute, 42 U.S.C. § 1320a-7b(b); the False Claims Act, 35 U.S.C. §§ 3729-3733 (as amended); the Program Fraud Civil Remedies Act, 35 U.S.C. §§ 3801-3812; the Anti-Kickback Act of 1986, 41 U.S.C. §§ 51-58; the Civil Monetary Penalties Law, 42 U.S.C. §§ 1320a-7a and 1320a-7b; the Exclusion Laws, 42 U.S.C. § 1320a-7; HIPAA; the HITECH Act, all Laws relating to the provision of, or billing or payment for health care items or services, or relating to health care information; and all applicable implementing regulations and any similar state and local statutes, regulations and all applicable federal, state, and local licensing, certificate of need, regulatory and reimbursement laws applicable to healthcare service providers providing the items and services that the Company and its Subsidiaries provide.

“Honigman”” means Honigman Miller Schwartz and Cohn LLP.

“Indebtedness” means, as of any particular time, without duplication, (a) all obligations (including all obligations in respect of principal, accrued interest, penalties, breakage and other fees and premiums) of the Company and its Subsidiaries (other than the Insurance Subsidiary) (i) for borrowed money, (ii) in respect of capitalized leases, (iii) evidenced by notes, bonds, debentures or similar contracts or agreements (including the Notes), (iv) for the deferred purchase price of property, goods or services (but excluding payables related to capital expenditures, trade payables, accrued expenses and accruals incurred in the ordinary course of business and earn-outs not yet earned), (v) in respect of letters of credit and bankers’ acceptances, in each case, to the extent drawn or funded and (vi) break fees or other breakage costs for contracts or agreements relating to interest rate protection, swap agreements and collar agreements, and (b) all indebtedness in the nature of guarantees of the obligations of other Persons described in the immediately preceding clauses (a)(i) through (a)(vi). For purposes of ARTICLE I, Indebtedness shall exclude any inter-company indebtedness among the Company and any of its Subsidiaries as well as any indebtedness owed to the Purchaser or any of its Affiliates pursuant to the Acquisition Promissory Note, and shall mean Indebtedness, as defined above, outstanding as of the open of business on the Closing Date. For the avoidance of doubt, in no event will Indebtedness include any indebtedness, obligations or other liabilities of the Insurance Subsidiary.

“Indenture” means that certain Indenture, dated as of June 28, 2010 by and among Capella Healthcare, each Guarantor thereto, and U.S. Bank, National Association, as trustee.

“Insurance Subsidiary” means Auriga Insurance Group, a Cayman Islands company.

“Intellectual Property” means any or all of the following: (i) copyrights and registrations and applications for registration thereof; (ii) trade names, trademarks, service marks, and trade dress, and registrations and applications for registration thereof, and all goodwill associated therewith; (iii) patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (iv) Internet domain names; and (v) inventions, know-how, and trade secrets.

“K&E” means Kirkland & Ellis LLP.

“Knowledge” means (i) with respect to the Company, the actual knowledge of Michael Wiechart, Denise Warren, Daniel Slipkovich and Neil Kunkel, and (ii) with respect to the Purchaser or the Merger Sub, the actual knowledge of R. Steven Hamner or Frank R. Williams, Jr..

“Law” means any law, rule, regulations, judgment, injunction, order, ordinance, statute or decree of any Governmental Entity.

“Liens” means any encumbrance, hypothecation, infringement, lien, deed of trust, mortgage, easement, encroachment, pledge, restriction, security interest, option, title retention or other security arrangement, or any other adverse right or interest, charge or claim of a similar nature in or on any asset, property or property interest.

“Management Company” means that certain management entity through which certain Rollover Holders may contribute Rollover Equity pursuant to the Contribution Agreement.

“Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development that, individually or in the aggregate, is, or would reasonably be expected to be, materially adverse to the financial condition or results of operations of the Company and its Subsidiaries taken as a whole; provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect: any change, effect, event, occurrence, state of facts or development attributable to (i) the announcement or pendency of the transactions contemplated by this Agreement; (ii) conditions affecting the industry in which the Company and its Subsidiaries participate, the U.S. economy as a whole or the financial or capital markets in general (including currency fluctuations) or the markets in which the Company and its Subsidiaries operate; (iii) compliance with the terms of, or the taking of any action required, contemplated or permitted by, this Agreement; (iv) any change in, or proposed or potential change in, applicable Laws or the interpretation thereof; (v) actions required to be taken under applicable Laws, contracts or agreements; (vi) any change in GAAP or other accounting requirements or principles or the interpretation thereof; (vii) the failure of the Company or its Subsidiaries to meet or achieve the results set forth in any projection or forecast (provided, that this clause (vii) shall not prevent a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in a Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Material Adverse Effect)); (viii) the commencement, continuation or escalation of a war, cyber attack, material armed hostilities or other material international or national calamity or act of terrorism; (ix) any of the matters disclosed on the Disclosure Schedules; or (x) the effect of any action taken by the Purchaser or its Affiliates with respect to the transactions contemplated by this Agreement or the financing thereof; provided that, in the case of clauses (ii), (iv), (v) and (viii) above, if such change, effect, event, occurrence, state of facts or development disproportionately affects the Company and its Subsidiaries as compared to other Persons or businesses that operate in the industry in which the Company and its Subsidiaries operate, then the disproportionate aspect of such change, effect, event, occurrence, state of facts or development may be taken into account in determining whether a Material Adverse Effect has or will occur.

“Merger Consideration” means the sum of (i) the Closing Merger Consideration and (ii) the Additional Merger Consideration, if any.

“MPT TRS Equity Owner” means MPT Camaro Opco, LLC, a Delaware limited liability company.

“Mutual Release” means that certain mutual release and waiver dated as of the date hereof.

“Net Working Capital” means (i) current assets (excluding Cash, current and deferred income tax assets, and any receivables related to the working capital settlement in connection with the disposition of Mineral Area Regional Medical Center) of the Company and its Subsidiaries (other than the Insurance Subsidiary) as of the open of business on the Closing Date, minus (ii) current liabilities (excluding Indebtedness, current and deferred income tax liabilities (other than as provided herein), any payables related to the working capital settlement in connection with the purchase of Carolina Pines Regional Medical Center, and Transaction Expenses) of the Company and its Subsidiaries (other than the Insurance Subsidiary) as of the open of business on the Closing Date, in each of the immediately preceding clauses (i) and (ii), to the extent such current assets and current liabilities are designated as such on Exhibit B. Exhibit B sets forth an example of the calculation of the Net Working Capital. Such calculation is included for reference purposes only, and the Company does not make any representation or warranty, and will not incur any liability, in respect thereof. For the avoidance of doubt, in no event will Net Working Capital include any assets or liabilities of the Insurance Subsidiary. In the event that the Permitted Dispositions have not been consummated as of the Effective Time all assets and liabilities of the applicable Subsidiaries of the Company will be excluded from all calculations of Net Working Capital hereunder as if the Permitted Dispositions had been consummated prior to the Effective Time.

“Notes” means those certain 9 1/4% Senior Notes due 2017, issued by Capella Healthcare pursuant to the Indenture.

“Option Consideration” means, with respect to each Optionholder, the applicable Closing Option Payment plus the portion of any Additional Merger Consideration payable to such Optionholder with respect to Options, as determined in accordance with Section 1.07.

“Optionholders” means the holders of the Options.

“Option Plan” means the Company’s 2014 Option Plan.

“Options” means the issued and outstanding options to acquire Common Stock pursuant to the Option Plan.

“Paying Agent” means Wilmington Trust, N.A.

“Paying Agent Agreement” means that certain agreement among the Paying Agent, the Purchaser, the Company, and the Representative dated as of the Closing Date.

“Permits” means, except as relates to Intellectual Property, all licenses, permits, certificates, approvals, registrations and authorizations issued by any Governmental Entity that are material to the Company and its Subsidiaries taken as a whole.

“Permitted Dispositions” means the potential disposition of the following hospitals, and all things necessary, proper or advisable to evaluate, negotiate, document, perform, or consummate such transactions: Stones River Hospital, River Park Hospital, DeKalb Community Hospital and Highlands Medical Center.

“Permitted Liens” means (i) statutory Liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings by the Company and/or its Subsidiaries; (ii) mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the ordinary course of business for amounts which are not delinquent and which are not, individually or in the aggregate, significant; (iii) zoning, entitlement, building and other land use regulations imposed by governmental agencies having jurisdiction over real property which are not violated by the current use and operation of real property; (iv) covenants, conditions, restrictions, easements and other similar matters of record affecting title to real property which do not materially impair the occupancy or use of real property for the purposes for which it is currently used in connection with the Company’s and its Subsidiaries’ businesses; (v) public roads and highways; (vi) matters which would be disclosed by an inspection or accurate survey of each parcel of real property; (vii) Liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation; (viii) Liens arising in connection with sales of foreign receivables; (ix) Liens on goods in transit incurred pursuant to documentary letters of credit; (x) purchase money Liens and Liens securing rental payments under capital lease arrangements; (xi) licenses of intellectual property; (xii) other Liens arising in the ordinary course of business and not incurred in connection with the borrowing of money; and (xiii) Liens set forth on the Liens Schedule.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Entity or any department, agency or political subdivision thereof.

“Per Share Additional Merger Consideration” means, with respect to any amount of Additional Merger Consideration, the quotient obtained by dividing the amount of such Additional Merger Consideration by the Aggregate Fully-Diluted Common Shares.

“Personal Property” means all material tangible personal properties, assets and equipment owned or used by the Company and its Subsidiaries

“Purchaser Fundamental Reps” means those representations and warranties contained in Sections 5.01, 5.02, and 5.06.

“Purchaser Party” means the Purchaser, the Merger Sub, any of their respective Affiliates (including, solely after the Closing, the Company and its Subsidiaries) and each of their respective former, current, or future Affiliates, officers, directors, employees, partners, members, equityholders, controlling or controlled persons, managers, agents, advisors, representatives, agents, successors, or permitted assigns.

“Required Company Stockholder Consent” means the affirmative vote of not less than a majority of the shares of Common Stock of the Company issued and outstanding as of the date hereof in favor of the Merger.

“Restricted Stock” means shares of the Company’s Common Stock that are subject to restrictions as set forth in the applicable restricted stock agreement.

“Rollover Equity” means the shares of Common Stock that are to be contributed to the Purchaser (or its designee) in accordance with a Rollover Agreement.

“Rollover Holder” means a Stockholder who owns Rollover Equity.

“Sale Documents” means this Agreement, the Guaranty, the Escrow Agreement, the Letters of Transmittal, the Paying Agent Agreement, and the Mutual Release and each other certificate delivered in connection therewith.

“Seller Parties” means the Representative, the Stockholders, the Optionholders and their respective Affiliates (other than the Company and its Subsidiaries) and each of their respective former, current, or future Affiliates, officers, directors, employees, partners, members, equityholders, controlling or controlled persons, managers, agents, Advisors, successors or permitted assigns.

“Stock Consideration” means, with respect to each Stockholder, the applicable Closing Stock Payment plus the portion of any Additional Merger Consideration payable to such Stockholder with respect to Common Stock, as determined in accordance with Section 1.07.

“Stockholders” means the holders of the Common Stock.

“Subsidiary” means, with respect to any Person, any corporation of which a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or any partnership, association or other business entity of which a majority of the partnership or other similar ownership interest is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof. For purposes of this definition, a Person is deemed to have a majority ownership interest in a partnership, association or other business entity if such Person is allocated a majority of the gains or losses of such partnership, association or other business entity or is or controls the managing director or general partner of such partnership, association or other business entity. For the avoidance of doubt, to the extent a Permitted Disposition has been consummated prior to the Closing Date, any Subsidiary disposed pursuant to such Permitted Disposition shall not be a Subsidiary as of the Closing Date for any purpose hereunder.

“Target Net Working Capital Amount” means $75,100,000.

“Tax” means any federal, state, local or foreign income, gross receipts, franchise, alternative minimum, sales, use, transfer, value added, excise, stamp, customs, duties, real property, personal property, capital stock, social security, unemployment, or other tax including any interest, penalties or additions to tax.

“Tax Amount” means the (i) amount of net taxable gain incurred by the Company or any of its Subsidiaries with respect to any Permitted Dispositions minus the amount of any available net operating losses or net operating loss carryforwards of the Company and its Subsidiaries multiplied by (ii) the lesser of (A) the sum of the highest applicable federal income tax rate plus the highest applicable state income tax rates (taking into account the deductibility of state income taxes) then in effect for corporations filing tax returns in the states which are applicable to the Permitted Dispositions and (B) the actual effective income Tax rate of the Company for the applicable period.

“Tax Returns” means any return, report, information return or other document (including schedules or any related or supporting information) required to be filed with any Governmental Entity charged with the determination, assessment or collection of any Tax.

“Transaction Expenses” means all fees and expenses payable in connection with the transactions contemplated by this Agreement by the Company or its Subsidiaries, the Representative, Stockholders or their Affiliates (including any bonus or severance payments to employees of any of the Company or its Subsidiaries as a result thereof) to the extent set forth on the Transaction Expenses Schedule (which Schedule may be updated from time to time by the Company). In no event shall “Transaction Expenses” be deemed to include any fees and expenses to the extent incurred by or at the direction of the Purchaser or Merger Sub or otherwise relating to the Purchaser’s or its Affiliates’ financing (including obtaining any consent or waiver relating thereto) for the transactions contemplated hereby or any other liabilities or obligations incurred or arranged by or on behalf of the Purchaser or its Affiliates in connection with the transactions contemplated hereby (including any fees payable to any financing institution or the Company’s accountants on behalf of the Purchaser or its Affiliates) or for which Purchaser or Merger Sub are expressly liable pursuant hereto.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988 and any similar foreign, state or local Law.

10.02 Other Definitional Provisions.

(a) Accounting Terms. Accounting terms which are not otherwise defined in this Agreement have the meanings given to them under GAAP. To the extent that the definition of an accounting term defined in this Agreement is inconsistent with the meaning of such term under GAAP, the definition set forth in this Agreement will control.

(b) Successor Laws. Any reference to any particular Code section or any Law will be interpreted to include any revision of or successor to that section regardless of how it is numbered or classified.

10.03 Index of Defined Terms.

Page
Additional Merger Consideration	39
Additional Proceeds	32
Affiliate	39
Aggregate Fully-Diluted Common Shares	39
Aggregate Option Exercise Price	39
Agreement	1
Authorized Action	51
Base Consideration	39
Business Day	39
Bylaws	13
Capella Healthcare	39
Cash	39
CERCLA	40
Certificate of Incorporation	13
CIMA	23
Closing	7
Closing Balance Sheet	4
Closing Common Stock Merger Consideration	40
Closing Common Stock Per Share Merger Consideration	40
Closing Date	8
Closing Merger Consideration	40
Closing Option Payment	40
Closing Option Per Share Merger Consideration	40
Closing Stock Payment	40
Code	40
Common Stock	40
Company	1
Company Charter	40
Company Fundamental Reps	40
Company Group	37
Company Joint Ventures	41
Company Subsidiaries	41
Company Transaction	31
Confidentiality Agreement	29
Contribution Agreement	41
DGCL	1
Disclosure Schedule	12, 41
Dissenting Shares	7
EBG	41
Effective Time	2

Page
Equity Holder	41
ERISA	19
Escrow Account	8
Escrow Agent	8
Escrow Agreement	8
Escrow Amount	8
Estimated Cash	3
Estimated Indebtedness	3
Estimated Net Working Capital Amount	3
Estimated NWC Adjustment Amount	41
Estimated Transaction Expenses	3
Excess Amount	6
Existing Management Agreements	17
Facilities	41
Final Merger Consideration	41
Final NWC Adjustment Amount	41
Financial Statements	14
Former Holder	50
GAAP	41
Government Payment Programs	21
Governmental Entity	41
Guarantor	1
Guaranty	1
Hartsville	31
Healthcare Laws	42
Honigman	42
HSR Act	14
HSR Filing	30
Indebtedness	42
Indemnified Person	32
Indenture	42
Insurance Subsidiary	42
Intellectual Property	42
K&E	43
Knowledge	43
Latest Balance Sheet	14
Law	43
Letter of Transmittal	9
Liens	43
Management Company	43
Material Adverse Effect	43
Material Contracts	17
Merger	1
Merger Consideration	44

Merger Sub	1
MPT TRS Equity Owner	44
Mutual Release	44
Net Working Capital	44
Notes	44
Objections Statement	5
OFAC	24
OIG	21
Option Consideration	44
Option Plan	44
Optionholders	44
Options	44
Outside Date	36
Patriot Act	24
Paying Agent	44
Paying Agent Agreement	45
Payor Contract	22
Per Share Additional Merger Consideration	45
Permits	45
Permitted Dispositions	45
Permitted Dispositions Proceeds	32
Permitted Liens	45
Person	45
Personal Property	45
Plan	19
Plans	19
Preliminary Statement	4
Privileged Communications	37
Projections	54
Purchaser	1
Purchaser Fundamental Reps	45

Purchaser Party	45
Purchaser’s Representatives	29
Remaining Adjustment Escrow Funds	6
Remaining Stockholder	30
Representative	1
Representative Account	6
Representative Expenses	6
Representative Holdback Amount	6
Required Company Stockholder Consent	46
Restricted Stock	46
Rollover Agreement	35
Rollover Equity	46
Rollover Holder	46
Sale Documents	46
Securities Act	26
Seller Parties	46
Settlement Date	5
Stock Consideration	46
Stockholders	46
Subsidiary	46
Successor Holder	50
Surviving Corporation	1
Surviving Corporation By-Laws	2
Surviving Corporation Charter	2
Target Net Working Capital Amount	47
Tax	47
Tax Amount	47
Tax Returns	47
Transaction Expenses	47
Transfer Taxes	38
Valuation Firm	5
WARN Act	47

ARTICLE XI

MISCELLANEOUS

11.01 Representative.

(a) Designation. The Representative is hereby designated to serve as the Representative of the Stockholders and the Optionholders with respect to the matters expressly set forth in this Agreement to be performed by the Representative.

(b) Authority. Upon the approval of this Agreement pursuant to the DGCL, the Stockholders and the Optionholders hereby irrevocably constitute and appoint the Representative as the representative, agent, proxy, and attorney-in-fact for each of the

Stockholders and the Optionholders for all purposes authorized under this Agreement, including the full power and authority on the Stockholders’ and the Optionholders’ behalf (i) to consummate the transactions contemplated herein; (ii) to pay such Stockholder’s and Optionholders’ expenses incurred in connection with the negotiation and performance of this Agreement (whether incurred on or after the date hereof), including by using funds from the Representative Holdback Amount; (iii) to disburse any funds received hereunder to such Stockholder and each other Stockholder and to such Optionholder and each other Optionholder; (iv) to endorse and deliver any certificates or instruments representing the Common Stock and execute such further instruments of assignment as Purchaser and the Merger Sub shall reasonably request; (v) to execute and deliver on behalf of such Stockholder any amendment or waiver hereto; (vi) (A) to dispute or refrain from disputing, on behalf of such Stockholder and such Optionholder relative to any amounts to be received by such Stockholder and such Optionholder under this Agreement or any agreements contemplated hereby, any claim made by the Purchaser under this Agreement or other agreements contemplated hereby, (B) to negotiate and compromise, on behalf of such Stockholder or such Optionholder, any dispute that may arise under, and exercise or refrain from exercising any remedies available under, this Agreement or any other agreement contemplated hereby, and (C) to execute, on behalf of such Stockholder and such Optionholder, any settlement agreement, release or other document with respect to such dispute or remedy; (vii) to engage attorneys, accountants, agents or consultants on behalf of the Stockholders and the Optionholders in connection with this Agreement or any other agreement contemplated hereby and paying any fees related thereto (viii) to take all other actions to be taken by or on behalf of such Stockholder in connection herewith; (ix) to retain the Representative Holdback Amount and pay amounts therefrom in accordance with this Agreement; and (x) to do each and every act and exercise any and all rights which such Stockholder or such Optionholder or the Stockholders or the Optionholders collectively are permitted or required to do or exercise under this Agreement. Each of the Stockholders and Optionholders agrees that such agency and proxy are coupled with an interest, are therefore irrevocable without the consent of the Representative and shall survive the death, incapacity, bankruptcy, dissolution or liquidation of any Stockholder or Optionholder. If any Stockholder or Optionholder dies or becomes incapacitated, disabled or incompetent (such deceased, incapacitated, disabled or incompetent Stockholder or Optionholder being a “Former Holder”) and, as a result, the agency and power of attorney conferred by this Section 11.01 is revoked by operation of law, it shall not be a breach by such Former Holder under this Agreement if the heirs, beneficiaries, estate, administrator, executor, guardian, conservator or other legal representative of such Former Holder (each a “Successor Holder”) confirms the appointment of the Representative as agent and attorney-in-fact for such Successor Holder. In addition, if the agency and power of attorney conferred by this Section 11.01 is revoked by operation of law and thereafter not reconfirmed by the Successor Holder prior to the Closing, such revocation shall not be deemed a breach by the Successor Holder of any of the provisions of this Agreement provided that the shares of Common Stock held by such Successor Holder are delivered for transfer to the Purchaser at the Closing as contemplated by Section 1.02, and further provided that such Successor Holder executes and delivers such other certificates, documents or instruments that would have been delivered on its behalf by the Representative had such Successor Holder reconfirmed the agency and power of attorney conferred by this Section 11.01. All decisions and actions by the Representative (to the extent authorized by this Agreement) shall be binding upon all of the Stockholders and Optionholders, and no Stockholder or Optionholder shall have the right to object, dissent, protest or otherwise contest the same.

(c) Authority; Indemnification. By approving this Agreement as part of the Required Company Stockholder Consent, each Stockholder and Optionholder agrees that the Purchaser, the Merger Sub and the Surviving Corporation shall be entitled to rely on any action taken by the Representative, on behalf of such Stockholder or such Optionholder, pursuant to Section 11.01(b) above (an “Authorized Action”), and that each Authorized Action shall be binding on each Stockholder and Optionholder as fully as if such Stockholder or Optionholder had taken such Authorized Action. Purchaser and the Merger Sub agree that the Representative, as the Representative, shall have no liability to Purchaser and the Merger Sub for any Authorized Action, except to the extent that such Authorized Action is found by a final order of a court of competent jurisdiction to have constituted fraud or willful misconduct. Each Stockholder and Optionholder (pro rata according to the number of Aggregate Fully Diluted Shares held as of immediately prior to the Effective Time) hereby severally, for itself only and not jointly and severally, agrees to indemnify and hold harmless the Representative against all fees, costs, expenses (including reasonable attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the Representative in connection with any action, suit or proceeding to which the Representative is made a party by reason of the fact it is or was acting as the Representative pursuant to the terms of this Agreement.

(d) Exculpation. The Representative shall not have by reason of this Agreement a fiduciary relationship in respect of any Stockholder or Optionholder, except in respect of amounts received on behalf of such Stockholder or Optionholder. The Representative shall not be liable to any Stockholder or Optionholder for any action taken or omitted by it or any agent employed by it hereunder or under any other document entered into in connection herewith, except that the Representative shall not be relieved of any liability imposed by law for willful misconduct. The Representative shall not be liable to the Stockholders or the Optionholders for any apportionment or distribution of payments made by the Representative in good faith, and if any such apportionment or distribution is subsequently determined to have been made in error the sole recourse of any Stockholder or Optionholder to whom payment was due, but not made, shall be to recover from other Stockholders or Optionholders any payment in excess of the amount to which they are determined to have been entitled. The Representative shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement. Neither the Representative nor any agent employed by it shall incur any liability to any Stockholder or Optionholder by virtue of the failure or refusal of the Representative for any reason to consummate the transactions contemplated hereby or relating to the performance of its other duties hereunder, except for actions or omissions constituting fraud or bad faith.

(e) If the Representative Holdback Amount is insufficient to reimburse the Representative in full, the Representative may instruct the Paying Agent, when making any payments to the Stockholders and the Company (on behalf of the Optionholders) pursuant to Section 1.07, to direct to the Representative sufficient funds from such payments to the Stockholders and the Company (on behalf of the Optionholders) to pay the amount of any such shortfall to the Representative. Such payment to the Representative shall be deducted from the funds otherwise being directed to the Stockholders and the Company (on behalf of the Optionholders), and allocated among the Stockholders and the Optionholders on a pro rata basis.

11.02 Press Releases and Communications.

(a) No press release or public announcement related to this Agreement or the transactions contemplated herein, or prior to the Closing any other announcement or communication to the employees, customers or suppliers of the Company, shall be issued or made by any party hereto (or any Affiliate to a party hereto) without the joint approval of the Purchaser and the Company, unless required by Law (in the reasonable opinion of counsel) in which case the Purchaser and the Company shall have the right to review such press release, announcement or communication prior to issuance, distribution or publication. For the avoidance of doubt, the parties acknowledge and agree that the Stockholders and their respective Affiliates (except for the Company and its Subsidiaries) may provide general information about the subject matter of this Agreement in connection with their fund raising, marketing, informational or reporting activities. Notwithstanding anything contained herein to the contrary, in no event shall the Purchaser or, after the Closing, the Company or the Surviving Corporation have any right to use the name or mark of any Stockholder or Optionholder, or any abbreviation, variation or derivative thereof, in any press release, public announcement or other public document or communication without the express written consent of such Stockholder or Optionholder.

(b) Notwithstanding anything to the contrary in subsection (a) above, a party may, without the prior consent of the other parties hereto, (i) issue or cause publication of any such press release or public announcement to the extent that such party reasonably determines, after consultation with outside legal counsel, such action to be required by Law or by the rules of any applicable self-regulatory organization (including, without limitation, federal and state securities laws and the rules and regulations of the NYSE or NASDAQ), in which event such party will use its commercially reasonable efforts to allow the other parties hereto reasonable time to comment on such press release or public announcement in advance of its issuance, (ii) disclose that it has entered into this Agreement and the other Sale Documents, and may provide and disclose information regarding this Agreement, the parties to this Agreement and the other Sale Documents, the Facilities and the other assets and properties subject hereto and thereto, and such additional information which such party may reasonably deem necessary, to its proposed investors in connection with a public offering or private offering of securities, or any current or prospective lenders with respect to its financing, and to investors, analysts and other parties in connection with earnings calls and other normal communications with investors, analysts and other parties, or (iii) include any information in a prospectus, prospectus supplement or other offering circular or memorandum in connection with public or private capital raising or other activities undertaken by such party.

11.03 Expenses. Except as otherwise expressly provided herein, the Company, on the one hand, and the Purchaser and the Merger Sub, on the other hand, shall pay all of their own expenses (including attorneys’ and accountants’ fees and expenses) in connection with the negotiation of this Agreement, the performance of their obligations hereunder and the consummation of the transactions contemplated by this Agreement; provided that the Purchaser shall pay the Transaction Expenses as provided in Section 2.02(i).

11.04 Acknowledgment of the Purchaser and the Merger Sub.

(a) The Purchaser and the Merger Sub knowingly, willingly, irrevocably and expressly acknowledge and agree, on their own behalf and on behalf of the other Purchaser Parties, that they have conducted to their satisfaction an independent investigation and verification of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Company and its Subsidiaries, and have not relied on, are not relying on, and will not rely on, any of the Company, its Subsidiaries, any Stockholder or Optionholder, any management presentation, the Projections or any other information, statements, disclosures, or materials, in each case whether written or oral, provided by, or as part of, any of the foregoing or any other Seller Party, or any failure of any of the foregoing to disclose or contain any information, except for the representations and warranties of the Company expressly and specifically set forth in ARTICLE IV, in each case, as qualified by the Disclosure Schedules and the terms and conditions (including limitations and exclusions) of this Agreement. The Purchaser and the Merger Sub knowingly, willingly, irrevocably and expressly acknowledge and agree, on their own behalf and on behalf of the other Purchaser Parties, that: (i) the representations and warranties of the Company expressly and specifically set forth in ARTICLE IV, as qualified by the Disclosure Schedules and in accordance with the express terms and conditions (including limitations and exclusions) of this Agreement (together with the representations and warranties set forth in the other Sale Documents), are the sole and exclusive representations, warranties, and statements of any kind made to the Purchaser Parties and on which the Purchaser Parties may rely in connection with the transactions contemplated hereby; and (ii) all other representations, warranties and statements of any kind or nature expressed or implied, whether in written, electronic or oral form, including (A) the completeness or accuracy of, or any omission to state or to disclose, any information (other than solely to the extent required by the representations and warranties expressly and specifically set forth in ARTICLE IV and the Sale Documents, in each case, as qualified by the Disclosure Schedules and the terms and conditions of (including the limitations and exclusions in) this Agreement), including in any management presentation, the datasite, the Projections, meetings, calls or correspondence with management of the Company and its Subsidiaries or any of the Seller Parties and (B) any other statement relating to the historical, current or future business, financial condition, results of operations, assets, liabilities, properties, contracts, and prospects of the Company or any of its Subsidiaries, or the quality, quantity or condition of the Company’s or its Subsidiaries’ assets), are, in each case, specifically disclaimed by the Company, on its behalf and on behalf of the Seller Parties. The Purchaser and Merger Sub, on their own behalf and on behalf of the Purchaser Parties, knowingly, willingly, irrevocably and expressly: (x) disclaim reliance on the items in clause (ii) in the immediately preceding sentence and (y) acknowledge and agree that they have relied on, are only relying on and will only rely on, the items in clause (i) in the immediately preceding sentence. Without limiting the generality of the foregoing, the Purchaser and Merger Sub knowingly, willingly, irrevocably and expressly acknowledge and agree, on their own behalf and on behalf of the Purchaser Parties, that neither the Company, nor any other Person (including the Seller Parties), has made, is making or is authorized to make, and the Purchaser and Merger Sub, on their own behalf and on behalf of the Purchaser Parties, hereby knowingly, willingly and irrevocably waive, any warranty or representation (whether in written, electronic or oral form), express or implied, as to the quality, merchantability, fitness for a particular purpose, or condition of the Company’s or its Subsidiaries’ business, operations, assets, liabilities, prospects or any portion thereof, except solely to the extent expressly set forth in ARTICLE IV or in the other Sale Documents, in each case, as qualified by the Disclosure Schedules and the terms and conditions of, including the limitations and exclusions in, this Agreement or in the other Sale Documents.

(b) Without limiting the generality of the foregoing, in connection with the investigation by the Purchaser and Merger Sub of the Company and its Subsidiaries, the Purchaser and Merger Sub and their Affiliates, and the representatives of each of the foregoing, have received or may receive, from or on behalf of the Company, certain projections, forward-looking statements and other forecasts (whether in written, electronic or oral form, and including in any management presentation, the datasite, management meetings, etc.) (collectively, “Projections”). The Purchaser and Merger Sub knowingly, willingly, irrevocably and expressly acknowledge and agree, on their own behalf, and on behalf of the Purchaser Parties, that (i) such Projections are being provided solely for the convenience of the Purchaser and Merger Sub to facilitate their own independent investigation of the Company and its Subsidiaries, (ii) there are uncertainties inherent in attempting to make such Projections, (iii) the Purchaser and Merger Sub are familiar with such uncertainties, and (iv) the Purchaser and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all Projections (including the reasonableness of the assumptions underlying such Projections).

(c) Purchaser knowingly, willingly, irrevocably and expressly acknowledge and agree, on their own behalf and on behalf of the Purchaser Parties, that they will not assert, institute or maintain, and will cause the Purchaser Parties not to assert, institute or maintain, any action, suit, claim, investigation, or proceeding of any kind whatsoever, including a counterclaim, cross-claim, or defense, regardless of the legal or equitable theory under which such liability or obligation may be sought to be imposed, that makes any claim contrary to the agreements and covenants set forth in this Section 11.04, including any such action, suit, claim, investigation, or proceeding with respect to the distribution to the any Purchaser Party, or any Purchaser Party’s use, of any management presentation, the datasite, the Projections or any other information, statements, disclosures, or materials, in each case whether written or oral, provided by them or any other Seller Party or any failure of any of the foregoing to disclose any information.

(d) The Purchaser and Merger Sub knowingly, willingly, irrevocably and expressly acknowledge and agree, on their own behalf and on behalf of the Purchaser Parties, that the agreements contained in this Section 11.04 (i) require performance after the Closing to the maximum extent permitted by applicable Law and will survive the Closing for twenty (20) years and will not be subject to any of the survival or exclusive remedy provisions of Section 11.05; and (ii) are an integral part of the transactions contemplated hereby and that, without these agreements set forth in this Section 11.04, the Company would not enter into this Agreement or recommend approval of this Agreement to the holders of Common Stock.

11.05 Survival; Certain Waivers.

(a) Other than the representations or warranties in the first and last sentences of Section 4.03, on the one hand, and the first and second sentences of Section 5.02 and the first and second sentences of Section 5.02, on the other hand, each of which shall survive indefinitely, each of the other representations and warranties and the covenants and agreements (except for covenants or agreements solely to the extent requiring performance by such party prior to the Closing) of the parties set forth in this Agreement or any other document or agreement contemplated hereby (except as otherwise expressly set forth to the contrary therein), or in any certificate delivered hereunder or thereunder, will terminate effective immediately as of the Closing. Each covenant and agreement solely to the extent requiring performance after the Closing, will, in each case, expressly survive Closing in accordance with its terms, and if no term is specified, then for twenty (20) years following the Effective Time, and nothing in this Section 11.05(a) will be deemed to limit any rights or remedies of any Person for breach of any such surviving covenant or agreement (with it being understood that Purchaser and Merger Sub will also be liable for breach of any covenant or agreement requiring performance by the Surviving Corporation or any of its Subsidiaries after the Closing, and that nothing herein will limit or affect the Purchaser’s or the Merger Sub’s or any of their respective Affiliates’ liability for the failure to pay the Merger Consideration (in whole or in part) or pay any other amounts payable by them (in whole or in part) as and when required by this Agreement).

(b) The Company, the Purchaser and the Merger Sub knowingly, willingly, irrevocably and expressly acknowledge and agree, on their own behalf and on behalf of the Purchaser Parties), that, from and after the Closing, to the fullest extent permitted under applicable Law (including under Environmental Law), any and all rights, claims and causes of action it may have against any Seller Party relating to the operation of the Company or its Subsidiaries or their respective businesses or relating to the subject matter of this Agreement or any other document contemplated hereby, and the Merger (other than, and solely with respect to any of the representations or covenants specified in Section 11.05(a) that survive the Closing, whether or not arising under, or based upon, any Law (including any right, whether arising at law or in equity, to seek indemnification, contribution, cost recovery, damages, or any other recourse or remedy) are hereby irrevocably waived. Furthermore, without limiting the generality of this Section 11.05, no action, suit, claim, investigation or proceeding will be brought, encouraged, supported or maintained by, or on behalf of, any Purchaser Parties (including, after the Effective Time, the Surviving Corporation and its Subsidiaries) against any of the Seller Parties), and no recourse will be sought or granted against any of them, by virtue of, or based upon, any alleged misrepresentation or inaccuracy in, or breach of, any of the representations, warranties, covenants or agreements of the Company or any other Person set forth or contained in this Agreement or any other document contemplated hereby or any certificate, instrument, opinion, agreement or other document of the Company or any other Person delivered hereunder (other than, and solely with respect to, any of the representations or covenants specified in Section 11.05(a) that survive the Closing, the subject matter of this Agreement or any other document contemplated hereby, the Merger, the business, the ownership, operation, management, use or control of the business of the Company or any of its Subsidiaries, any of their assets, or any actions or omissions at, or prior to, the Closing or the Effective Time. Furthermore, without limiting the generality of this Section 11.05, the Purchaser and the Merger Sub will not be entitled to rescind this Agreement or, subject to Section 8.01, treat this Agreement as terminated by reason of any breach of this Agreement, and the Purchaser and the Merger Sub knowingly, willingly, irrevocably and expressly waive any and all rights of rescission it may have in respect of any such matter. The Purchaser and the Merger Sub knowingly, willingly, irrevocably and expressly agree, on their own behalf and on behalf of the other Purchaser Parties, to indemnify and hold harmless each of the Seller Parties from and against, and in respect of, any and all liabilities, losses, damages, obligations, costs or expenses incurred by or on behalf of any Seller Party as a result of any such action, suit, claim, investigation or proceeding brought or maintained by any Purchaser Parties against any Seller Party in contravention of this Section 11.05. The Company, the Purchaser and the Merger Sub knowingly, willingly, irrevocably and expressly acknowledge and agree, on their own behalf and on behalf of the Purchaser Parties, that, from and after the Closing, their sole recourse with respect to the breach of any representation, warrant or covenant that survives the Closing in accordance with Section 11.05(a) shall be to the Surviving Corporation.

(c) The Purchaser and the Merger Sub knowingly, willingly, irrevocably and expressly acknowledge and agree, on their own behalf and on behalf of the Purchaser Parties, that the agreements contained in this Section 11.05 (i) require performance after the Closing to the maximum extent permitted by applicable Law and will survive the Closing for twenty (20) years, and will not be subject to any of the survival or exclusive remedy provisions of this Section 11.05; and (ii) are an integral part of the Merger and that, without the agreements set forth in this Section 11.05, the Company would not enter into this Agreement or recommend approval of this Agreement to the Stockholders.

11.06 Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered, (b) when transmitted via telecopy (or other facsimile device) to the number set out below if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), (c) the day following the day (except if not a Business Day then the next Business Day) on which the same has been delivered prepaid to a reputable national overnight air courier service or (d) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid. Notices, demands and communications, in each case to the respective parties, shall be sent to the applicable address set forth below, unless another address has been previously specified in writing:

Notices to the Purchaser or the Merger Sub:

c/o MPT Operating Partnership, L.P.

1000 Urban Center Drive, Suite 501

Birmingham, AL 35242

Attn: Legal Department

Facsimile No.: (205) 969-3756

with copies to (which shall not constitute notice):

Baker, Donelson, Bearman, Caldwell & Berkowitz, PC

1400 Wells Fargo Tower

420 Twentieth Street North

Birmingham, AL 35203

Attn: Thomas O. Kolb, Esq.

Facsimile No.: (205) 322-8007

Notices, after the Closing, the Surviving Corporation:

Capella Holdings, Inc.

510 Corporate Centre Drive, Suite 200

Franklin, TN 37067-2662

Attn: Neil Kunkel

Facsimile No.: (615) 764-3038

with copies to (which shall not constitute notice):

c/o MPT Operating Partnership, L.P.

1000 Urban Center Drive, Suite 501

Birmingham, AL 35242

Attn: Legal Department

Facsimile No.: (205) 969-3756

and

Baker, Donelson, Bearman, Caldwell & Berkowitz, PC

1400 Wells Fargo Tower

420 Twentieth Street North

Birmingham, AL 35203

Attn: Thomas O. Kolb, Esq.

Facsimile No.: (205) 322-8007

Notices, prior to the Closing, to the Company:

Capella Holdings, Inc.

510 Corporate Centre Drive, Suite 200

Franklin, TN 37067-2662

Attn: Neil Kunkel

Facsimile No.: (615) 764-3038

with copies to (which shall not constitute notice):

GTCR LLC

300 North LaSalle Street

Chicago, Illinois 60654

Attn:	David A. Donnini Joshua M. Earl

Facsimile No.: (312) 382-2201

and

Kirkland & Ellis LLP

300 North LaSalle Street

Chicago, Illinois 60654

Attn:	Margaret A. Gibson, P.C. Christopher M. Thomas

Facsimile No.: (312) 862-2200

Notices to the Representative:

GTCR Fund VII, L.P.

300 North LaSalle Street

Chicago, Illinois 60654

Attn:	David A. Donnini Joshua M. Earl

Facsimile No.: (312) 382-2201

with copies to (which shall not constitute notice):

Kirkland & Ellis LLP

300 North LaSalle Street

Chicago, Illinois 60654

Attn:	Margaret A. Gibson, P.C. Christopher M. Thomas

Facsimile No.: (312) 862-2200

or to such other address with respect to a party as such party notifies the other in writing as above provided.

11.07 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by the Purchaser or the Merger Sub without the prior written consent of, prior to Closing, the Company or, after Closing, the Representative, as applicable.

11.08 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement, unless the severance of such provision would be in opposition to the parties’ intent with respect to such provision.

11.09 References. The table of contents and the section and other headings and subheadings contained in this Agreement and the Exhibits hereto are solely for the purpose of reference, are not part of the agreement of the parties hereto, and shall not in any way affect the meaning or interpretation of this Agreement or any Exhibit hereto. All references to days or months shall be deemed references to calendar days or months. All references to “$” shall be deemed references to United States dollars. Unless the context otherwise requires, any reference to an “Article,” “Section,” “Exhibit,” “Disclosure Schedule” or “Schedule” shall be deemed to refer to an article of this Agreement, section of this Agreement, exhibit to this Agreement or a schedule to this Agreement, as applicable. Capitalized terms used in the Disclosure Schedules and not otherwise defined therein have the meanings given to them in this Agreement. The words “hereof,” “herein” and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it. Unless the context otherwise clearly indicates, each defined term used in this Agreement shall have a comparable meaning when used in its plural or singular form.

11.10 Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Person. Any information set forth in any Schedule or incorporated in any Section of the Agreement shall be considered to have been set forth in each other Schedule and shall be deemed to modify the representations and warranties in ARTICLE IV of the Agreement whether or not such representations and warranties refer to such Schedule or any Schedule; provided that: (a) the disclosure and information in the Schedules shall not constitute a representation or warranty and shall not expand any representation or warranty in ARTICLE IV, and (b) the Company shall use good faith efforts to include applicable schedule and section cross-references in each of the Schedules regardless of whether the relevance of such disclosure is reasonable apparent of its face. In the event a subject matter is addressed in more than one representation and warranty in ARTICLE IV, the Purchaser and the Merger Sub shall be entitled to rely only on the most specific representation and warranty addressing such matter. The specification of any dollar amount or the inclusion of any item in the representations and warranties contained in this Agreement or the Disclosure Schedules or Exhibits is not intended to imply that the amounts, or higher or lower amounts, or the items so included, or other items, are or are not required to be disclosed (including whether such amounts or items are required to be disclosed as material or threatened) or are within or outside of the ordinary course of business, and no party shall use the fact of the setting of the amounts or the fact of the inclusion of any item in this Agreement or the Disclosure Schedules or Exhibits in any dispute or controversy between the parties as to whether any obligation, item or matter not described or included in this Agreement or in any Schedule or Exhibit is or is not required to be disclosed (including whether the amount or items are required to be disclosed as material or threatened) or is within or outside of the ordinary course of business. The information contained in this Agreement and in the Disclosure Schedules and Exhibits hereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein shall be deemed to be an admission by any party hereto to any third party of any matter whatsoever (including any violation of Law or breach of contract). For purposes of this Agreement, if the Company or a Person acting on its behalf posts a document to the online data room hosted on behalf of the Company and located at https://datasite.merrillcorp.com/, such document shall be deemed to have been “delivered,” “furnished” or “made available” (or any phrase of similar import) to the Purchaser by the Company. In no event shall “the transactions contemplated hereby” or any similar phrase be deemed to include any of the potential transactions that may occur immediately after the Closing pursuant to documents being discussed and negotiated by the Purchaser, certain Affiliates of the Purchaser and the Management Company, including a master sublease agreement, a real estate purchase agreement, and various related agreements.

11.11 Amendment and Waiver. Any provision of this Agreement or the Disclosure Schedules or Exhibits hereto may be amended or waived only in a writing signed by the Purchaser, the Merger Sub, the Company and (after the Closing) the Representative. No waiver of any provision hereunder or any breach or default thereof shall extend to or affect in any way any other provision or prior or subsequent breach or default.

11.12 Complete Agreement. This Agreement and the documents referred to herein (including the Confidentiality Agreement) contain the complete agreement between the parties hereto and supersede any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

11.13 Third Party Beneficiaries. Section 7.04 and the exclusive remedies provisions of Section 11.05 shall be enforceable by the current and former officers, directors and similar functionaries of the Company and/or its Subsidiaries and his or her heirs and representatives. Except as otherwise expressly provided herein, nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.

11.14 Purchaser and the Merger Sub Deliveries. Each of the Purchaser and the Merger Sub agrees and acknowledges that all documents or other items delivered or made available to the Purchaser’s Representatives shall be deemed to be delivered or made available, as the case may be, to the Purchaser and the Merger Sub for all purposes hereunder.

11.15 Delivery by Electronic Transmission. This Agreement and any signed agreement entered into in connection herewith or contemplated hereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail, shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such contract, each other party hereto or thereto shall re–execute original forms thereof and deliver them to all other parties. No party hereto or to any such contract shall raise the use of a facsimile machine or by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail to deliver a signature or the fact that any signature or contract was transmitted or communicated through the use of facsimile machine or by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail as a defense to the formation of a contract and each such party forever waives any such defense.

11.16 Counterparts. This Agreement may be executed in multiple counterparts, any one of which need not contain the signature of more than one party, but all such counterparts taken together shall constitute one and the same instrument.

11.17 Governing Law. All issues and questions concerning the construction, validity, interpretation and enforceability of this Agreement and the Exhibits and Schedules hereto shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

11.18 Jurisdiction. Except as otherwise expressly provided in this Agreement, any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby may be brought in the United States District Court for the District of Delaware, the Delaware Court of Chancery of the State of Delaware or any other court of the State of Delaware, and each of the parties hereto hereby consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 11.06 shall be deemed effective service of process on such party.

11.19 Waiver of Trial by Jury. EACH PARTY TO THIS AGREEMENT HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR THE ESCROW AGREEMENT OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. EACH PARTY TO THIS AGREEMENT HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

11.20 Specific Performance. Each of the parties hereto acknowledges that the rights of each party to consummate the transactions contemplated hereby are unique and recognizes and affirms that in the event of a breach of this Agreement by any party, money damages may be inadequate and the non-breaching party may have no adequate remedy at law. Accordingly, the parties agree that such non-breaching party shall have the right, in addition to any other rights and remedies existing in their favor at law or in equity, to enforce their rights and the other party’s obligations hereunder not only by an action or actions for damages but also by an action or actions for specific performance, injunctive and/or other equitable relief (without posting of bond or other security). Notwithstanding the foregoing, the parties agree that a party’s breach or alleged breach of this Agreement shall not constitute grounds for any objection or opposition to such party’s right to specific performance. The parties agree not to assert that a remedy of specific performance or other equitable relief is unenforceable, invalid, contrary to law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at law. The parties acknowledge and agree that any party pursuing an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 11.20 will not be required to provide any bond or other security in connection with any such injunction or injunctions. If, prior to the Outside Date, any party hereto brings any action, in each case in accordance with Section 11.18, to enforce specifically the performance of the terms and provisions hereof by any other party, the Outside Date will automatically be extended (y) for the period during which such action is pending, plus ten (10) Business Days or (z) by such other time period established by the court presiding over such action, as the case may be.

11.21 Time is of the Essence. The parties hereby expressly acknowledge and agree that time is of the essence for each and every provision of this Agreement.

*        *        *         *

IN WITNESS WHEREOF, the parties hereto have executed this Agreement and Plan of Merger on the date first above written.

Company:	CAPELLA HOLDINGS, INC.

	By:	/s/ Michael Wiechart
		Name:	Michael Wiechart
		Title:	Chief Executive Officer and President

Signature Page to Merger Agreement

Purchaser:	CAPELLA HEALTH HOLDINGS, LLC

	By:	MPT Camaro Opco, LLC
	Its:	Manager

	By:	MPT Development Services, Inc.
	Its:	Sole Member

	By:	/s/ R. Steven Hamner
	Name:	R. Steven Hamner
	Title:	Executive Vice President and Chief Financial Officer

Signature Page to Merger Agreement

Merger Sub:	CAPELLA HOLDINGS ACQUISITION SUB, INC.

	By:	/s/ R. Steven Hamner
	Name:	R. Steven Hamner
	Title:	Executive Vice President and Chief Financial Officer

Signature Page to Merger Agreement

Representative:

GTCR FUND VIII, L.P.

By:	GTCR Partners VIII, L.P.
Its:	General Partner

By:	GTCR Golder Rauner II, L.L.C.
Its:	General Partner

	By:	/s/ David A. Donnini
		Name:	David A. Donnini
		Title:	Managing Director

Signature Page to Merger Agreement

Exhibit A

Form of Letter of Transmittal

See attached.

Exhibit A

CAPELLA HOLDINGS, INC.

LETTER OF TRANSMITTAL

Ladies and Gentlemen:

In connection with the merger (the “Merger”) of Capella Holdings Acquisition Sub, Inc. (the “Merger Sub”) with and into Capella Holdings, Inc. (the “Company”) contemplated pursuant to the terms of and subject to the conditions set forth in the Agreement and Plan of Merger, dated as of July 21, 2015 (as it may be amended, restated, modified, or supplemented from time to time, the “Merger Agreement”), by and among Capella Health Holdings, LLC (the “Purchaser”), the Merger Sub, the Company and GTCR Fund VIII, L.P., solely in its capacity as representative as set forth therein (the “Representative”), the undersigned surrenders herewith the certificate(s) representing the shares of Common Stock (the “Shares”) listed in the “Stock Certificates” section of this Letter of Transmittal (collectively, the “Certificates”), and which represent(s) all of the Shares held by the undersigned as of immediately prior to the Effective Time (for the avoidance of doubt, such Shares shall not include any Rollover Shares), and hereby acknowledges that the Certificate(s) shall be cancelled and retired and cease to exist as of the Effective Time and will be converted into and become the right to receive the applicable portion of the Stock Consideration, subject to applicable required tax deductions or withholdings. The Certificates are (i) enclosed with this Letter of Transmittal, (ii) declared by the undersigned to be lost, stolen, mutilated or destroyed, in which case the undersigned has executed and enclosed the notice in the form attached hereto and/or (iii) held on the undersigned’s behalf by the Company, in which case, the undersigned hereby directs that such Certificates be surrendered to the Company. Capitalized terms not otherwise defined herein will have the meanings set forth in the Merger Agreement.

In exchange for the above mentioned Shares, the Paying Agent or Representative or its designee (on behalf of the Purchaser), as applicable, will deliver in accordance with the Merger Agreement the applicable portion of the Stock Consideration, minus any required tax deductions or withholdings (if applicable), to which the undersigned is entitled under the Merger Agreement, at the times specified therein. The undersigned understands and agrees that, pursuant to Section 1.05 of the Merger Agreement (a) a portion of the consideration to which the undersigned may be entitled under the Merger Agreement may be paid (if at all) by the Purchaser after the Closing to, or as directed by, the Representative in accordance with Section 1.05(a) of the Merger Agreement if an Adjustment Amount exists pursuant to Section 1.07 of the Merger Agreement, (b) a portion of the consideration to which the undersigned may be entitled under the Merger Agreement will be included in escrow funds, which will be delivered to an escrow agent (the “Escrow Agent”) and held in escrow pursuant to Section 2.02(d) of the Merger Agreement and the terms of the escrow agreement executed among the Purchaser, the Company, the Representative and the Escrow Agent at the Closing (the “Escrow Agreement”), with such amounts to be disbursed by the Escrow Agent in accordance with the Escrow Agreement (including to satisfy claims of the Purchaser for adjustment of the Merger Consideration) and (c) a portion of the consideration to which the undersigned may be entitled under the Merger Agreement will be included in certain amounts retained by the Representative pursuant to Section 1.06 of the Merger Agreement, with such amounts to be disbursed (if at all) by the Representative in accordance with Section 1.07 of the Merger Agreement.

The undersigned understands and agrees that, within five (5) Business Days after the Paying Agent receives any Additional Merger Consideration (as defined in the Merger Agreement) on behalf of the Stockholders and the Optionholders, the Representative shall calculate the applicable Per Share Additional Merger Consideration (as defined in the Merger Agreement). The Representative will then notify the Paying Agent of such calculations and the amount to be distributed to each Stockholder and to the Surviving Corporation (on behalf of each Optionholder) based upon the Per Share Additional Merger Consideration. The Paying Agent will distribute such amounts, as applicable, in accordance with the irrevocable instructions so received from the Representative. None of the Escrow Agent, the Paying Agent, the Representative or the Purchaser will have any liability or obligation to any Stockholder or Optionholder for any distribution made in accordance with the instructions of the Representative pursuant to Section 1.07 of the Merger Agreement.

The undersigned hereby represents and warrants to the Purchaser as of the date of this Letter of Transmittal and as of the Closing Date that: (a) the undersigned has the full legal right, power and authority to execute and deliver this Letter of Transmittal, to perform its obligations hereunder and to deliver the Certificate(s) listed in the “Stock

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Certificates” section of this Letter of Transmittal (and the Shares represented thereby specified in such section), (b) the execution, delivery and performance of this Letter of Transmittal by the undersigned has been duly authorized by all necessary action of the undersigned, if any, and this Letter of Transmittal constitutes a valid and binding obligation of the undersigned, enforceable in accordance with its terms, except as limited by the application of bankruptcy, insolvency, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights or to general principles of equity; (c) the undersigned is the sole owner (unless the undersigned is an individual and resides in a community property (or similar) state, in which case, the undersigned “owns”) beneficially and of record of the Shares set forth in the “Stock Certificates” section of this Letter of Transmittal, free and clear of any Lien (other than such as exist under applicable securities laws or as will be terminated at or prior to the Effective Time) as of the Effective Time, (d) the undersigned owns no Shares other than those Shares surrendered pursuant to this Letter of Transmittal and represented by the Certificates listed in the “Stock Certificates” section of this Letter of Transmittal, and (e) the surrender of the Certificate(s) by the undersigned is irrevocable.

The undersigned hereby irrevocably constitutes and appoints the Representative (and its successors designated in accordance with the Merger Agreement) as the undersigned’s representative and attorney-in-fact to act on behalf of the undersigned (whether in its capacity as a Stockholder or otherwise) in accordance with Section 11.01(b) of the Merger Agreement, and further acknowledges and agrees to all of the terms of Section 11.01(b) of the Merger Agreement (such power of attorney being deemed to be an irrevocable power coupled with an interest). Without limiting the generality of the foregoing, the Representative, in such capacity, will have such powers and authority as are necessary or appropriate to carry out the functions assigned to it under the Merger Agreement and in any other document delivered in connection therewith (including the exclusive power to negotiate and settle any and all disputes with the Purchaser, the Merger Sub, or the Guarantor under the Merger Agreement, the Escrow Agreement, the Guaranty, or the Paying Agent Agreement); provided, however, that the Representative will have no obligation to act on behalf of the Stockholders or Optionholders. The Representative will be the sole and exclusive means of asserting or addressing any of the above against, for or on behalf of the Stockholders or Optionholders, and no Stockholder or Optionholder will have any right to act on his, her or its own behalf with respect to any such matter, other than any claim or dispute against the Representative. All decisions and actions by the Representative (to the extent authorized by the Merger Agreement) will be binding upon all of the Stockholders and Optionholders, and no Stockholder or Optionholder will have the right to object, dissent, protest or otherwise contest the same. The Company, the Surviving Corporation, the Purchaser, the Merger Sub, the Escrow Agent, the Paying Agent and the Valuation Firm will be entitled to rely on the actions taken by the Representative without independent inquiry into the capacity of the Representative to so act. All actions, notices, communications and determinations by the Representative to carry out such functions will conclusively be deemed to have been authorized by, and will be binding upon, the undersigned (or any of the undersigned’s Affiliates or any Person acting on behalf of the undersigned). Furthermore, as provided in Section 11.01(c) of the Merger Agreement, neither the Representative, nor any of its officers, directors, employees, partners (general or limited), members, managers, attorneys, accountants, agents or consultants will have any liability to the undersigned with respect to actions taken, or omitted to be taken, by the Representative in such capacity (or its officers, directors, employees, partners (general or limited), members, managers, attorneys, accountants, agents or consultants in connection therewith), except that the Representative shall not be relieved of any liability imposed by law for fraud or willful misconduct as finally determined by a court of competent jurisdiction from which no further appeal may be taken. The Representative will be entitled to engage such attorneys, accountants, agents or consultants as it will deem necessary in connection with exercising its powers and performing its functions hereunder and pursuant to the Merger Agreement and (in the absence of bad faith on the part of the Representative) will be entitled to conclusively rely on the opinions and advice of such Persons in all matters. The Representative (for itself, and for its officers, directors, employees, partners (general or limited), members, managers, attorneys, accountants, agents and consultants) will be entitled to full reimbursement for all reasonable expenses, disbursements and advances (including fees and disbursements of its attorneys, accountants, agents or consultants) incurred by or on behalf of the Representative in such capacity (or any of its officers, directors, employees, partners (general or limited), members, managers, attorneys, accountants, agents or consultants in connection therewith), and to full indemnification against any liabilities, losses, damages, obligations, costs or expenses arising out of actions taken or omitted to be taken in its capacity as Representative (except for any liability imposed by law for fraud or willful misconduct as finally determined by a court of competent jurisdiction), including the costs and expenses of investigation, defense, settlement or adjudication of any action, suit, claim, investigation, or proceeding, from the Stockholders and Optionholders (including from funds paid to the Representative under the Merger Agreement and/or otherwise received by it in its capacity as Representative, or funds to be distributed to the Stockholders or Optionholders under the Merger Agreement at its

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direction, pursuant to or in connection with the Merger Agreement (including under the Escrow Agreement and the Paying Agent Agreement)). The Representative will be entitled to full reimbursement for all reasonable expenses, disbursements and advances incurred by or on behalf of the Representative in such capacity from the Representative Holdback Amount in accordance with the terms of the Merger Agreement and the Escrow Agreement. The undersigned will be responsible for its pro rata portion of any amount owed to the Representative in accordance with Section 11.01(e) of the Merger Agreement based upon the pro rata portion of the Aggregate Fully-Diluted Shares held by the undersigned immediately prior to the Closing (as finally calculated pursuant to Section 1.04(d) of the Merger Agreement). In furtherance of the foregoing, notwithstanding anything in the Merger Agreement or this Letter of Transmittal to the contrary, the undersigned acknowledges and agrees that the Representative will have the power and authority to set aside and retain additional funds paid to or received by it, or direct payment of additional funds to be paid to the Stockholders or Optionholders as Merger Consideration pursuant to the Merger Agreement at Closing or thereafter (including to establish such reserves as the Representative determines in good faith to be appropriate for such costs and expenses that are not then known or determinable). The undersigned hereby reaffirms, approves, accepts and adopts, and hereby agrees to comply with and perform, all of the acknowledgements and agreements made by the Representative on behalf of the Stockholders and Optionholders in the Merger Agreement and the other documents delivered in connection therewith (including the Escrow Agreement and the Paying Agent Agreement). The undersigned agrees that the Purchaser and the Merger Sub will not have any liability for any actions or inactions of the Representative, and that each of them shall be fully protected in relying upon and shall be entitled to rely upon the acts and agreements of the Representative in accordance with Section 11.01(c) of the Merger Agreement as acts of the undersigned. The undersigned understands and agrees that the Representative, the Company, the Purchaser and the Merger Sub are express third party beneficiaries of this Letter of Transmittal.

The undersigned hereby irrevocably constitutes and appoints the Paying Agent as the true and lawful agent and attorney-in-fact of the undersigned with respect to the Certificate(s) listed in the “Stock Certificates” section of this Letter of Transmittal, and any and all rights represented thereby, with full power of substitution and resubstitution (such power of attorney being deemed to be an irrevocable power coupled with an interest), to deliver such certificate(s) upon receipt thereof, together with all accompanying evidences of transfer and authenticity, to the Company for cancellation or to the Purchaser as otherwise contemplated by the Paying Agent Agreement; provided, that if the Merger is not consummated, such appointment of the Paying Agent automatically will terminate and have no further force or effect. This Letter of Transmittal, the authority herein conferred or agreed to be conferred to the Paying Agent pursuant to this paragraph and the Representative pursuant to the immediately preceding paragraph will not be affected by, and will survive, the death, incapacity or dissolution of the undersigned, and all grants, appointments, acknowledgments, conveyances, deliveries, waivers and obligations of the undersigned hereunder will be binding upon the heirs, executors, administrators, trustees in bankruptcy, personal and legal representatives, successors and assigns of the undersigned. This transmittal, and the surrender of Certificate(s) transmitted by this Letter of Transmittal, are irrevocable; provided, that if the Merger Agreement is terminated in accordance with its terms prior to the consummation of the Merger, this Letter of Transmittal and such Certificate(s) will be returned to the undersigned.

The undersigned understands and agrees that the method of delivery of the shares of Common Stock and this Letter of Transmittal is at the election and risk of the Stockholder, and that surrender of the enclosed Certificates shall be effected, and risk of loss and title with respect to such Certificates will pass, only upon delivery to the Paying Agent in accordance herewith, and delivery of this instrument other than to the Paying Agent or to an address other than as set forth in the instructions herewith does not constitute a valid surrender. The undersigned hereby acknowledges that the undersigned has read the “Instructions for Letter of Transmittal” section in this Letter of Transmittal.

Unless the Merger Agreement is terminated in accordance with its terms, the undersigned agrees that he, she or it shall not, directly or indirectly (including by the taking of any action by any other Person that, if taken by the undersigned, would be a violation of this paragraph), sell, transfer, pledge, encumber, assign or otherwise transfer or dispose of (including by gift or by contribution to any trust or similar instrument or to any beneficiaries of the undersigned) any Shares or any interest therein (a “Transfer”), or enter into any contract, option or other agreement, arrangement or understanding to Transfer any Shares, other than as a result of the Merger or pursuant to a Rollover Agreement or Contribution Agreement.

The undersigned hereby waives any and all preferential rights related to the undersigned’s ownership of any Shares, including, without limitation, any liquidation rights, redemption rights, registration rights, dissenters’ or appraisers’

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rights, preemptive rights, option or put rights, rights of first refusal, consent rights regarding a change of control of the Company or similar preferences, whether arising pursuant to any organizational documents of the Company, by agreement or by operation of Law.

The undersigned acknowledges that: (a) unless and until the undersigned surrenders the Certificate(s) held by the undersigned in accordance with this Letter of Transmittal and executes the attached forms, and the same are received by the Paying Agent for processing of payment, no payments under the Merger Agreement shall be paid to the undersigned in respect of such Shares, (b) payment under the Merger Agreement is conditioned upon the Closing of the Merger and subject to the terms and conditions of the Merger Agreement and (c) no interest will accrue on any amounts payable under the Merger Agreement, except as may be provided by the Escrow Agreement. The undersigned acknowledges that the Merger is subject to various conditions and that the Paying Agent may not be required to accept the surrender of any Certificates surrendered under this Letter of Transmittal. The undersigned agrees, upon request, to execute and deliver any additional documents necessary or reasonably desirable to complete the conversion of the Shares in exchange for the Stock Consideration as reasonably required by the Paying Agent or the Surviving Corporation.

If this Letter of Transmittal is to be signed by the registered holder(s) of Common Stock represented thereby, it must be signed by the registered Stockholder(s) exactly as the name(s) of such registered Stockholder(s) appear(s) on the Certificate(s). If this Letter of Transmittal is to be signed by or on behalf of a person other than the registered Stockholder(s), see the “Instructions for Letter of Transmittal; Endorsements” section of this Letter of Transmittal. This Letter of Transmittal (but not the Certificates to be delivered herewith) may be executed and delivered by means of facsimile transmission or electronic mail transmission with portable document format (.pdf) (or similar format) attachment)).

The undersigned irrevocably agrees that any action, suit, claim, investigation or proceeding of any kind whatsoever, including a counterclaim, cross-claim, or defense, regardless of the legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at law or in equity, or otherwise under any legal or equitable theory, that may be based upon, arising out of or related to this Letter of Transmittal or the negotiation, execution or performance of this Letter of Transmittal, the Merger Agreement or the Transactions brought by any other party or its successors or assigns will be brought and determined only in the United States District Court for the District of Delaware, the Delaware Court of Chancery of the State of Delaware or any other court of the State of Delaware, and the undersigned hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts (and of the appropriate appellate courts therefrom) for itself and with respect to its property, generally and unconditionally, with regard to any such action, suit, claim, investigation or proceeding arising out of or relating to this Letter of Transmittal, the Merger Agreement and the Transactions. The undersigned agrees not to commence any action, suit, claim or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein, and will not file a motion to dismiss any action filed in a state or federal court in the State of Delaware, on any jurisdictional or venue-related grounds, including the doctrine of forum non-conveniens. The undersigned hereby irrevocably consents to the service of any and all process in any such action, suit, claim or proceeding by delivery of such process in the manner provided in Section 11.06 of the Merger Agreement to the address set forth in the “Stock Certificates” section of this Letter of Transmittal and agrees not to assert (by way of motion, as a defense or otherwise) in any action, suit, claim or proceeding any claim that service of process made in accordance with the foregoing does not constitute good and valid service of process.

All issues and questions concerning the construction, validity, interpretation and enforceability of this Letter of Transmittal shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. EACH PARTY TO THIS LETTER OF TRANSMITTAL HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (A) ARISING UNDER THIS LETTER OF TRANSMITTAL, THE MERGER AGREEMENT, OR THE ESCROW AGREEMENT OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS LETTER OF TRANSMITTAL OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER

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NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. EACH PARTY TO THIS LETTER OF TRANSMITTAL HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT THE PARTIES TO THIS LETTER OF TRANSMITTAL MAY FILE A COPY OF THIS LETTER OF TRANSMITTAL WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

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THE “INSTRUCTIONS FOR LETTER OF TRANSMITTAL” SECTION OF THIS LETTER OF TRANSMITTAL SHOULD BE READ CAREFULLY BEFORE THIS LETTER OF TRANSMITTAL IS COMPLETED.

Dated:

For completion by individuals:

Name of Owner(s):
(please print)

Signature of Owner(s):

For completion by corporations, partnerships, limited liability companies, trusts or other entities:

Name of Owner(s):
(please print)

Signature on behalf of Owner(s):

Name of Signatory:
(please print)

Title of Signatory:
(please print)

STOCK CERTIFICATES

Please insert in the boxes below the requested description of the Certificates surrendered with this Letter of Transmittal. Certificates to be surrendered are to accompany this Letter of Transmittal. Please send this Letter of Transmittal and the corresponding Certificates to the Paying Agent at the following address: Wilmington Trust, N.A., 50 South Sixth Street, Minneapolis, MN 55402 (Attn: M&A Team).

Certificates:1

Name(s) and Address of Registered Owner (as name(s) appear on certificate)	Common Stock Certificate Numbers	Total Number of Shares of Class A Common Stock Surrendered	Check below to indicate if you believe that the Certificates are already held by the Company on your behalf

Total Number of Shares of Common Stock

LOST, STOLEN, MUTILATED OR DESTROYED CERTIFICATES

If any Certificate(s) are lost, stolen, mutilated or destroyed, please check this box:  ☐

Number of shares represented by Certificate(s) lost, stolen, mutilated or destroyed:                     .

If your Certificate(s) have been lost, stolen, mutilated or destroyed, the Paying Agent may require such further information and assurances concerning lost Certificates and such affidavits of loss, indemnity and guarantees as it may deem advisable.

[1]	In the event that the number of shares of Common Stock is reduced in connection with an applicable Rollover Agreement or Contribution Agreement, the stock certificate number(s) and the total number of shares surrendered will be deemed to be the amount stated in the List of Stockholders (Exhibit A) delivered to the Paying Agent pursuant to the Paying Agent Agreement.

PAYMENT INSTRUCTIONS

The Paying Agent and the Representative, as applicable, are hereby authorized and instructed to make payments of the Stock Consideration due to the undersigned of this Letter of Transmittal pursuant to the Merger Agreement by wire transfer of immediately available funds to the undersigned as instructed in the box below.

WIRE TRANSFER INFORMATION:

NOTE: This wire request is optional. If you complete the wire transfer information and any of the information is incomplete, ineligible or otherwise deficient, you will receive a check for your proceeds. In connection with the above reference Merger, please wire the entitled funds as follows:

Payee:

Bank Name:

Address:

ABA Number:

Account Name:

Account Number:

For Further Credit Name and Account #:

If Foreign IBAN and SWIFT:

Please provide the contact information where the Paying Agent and the Representative, as applicable, may contact you if there are any questions or issues regarding the wire transfer information provided above.

CONTACT INFORMATION:

Address:

Telephone:

E-mail:

By completion of the wire transfer information, you hereby represent and warrant that the above wire instructions are true and correct.

INSTRUCTIONS FOR LETTER OF TRANSMITTAL

General

This Letter of Transmittal is being provided for the purpose of assisting Stockholders with surrendering Certificates. The Certificates will each be converted, at the Effective Time, into the right to receive, upon delivery of a duly executed and completed copy of this Letter of Transmittal and evidence of the Certificate(s) in accordance with the Merger Agreement, the applicable Stock Consideration set forth in, and determined in accordance with, the Merger Agreement at the times specified therein. The applicable Stock Consideration, minus any tax deductions, withholdings and any other amounts that the Purchaser, the Merger Sub, the Company, the Surviving Corporation or the Paying Agent (as applicable) are required to deduct or withhold under the Code or any applicable provision of Tax Law, to which a Stockholder is entitled under the Merger Agreement will be delivered in accordance with the Merger Agreement, which provides, in part, that a portion of the consideration to which the undersigned may be entitled under the Merger Agreement may be paid (if at all) after the Closing to, or as directed by, the Representative in accordance with the Merger Agreement if an Adjustment Amount exists pursuant to Section 1.07 of the Merger Agreement. A portion of the consideration to which the undersigned may be entitled under the Merger Agreement is to be delivered to the Escrow Agent and held in escrow pursuant to Section 2.02(d) of the Merger Agreement and the terms of the Escrow Agreement, with such amounts to be disbursed by the Escrow Agent in accordance with the Escrow Agreement (which disbursements may be for satisfying claims of the Purchaser for adjustment of the Merger Consideration). In addition, a portion of the consideration to which the undersigned may be entitled under the Merger Agreement will be included in certain amounts retained by the Representative pursuant to Section 1.06 of the Merger Agreement, with such amounts to be disbursed (if at all) by the Representative in accordance with Section 1.07 of the Merger Agreement.

This Letter of Transmittal, including the Form W-9 (as defined herein), should be properly filled in, dated and signed by the registered holder(s) of the Certificate(s) and delivered or mailed, together with the Certificate(s), to the Paying Agent at the following address at least two (2) Business Days prior to the Closing. If your Certificates are already being held on your behalf by the Company, please indicate such fact in your Letter of Transmittal. Your execution and delivery of the Letter of Transmittal will evidence your surrender of your shares of Common Stock for cancellation in accordance with the terms set forth herein and in the Merger Agreement.

Failure to deliver all required documents at least two (2) Business Days prior to the Closing may result in delay of payment. A Letter of Transmittal and Certificates delivered to the Paying Agent on or prior to the Closing of the Merger will be held on behalf of the applicable holder pending the consummation of the Merger. In the event that the Merger is not consummated, such Letter of Transmittal and certificates will be returned to the applicable holder. Delivery of such certificates will be effected, and risk of loss will pass, only upon proper delivery to the Paying Agent and the other materials required by the Merger Agreement. The delivery to the Stockholders of the applicable Merger Consideration, minus any tax deductions, withholdings and any other amounts that the Purchaser, the Merger Sub, the Company, the Surviving Corporation or the Paying Agent (as applicable) are required to deduct or withhold under the Code or any applicable provision of Tax Law, will be effected only upon proper delivery of the Certificates to the Paying Agent. Note that the responsibility and liability of the Representative in connection with its actions in such capacity, including with respect to the forwarding of the materials received from the Stockholders, are governed by the terms of the Merger Agreement.

Endorsements

Signatures on the Letter of Transmittal must correspond in every particular with the registered name(s) of such Stockholder(s) on the face of such Certificate(s). If any shares of Common Stock are owned of record by two or more joint owners, all such owners must sign this Letter of Transmittal. When the Letter of Transmittal is signed by the registered Stockholder(s), no endorsements of Certificates or separate stock powers are required. If this Letter of Transmittal is signed by or on behalf of a person other than the registered holder(s) of the Certificates listed, the Certificate(s) must be endorsed or accompanied by appropriate, stock powers, in either case, signed exactly as the name(s) of the registered Stockholder(s) appear(s) on the face of the Certificate(s). In case the Letter of Transmittal is executed by an attorney, executor, administrator, guardian or other fiduciary, or by an officer of a corporation, the person executing the Letter of Transmittal must give his full title in such capacity and appropriate evidence of authority to act in such capacity must be forwarded with the Letter of Transmittal and Certificate(s) surrendered. If any shares of Common Stock are registered in different names on different Certificates, it will be necessary to complete, sign and submit as many separate copies of this Letter of Transmittal and any necessary or required documents as there are different registrations of Certificates.

Taxpayer Identification Number Certification

Under U.S. federal income tax law, you must report and certify your correct taxpayer identification number and further certify that you are not subject to backup withholding due to notified underreporting of income on Internal Revenue Service (“IRS”) Form W-9 or a suitable substitute. This Letter of Transmittal includes a Form W-9, which you should complete and return with this Letter of Transmittal. Failure to provide the information requested on the Form W-9 could result in certain penalties as well as backup withholding on payments due to you. If you have been notified by the IRS that you are subject to backup withholding and the IRS has not subsequently notified you that backup withholding has terminated, you must strike out the language in clause (2) on the Form W-9. Certain holders are not subject to backup withholding. For further information concerning backup withholding and instructions for completing the Form W-9, see the “Important Tax Information” section.

Lost, Stolen, Mutilated or Destroyed Certificates

If any Certificate(s) have been lost, stolen, mutilated or destroyed, the holder(s) thereof should check the appropriate box in the “Lost, Stolen, Mutilated or Destroyed Certificate” section on this Letter of Transmittal and indicate the number of shares of Common Stock represented by such Certificate(s). The holder(s) of such Certificate(s) will then be instructed by the Company, the Purchaser or the Paying Agent of the actions necessary to replace such Certificates.

Payment Instructions

Please complete the information for the payment instructions to the Paying Agent by providing applicable wire transfer information in the space provided. Please also provide the contact information where the Paying Agent may contact you if there are any questions or issues regarding the wire transfer information provided.

Questions

If you have questions regarding this Letter of Transmittal or the surrender of your shares of Common Stock, please call Neil Kunkel, General Counsel of the Company at (615) 764-3015.

IMPORTANT TAX INFORMATION

Under U.S. federal income tax law, a holder who surrenders Certificates for a portion of the Merger Consideration is required to provide the Paying Agent with the holder’s correct taxpayer identification number (“TIN”) on the enclosed Form W-9 or otherwise establish a basis for exemption from backup withholding. Generally, if the holder is an individual, the TIN is the holder’s social security number. If the Paying Agent is not provided with the correct TIN, the holder may be subject to a $50 penalty, as well as various other penalties, imposed by the IRS. In addition, payments made to the holder with respect to the Shares may be subject to backup withholding.

Certain holders (including, among others, all corporations and certain foreign individuals) are not subject to these backup withholding and reporting requirements. A foreign individual may qualify as an exempt recipient or other payee by submitting to the Paying Agent a properly completed IRS Form W-8, Certificate of Foreign Status, signed under penalty of perjury, attesting to such holder’s exempt status. The appropriate IRS Form W-8 may be downloaded from the IRS website at the following address: http://www.irs.gov.

If backup withholding applies, the Paying Agent is required to withhold 28% of any payment made to the holder or other payee. Backup withholding is not an additional federal income tax. Rather, the amount withheld will be credited against the federal income tax liability of persons subject to backup withholding. If withholding results in an overpayment of taxes, a refund may be obtained from the IRS provided that the required information is timely furnished to the IRS.

Purpose of Form W-9. To prevent backup withholding on payments that are made to a holder with respect to the Shares, the holder is required to provide the Paying Agent with the holder’s current TIN by completing the Form W-9 herein, certifying that the TIN provided on Form W-9 is correct (or that such holder is awaiting a TIN), that the holder is a U.S. Person, and that (i) the holder has not been notified by the IRS that the holder is subject to backup withholding as a result of failure to report all interest or dividends or (ii) the IRS has notified the holder that the holder is no longer subject to backup withholding.

What Number to Give the Paying Agent. The holder is required to give the Paying Agent the TIN (e.g., social security number, individual taxpayer identification number or employer identification number) of the record owner of the shares of Common Stock. If the shares of Common Stock are held in more than one name or are not held in the name of the actual owner, consult the “What Name and Number to give the Requester” section in the attached Form W-9 or your tax advisor for additional guidance on which number to report.

FOR ADDITIONAL INFORMATION, CONTACT YOUR OWN

TAX ADVISOR OR THE INTERNAL REVENUE SERVICE.

Exhibit B

Calculation of Net Working Capital

See attached.

Exhibit B

Exhibit C

Form of Escrow Agreement

See attached.

Exhibit C

ESCROW AGREEMENT

THIS ESCROW AGREEMENT, dated as of [            ], 2015 (this “Agreement”), is made by and among Capella Health Holdings, LLC, a Delaware limited liability company (the “Purchaser”), Capella Holdings, Inc., a Delaware corporation (the “Company”), GTCR Fund VIII, L.P., a Delaware limited partnership, solely in its capacity as representative as set forth in the Merger Agreement (as defined below) (the “Representative”), and Wilmington Trust, N.A., as escrow agent (the “Escrow Agent”) and paying agent (the “Paying Agent”).

RECITALS:

WHEREAS, the Purchaser, the Company, Capella Holdings Acquisition Sub, Inc., a Delaware corporation and direct or indirect wholly-owned Subsidiary of the Purchaser (the “Merger Sub”), and the Representative, solely in its capacity as Representative as set forth therein, are parties to that certain Agreement and Plan of Merger dated as of July 21, 2015 (as it may be amended, restated, modified or supplemented from time to time, the “Merger Agreement”), pursuant to which, subject to the terms and conditions set forth therein, the Merger Sub will merge with and into the Company, with the Company being the Surviving Corporation of such Merger. Capitalized terms used but not otherwise defined herein will have the meanings set forth in the Merger Agreement;

WHEREAS, this Agreement is the Escrow Agreement referred to in the Merger Agreement;

WHEREAS, pursuant to Section 2.02(d) of the Merger Agreement, at the Closing and immediately prior to the Effective Time, the Purchaser will, or will cause the Merger Sub to, deliver the Escrow Amount to the Escrow Agent by wire transfer of immediately available funds to a separate escrow account designated to the Purchaser by the Escrow Agent no later than two (2) Business Days prior to the Closing Date (the “Escrow Account”) established pursuant to the terms of this Agreement; and

WHEREAS, the Escrow Account is being established by the parties to protect the Purchaser, subject to the limitations set forth in this Agreement and the Merger Agreement, in the event that there is an Excess Amount (as defined below).

NOW, THEREFORE, in consideration of the agreements and understandings contemplated in the Merger Agreement and herein, the parties hereto hereby agree as follows:

1.	Appointment of Escrow Agent. The Purchaser and the Representative hereby jointly appoint and designate the Escrow Agent as the escrow agent for the purposes set forth in this Agreement, and the Escrow Agent hereby accepts such appointment under the terms and conditions set forth in this Agreement.

2.

Formation of Escrow Funds. The Purchaser will, or will cause the Merger Sub to, deliver to the Escrow Agent an aggregate of $10,000,000.00 (the “Escrow Amount”) immediately prior to the Effective Time, and upon receipt thereof, the Escrow Agent will acknowledge in writing to the Purchaser and the Representative receipt of the Escrow Amount. The Escrow Agent will accept the Escrow Amount and hereby agrees to record and hold such amount in the Escrow Account. All amounts held in the Escrow Account, including any dividends, interest, distributions and other income received in respect thereof, less any losses on investments thereof, less distributions thereof in accordance with the Merger Agreement and this Agreement, are hereinafter referred to as the “Escrow Funds.” The Escrow Agent will hold all the Escrow Funds in accordance with the provisions of this Agreement and will not distribute the Escrow Funds except in accordance with the express terms and conditions of this Agreement. The parties hereto agree that the Escrow

Funds shall be held in escrow and shall be available only to secure the obligations, if any, of the Stockholders, Optionholders and the Representative to pay the Purchaser any Excess Amount in accordance with Section 1.05(b) of the Merger Agreement; provided, that, if the Escrow Funds exceed the Excess Amount then all remaining funds will be released to the Representative (or its designee) in accordance with Section 1.07 of the Merger Agreement and the terms hereof.

3.	Payments from the Escrow Funds.

(a)	If the Final Merger Consideration is greater than Closing Merger Consideration as finally determined pursuant to Section 1.04 of the Merger Agreement, then pursuant to Section 1.05(a) of the Merger Agreement, the Purchaser shall, within two (2) Business Days after the Settlement Date, pay, or cause to be paid, to the Paying Agent, on behalf of the Stockholders and the Optionholders, the amount of such excess by wire transfer of immediately available funds and (ii) the Representative and the Purchaser shall deliver joint written instructions signed by the Representative and the Purchaser in compliance with Exhibit A-1 and Exhibit A-2 hereto (a “Joint Instruction”) to the Escrow Agent to cause the Escrow Agent to make payment of the Escrow Amount from the Escrow Account, within two (2) Business Days after the Settlement Date, to the Paying Agent on behalf of the Stockholders and the Optionholders; provided, that, such distribution shall only be made (i) in accordance with Joint Instructions delivered by all of the Representative and the Purchaser or (ii) after a final and binding award or judgment has been rendered by a court of competent jurisdiction requiring the distribution of such amount and to an account set forth in a written instruction from the party or parties entitled to such payment pursuant to such award or judgment (an “Order”).

(b)	If the Closing Merger Consideration exceeds the Final Merger Consideration as finally determined pursuant to Section 1.04 of the Merger Agreement (such excess, the “Excess Amount”), then pursuant to Section 1.05(b) of the Merger Agreement: (i) the Representative and the Purchaser shall promptly deliver Joint Instructions to the Escrow Agent to cause the Escrow Agent to, and after receipt thereof the Escrow Agent will, make payment, by wire transfer of immediately available funds, to the Purchaser (or its designee) of the Excess Amount from the Escrow Funds in the Escrow Account within two (2) Business Days after the Settlement Date and (ii) in the event that the Excess Amount is less than the Escrow Amount (such shortfall, the “Remaining Adjustment Escrow Funds”), the Representative and the Purchaser shall, simultaneously with delivery of the Joint Instructions in the immediately foregoing sentence, deliver Joint Instructions to the Escrow Agent to cause the Escrow Agent to, and after receipt thereof the Escrow Agent will, make payment, by wire transfer of immediately available funds, the Remaining Adjustment Escrow Amount from the Escrow Account to the Paying Agent (on behalf of the Stockholders and the Optionholders, and after giving effect to the payment contemplated by clause (i) above) to the Representative (or its designee) for further release to the Stockholders and Optionholders pursuant to the terms of the Merger Agreement; provided, that, such distributions shall only be made in accordance with the Joint Instructions delivered by the Representative and the Purchaser or an Order.

4.	Other Disbursements of Escrow Funds. Notwithstanding anything in this Escrow Agreement to the contrary, within two (2) Business Days after the Escrow Agent’s receipt of a Joint Instruction, the Escrow Agent shall release, by wire transfer of immediately available funds to the account or accounts designated in such Joint Instruction, all or any portion (if less than all) of the Escrow Funds designated in such Joint Instruction by wire transfer of immediately available funds to the account or accounts as set forth in the Joint Instruction.

5.	No Duty to Verify. The Escrow Agent will verify the accuracy of the information contained in the foregoing instructions, notices or certificates solely by means of the security procedure communicated to the Escrow Agent through a signed certificate in the applicable form of Exhibit A-1 and Exhibit A-2 attached hereto. The Escrow Agent will be entitled to rely upon any document, instrument or signature believed by it in good faith to be genuine and signed by any party hereto or an authorized officer or agent thereof (provided the document or instrument is otherwise in accordance with the requirements of Exhibit A-1 and Exhibit A-2 hereof), and will not have the duty to verify the genuineness of the signatures or any instructions, notices or certificates or the authority of such signatories to execute such instructions, notices or certificates. Upon distribution of all of the Escrow Funds to the Purchaser and/or to or as directed by the Representative in accordance with Sections 3, 4 and 7 hereof, the Escrow Agent will be deemed to have fully discharged its duties and obligations hereunder, and will have no further liability or obligation to any party with respect hereto.

6.

Investment of Escrow Funds. The Escrow Agent will follow Joint Instructions of the Purchaser and the Representative concerning the permissible investment, reinvestment, purchase and sale of the assets on deposit in the Escrow Funds. Permissible investments will be limited to: (a) readily marketable direct obligations issued or guaranteed by the United States or by any Person controlled or supervised by or acting as an instrumentality of the United States or by any Person controlled or supervised by or acting as an instrumentality of the United States pursuant to authority granted by Congress that are unconditionally guaranteed by the full faith and credit of the government of the United States; (b) insured United States-dollar denominated certificates of deposit, time deposits, or short-term market instruments of banks or trust companies that are members of the Federal Reserve System and which issues (or the parent of which issues) commercial or finance paper which is rated either Prime-1 or higher or an equivalent by Moody’s Investors Service, Inc. or A-1 or higher or an equivalent by Standard & Poor’s Corporation, and which is organized under the laws of the United States and having minimum combined capital and surplus of $1,000,000,000; (c) money market funds subject to the requirements of the Investment Company Act of 1940, as amended, invested in any one or more of the aforementioned types of instruments, which have a rating in the highest category granted therefor by a nationally recognized credit rating agency at the time of investment; and (d) interest bearing United States dollar-denominated bank deposits. In the absence of the Joint Instruction described above, the Escrow Agent will invest the Escrow Funds, to the extent reasonably practicable, in the M&T Bank Corporate Deposit Account. The Purchaser and Representative acknowledge that amounts on deposit in the M&T Bank Deposit Account are insured, subject to the applicable rules and regulations of the Federal Deposit Insurance Corporation (“FDIC”), in the basic FDIC insurance amount of $250,000 per depositor, per issued bank. This includes principal and accrued interest up to a total of $250,000. Any dividends, interest, distributions and other income received in respect of such investments will be deposited in, or credited to, the Escrow Account until distributed in accordance with this Agreement. The Escrow Agent will have the power to sell or liquidate the foregoing investments, consistent with Sections 3 and 4, whenever the Escrow Agent shall be required to distribute the Escrow Funds pursuant to the terms of this Agreement. Any net loss or expense (after taking into account all dividends, interests, and distributions) incurred as a result of an investment will be borne by the Escrow Account. The Escrow Agent will have no responsibility or liability for any diminution in value of the Escrow Funds which may result from any investments or reinvestment made in accordance with this Section 6. The Purchaser and Representative acknowledge that the Escrow Agent is not providing investment supervision, recommendations, or advice. The Escrow Agent is hereby authorized to execute purchases and sales of permitted investments through the facilities of its own trading or capital markets operations or those of any affiliated entity. The Escrow Agent will send statements to each of the parties hereto on a monthly basis reflecting activity in the Escrow Account maintained pursuant to this Agreement for the preceding month. Although the Purchaser and the Representative each recognizes that it may obtain a broker confirmation or written statement containing comparable information at no additional cost, the Purchaser and the Representative hereby agree that confirmations of permitted investments are not required to be issued by the Escrow Agent for each month in which a monthly statement is rendered. The Purchaser and the Representative acknowledge and agree that the delivery of the escrowed property is subject to the sale and final settlement of permitted investments. Proceeds of a sale of permitted investments will be delivered on the Business Day on which the appropriate Joint Instructions are delivered to the Escrow Agent if received prior to the deadline for same day sale of such permitted investments. If such Joint Instructions are received after the applicable deadline, proceeds will be delivered on the next succeeding Business Day.

7.	Income.

(a)	Treatment of Income. Notwithstanding anything to the contrary contained herein, the parties hereto agree and acknowledge that, for federal, state, and local income tax purposes, the Purchaser shall be treated as the owner of the Escrow Funds, unless and until released pursuant to Sections 3 or 4 hereof and all items of interest, income and gain with respect to the Escrow Account (the “Income”) will be taxable to the Purchaser. The Escrow Agent will be responsible for reporting to the Purchaser and any applicable taxing authority all such items of Income as required under applicable Law (provided that the Purchaser provides to the Escrow Agent all forms and information necessary to accomplish such reporting as requested by the Escrow Agent).

(b)	Tax Distributions. Notwithstanding anything to the contrary contained herein, within three (3) Business Days of each December 31st following the Effective Date and the date of termination of this Escrow Agreement, an amount equal to 40% of any Income earned during the period ending on such December 31st or termination date (if any) will be distributed by the Escrow Agent to the Purchaser.

(c)	Payment of Taxes. Notwithstanding anything to the contrary contained herein, any taxes payable on Income earned from the investment of any sums held in the Escrow Account will be paid by the Purchaser, whether or not the income was distributed by the Escrow Agent during any particular year.

(d)	Unrelated Transactions. The Escrow Agent will have no responsibility for the preparation and/or filing of any tax or information return with respect to any transactions, whether or not related to the Merger Agreement, that occur outside the Escrow Account.

8.	Provisions with Respect to the Escrow Agent.

(a)

Protection of the Escrow Agent. The Escrow Agent, the Purchaser, and the Representative agree that: (i) either the Purchaser or the Representative may examine the Escrow Account (and the Escrow Funds) at any time at the office of the Escrow Agent upon reasonable notice to the Escrow Agent; (ii) if the Escrow Account (or the Escrow Funds) are attached, garnished, or levied upon under the order of any court, or the delivery thereof will be stayed or enjoined by the order of any court, or any other order, judgment or decree will be made or entered by any court affecting the Escrow Account (or the Escrow Funds), the Escrow Agent is hereby expressly authorized to obey and comply with all writs, orders or decrees so entered or issued, whether with or without jurisdiction, provided that the Escrow Agent will provide reasonable prior notice, to the extent possible under the circumstances, to the Purchaser and the Representative of such compliance with such writs, orders or decrees, and the Escrow Agent will not be liable to any of the parties hereto or their successors by reason of compliance with any such writ, order or decree notwithstanding such writ, order or decree being subsequently reversed, modified, annulled, set aside or vacated; (iii) the Escrow Agent may, in its sole and absolute discretion, deposit the Escrow Funds with the Chancery Court of the State of Delaware or, if the Chancery Court of the State of Delaware declines to accept jurisdiction, any state or federal court within the State of Delaware, and interplead the parties hereto, and upon so depositing such property and filing its complaint in interpleader, it will be relieved of all liability under the terms hereof as to the property so deposited and will be entitled to recover in such interpleader action, from the other parties hereto, its reasonable out-of-pocket attorneys’ fees and related out-of-pocket costs and expenses incurred in commencing and prosecuting such action and furthermore, the parties hereto for themselves, their successors and assigns, do hereby submit themselves to the jurisdiction of said court and do hereby appoint the then clerk, or acting clerk, of said court as their agent for the service of all process in connection with such proceedings; and (iv) notwithstanding anything herein to the contrary, the Escrow Agent will be under no duty to monitor or enforce compliance by the Representative or the Purchaser with any term or provision of the Merger Agreement.

(b)	Resignation; Removal; New Escrow Agent. The Escrow Agent reserves the right to resign at any time by giving at least thirty (30) days advance written notice of resignation to the Purchaser and the Representative, specifying the effective date thereof. Similarly, the Escrow Agent may be removed and replaced following the delivery of a thirty (30) days advance written notice to the Escrow Agent signed by the Purchaser and the Representative. Within thirty (30) days after the receipt of one of the notices referred to above, the Purchaser and the Representative agree to jointly appoint a mutually- acceptable successor escrow agent (a “Successor Escrow Agent”). The Successor Escrow Agent will be a party to and will agree to be legally bound by this Agreement by means of a written joinder agreement, the signature page to which, when signed by the Successor Escrow Agent, will be deemed to be a counterpart signature page to this Agreement. The Successor Escrow Agent will be deemed to be the Escrow Agent under the terms of this Agreement and without any further act, deed or conveyance, shall become vested with all right, title and interest to all cash and property held hereunder by such predecessor Escrow Agent, and such predecessor Escrow Agent, shall, on the written request signed by the Purchaser and the Representative, execute and deliver to such Successor Escrow Agent all the right, title and interest hereunder in and to the Escrow Funds. If a Successor Escrow Agent has not been appointed and has not accepted such appointment by the end of the thirty (30) day period commencing upon the receipt of the notice of resignation by the Purchaser and the Representative, the Escrow Agent may apply to a court of competent jurisdiction for the appointment of a Successor Escrow Agent, and the out-of-pocket costs, expenses and reasonable attorneys’ fees which the Escrow Agent incurs in connection with such a proceeding will be subject to indemnification pursuant to clause (c) below.

(c)

Indemnification. Without limiting any protection or indemnity of the Escrow Agent under any other provision hereof, or otherwise at law, the Purchaser and the Representative (on behalf of the Stockholders and Optionholders) agree to indemnify and hold harmless the Escrow Agent (one-half paid by the Purchaser and one-half paid by the Representative) from and against any and all liabilities, losses, damages, penalties, claims, actions, suits, and reasonable out-of-pocket costs, expenses and disbursements, including reasonable out-of-pocket outside legal or advisor fees and disbursements, of whatever kind and nature which may at any time be imposed on, incurred by or asserted against the Escrow Agent in connection with the performance of its duties and obligations hereunder, other than such liabilities, losses, damages, penalties, claims, actions, suits, costs, expenses and disbursements arising by reason of the Escrow Agent’s failure to act in accordance with the duties as are specifically set forth in this Agreement, or the Escrow Agent’s gross negligence, willful misconduct or fraud; provided, that the Representative’s obligation to indemnify pursuant to this Section 8(c) will be satisfied only from the Escrow Account and the Escrow Agent is hereby authorized and directed to pay for all such amounts required to be paid by the Purchaser from the Escrow Account (provided that such indemnification will be satisfied first from the dividends, interests, distributions and other income received in respect of the Escrow Account (net of amounts distributable pursuant to Section 7(b)) and second from any other Escrow Funds in the Escrow Account). This provision will survive the resignation or removal of the Escrow Agent, or the termination of this Agreement. In so agreeing to indemnify and hold harmless the Escrow Agent, as among themselves, the Purchaser, on one hand, and the Representative (on behalf of the Stockholders and Optionholders), on the other hand, intend to share equally (one-half each) all amounts required to be paid under this Section 8(c); provided, that the Representative’s obligation to indemnify pursuant to this Section 8(c) will be limited to the Escrow Funds remaining in the Escrow Account and the Purchaser’s obligation to indemnify pursuant to this Section 8(c) will be limited to the same amount as the Representative’s obligation.

(d)	Duties. The Escrow Agent will have only those duties as are specifically provided in this Agreement, which will be deemed purely ministerial in nature, and will under no circumstance be deemed a fiduciary for any of the parties to this Agreement. The Escrow Agent will neither be responsible for, nor chargeable with, knowledge of the terms and conditions of any other agreement, instrument or document between the other parties hereto, in connection herewith, including, without limitation, the Merger Agreement. This Agreement sets forth all matters pertinent to the escrow contemplated hereunder, and no additional obligations of the Escrow Agent will be inferred from the terms of this Agreement or any other agreement. IN NO EVENT WILL THE ESCROW AGENT BE LIABLE, DIRECTLY OR INDIRECTLY, FOR ANY (i) DAMAGES OR EXPENSES ARISING OUT OF THE SERVICES PROVIDED HEREUNDER, OTHER THAN DAMAGES WHICH RESULT FROM THE ESCROW AGENT’S FAILURE TO ACT IN ACCORDANCE WITH THE DUTIES AS ARE SPECIFICALLY SET FORTH IN THIS AGREEMENT, OR THE ESCROW AGENT’S GROSS NEGLIGENCE, WILLFUL MISCONDUCT OR FRAUD OR (ii) SPECIAL OR CONSEQUENTIAL DAMAGES, EVEN IF THE ESCROW AGENT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

(e)	Receipt. By its execution and delivery of this Agreement, the Escrow Agent acknowledges receipt of the Escrow Funds. The Escrow Agent further acknowledges and agrees that it has received a copy of the Merger Agreement.

9.	Fees and Reimbursement to the Escrow Agent. The Escrow Agent will be entitled to be paid a fee of $3,000 for its services and to be reimbursed for the reasonable, documented out-of-pocket costs and expenses incurred by the Escrow Agent related to the Escrow Account and this Agreement, which fees, costs and expenses will be borne by the Purchaser.

10.	Termination. This Agreement will terminate when all of the Escrow Funds have been distributed in accordance with this Agreement.

11.	Miscellaneous.

(a)	Notices. Except as otherwise expressly provided herein, all notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered, (b) when transmitted via telecopy (or other facsimile device) to the number set out below if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), (c) the day following the day (except if not a Business Day then the next Business Day) on which the same has been delivered prepaid to a reputable national overnight air courier service or (d) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid. Notices, demands and communications, in each case to the respective parties, shall be sent to the applicable address set forth below, unless another address has been previously specified in writing:

Notices to the Escrow Agent:

Wilmington Trust, N.A.
50 South Sixth Street, Suite 1290
Minneapolis, MN 55402
Attention:	Aaron R. Soper
Telecopy:	(612) 217-5651
Email:	asoper@wilmingtontrust.com

Notices to the Purchaser and/or the Company:

Capella Holdings, Inc.

510 Corporate Centre Drive, Suite 200

Franklin, TN 37067-2662

Attn: Neil Kunkel

Facsimile No.: (615) 764-3038

Email: Neil.Kunkel@CapellaHealthcare.com

with a copy to (but which will not constitute notice to the Purchaser or the Company):

[                    ]

[                    ]

Attn: [                    ]

Facsimile No.: [                    ]

Email: [                    ]

and

c/o MPT Operating Partnership, L.P.

1000 Urban Center Drive, Suite 501

Birmingham, AL 35242

Attn: Legal Department

Facsimile No.: (205) 969-3756

and

Baker, Donelson, Bearman, Caldwell & Berkowitz, PC

1400 Wells Fargo Tower

420 Twentieth Street North

Birmingham, AL 35203

Attn: Thomas O. Kolb, Esq.

Facsimile No.: (205) 322-8007

Notices to the Representative:		with a copy to (but which will not constitute notice to the Representative):

GTCR Fund VII, L.P.300 North LaSalle		Kirkland & Ellis LLP
Street		300 North LaSalle
Chicago, Illinois 60654		Chicago, IL 60654
Attention:	David A. Donnini	Attention:	Margaret A. Gibson, P.C.
	Joshua M. Earl		Christopher M. Thomas
Telecopy:	(312) 382-2201	Telecopy:	(312) 862-2200
Email:	ddonnini@gtcr.com	Email:	meg.gibson@kirkland.com
	josh.earl@gtcr.com		christopher.thomas@kirkland.com

(b)	Governing Law. All issues and questions concerning the construction, validity, interpretation and enforceability of this Agreement and the exhibits hereto shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

(c)	Jurisdiction and Venue. Subject to the provisions of Section 1.04(d) of the Merger Agreement (which will govern any dispute arising thereunder), and except as otherwise expressly provided in this Agreement, any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby may be brought in the United States District Court for the District of Delaware, the Delaware Court of Chancery of the State of Delaware or any other court of the State of Delaware, and each of the parties hereto hereby consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in this Section 11(c) shall be deemed effective service of process on such party.

(d)	WAIVER OF JURY TRIAL. EACH PARTY TO THIS AGREEMENT HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION

(A) ARISING UNDER THIS AGREEMENT OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. EACH PARTY TO THIS AGREEMENT HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

(e)	Counterparts. This Agreement may be executed in multiple counterparts, any one of which need not contain the signature of more than one party, but all such counterparts taken together shall constitute one and the same instrument.

(f)	Successors and Assigns. Except as otherwise expressly provided in this Agreement, neither this Agreement nor any of the rights, benefits or obligations hereunder may be assigned by any party (whether by operation of law or otherwise) without the prior written consent of the other parties; provided, however, that the Purchaser may assign, without the prior written consent of any other party hereto (whereupon the Purchaser will provide written notice thereof to the Escrow Agent and the Representative), (x) any of its rights, benefits or obligations under this Agreement to an Affiliate and (y) any of its rights or benefits under this Agreement to the Purchaser’s debt financing sources for collateral security purposes; provided, however, that in each case, no such assignment will relieve the Purchaser of its obligations under this Agreement. Subject to the foregoing, this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Notwithstanding anything to the contrary set forth in this section, in accordance with the Merger Agreement, the Representative may resign at any time and may be removed by the vote of Persons that collectively owned more than 50% of the Common Stock as of immediately prior to the Effective Time (other than (x) shares of Common Stock cancelled pursuant to Section 1.02(a)(ii) of the Merger Agreement and (y) Dissenting Shares) (the “Majority Holders”). In the event that a Representative has resigned or been removed, a new Representative will promptly be appointed by a vote of the Majority Holders, such appointment to become effective upon the written acceptance thereof by the new Representative. Written notice of any such resignation, removal or appointment will be delivered to the Escrow Agent and the Purchaser; provided that unless such notice is provided as set forth in Section 11(a) hereof, the Escrow Agent will acknowledge receipt of such notice.

(g)	Amendment and Waiver. Any provision of this Agreement may be amended or waived only in a writing signed by the Purchaser, the Merger Sub, the Company, and the Representative; provided that no amendment or modification will be made to Section 8 and Section 9 hereof without the written consent of the Escrow Agent. The Purchaser and the Representative separately agree to provide to the Escrow Agent a copy of all amendments and agree that the Escrow Agent will not be bound by such amendments until it has acknowledged receipt of a copy. No waiver of any provision hereunder or any breach or default thereof shall extend to or affect in any way any other provision or prior or subsequent breach or default.

(h)	Headings. The section and other headings and subheadings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties hereto, and shall not in any way affect the meaning or interpretation of this Agreement.

(i)	No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Person. The information contained in this Agreement is disclosed solely for purposes of this Agreement, and no information contained herein or therein shall be deemed to be an admission by any party hereto to any third party of any matter whatsoever (including any violation of Law or breach of contract).

(j)	Complete Agreement. This Agreement and the documents referred to herein, including the Merger Agreement, contain the complete agreement between the parties hereto and supersede any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

(k)	Delivery by Facsimile or Electronic Transmission. This Agreement and any signed agreement entered into in connection herewith or contemplated hereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail, shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such contract, each other party hereto or thereto shall re–execute original forms thereof and deliver them to all other parties. No party hereto or to any such contract shall raise the use of a facsimile machine or by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail to deliver a signature or the fact that any signature or contract was transmitted or communicated through the use of facsimile machine or by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail as a defense to the formation of a contract and each such party forever waives any such defense.

(l)	Business Days. To the extent any payment or other action or delivery is required to be made on a date which is not a Business Day, then the period required for such payment, action or delivery will automatically be extended to the next Business Day immediately following. All references to a day or days will be deemed to refer to a calendar day or calendar days, as applicable, unless otherwise specifically provided.

(m)	Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement, unless the severance of such provision would be in opposition to the parties’ intent with respect to such provision. If, for any reason, any part of this Agreement is deemed to be prohibited, invalid or unenforceable with respect to any particular party, that shall not affect or impair the operation or effect of this Agreement with respect to all of the other parties.

(n)	Third Party Beneficiaries. Except as set forth herein, nothing herein expressed or implied is intended or will be construed to confer upon or to give any Person other than the

Escrow Agent, the Representative and the Purchaser any rights or remedies under or by reason of this Agreement; provided that, it is understood and agreed that certain provisions hereunder are for the benefit of the Stockholders and Optionholders, and it is further understood and agreed that the Representative and only the Representative will be entitled to enforce such provisions on behalf of the Stockholders and Optionholders subject to the terms and conditions contained herein.

(o)	Automatic Succession. Any bank or corporation into which the Escrow Agent may be merged or with which it may be consolidated, or any bank or corporation to whom the Escrow Agent may transfer a substantial amount of its escrow business, will be the successor to the Escrow Agent without the execution or filing of any paper or any further act on the part of any of the parties, anything herein to the contrary notwithstanding.

(p)	Bankruptcy Proceedings. In the event of the commencement of a bankruptcy case or cases wherein any Stockholder, the Representative, the Company or the Purchaser is the debtor, the Escrow Funds will not constitute property of the debtor’s estate within the meaning of 11 U.S.C. § 541.

(q)	Specific Performance. The obligations of the parties hereto (including the Escrow Agent) are unique in that time is of the essence, and any delay in performance hereunder by any party will result in irreparable harm to the other parties hereto. Accordingly, any party may seek specific performance and/or injunctive relief before any court of competent jurisdiction in order to enforce this Agreement or to prevent violations of the provisions hereof, and no party will object to specific performance or injunctive relief as an appropriate remedy. The Escrow Agent acknowledges that its obligations, as well as the obligations of any party hereunder, are subject to the equitable remedy of specific performance and/or injunctive relief.

(r)	Certain Acknowledgments. The parties hereto acknowledge and agree that the Escrow Funds remaining in the Escrow Account are intended to provide an exclusive source of funds for any amounts which may become payable to the Purchaser pursuant to Section 1.05(b) of the Merger Agreement and that claims against the Escrow Funds in accordance with this Agreement will be the Purchaser’s sole and exclusive remedy and source of recovery for any amounts owed to the Purchaser pursuant to Section 1.05(b) of the Merger Agreement, and none of the Stockholders or the Optionholders will have any liability to the Purchaser under the Merger Agreement with respect to any such amounts.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have executed this Escrow Agreement on the date first written above.

PURCHASER

CAPELLA HEALTH HOLDINGS, LLC

By:	MPT Camaro Opco, LLC
Its:	Manager

By:	MPT Development Services, Inc.
Its:	Sole Member

By:
Name:	R. Steven Hamner
Title:	Executive Vice President and
Chief Financial Officer

THE COMPANY

CAPELLA HOLDINGS, INC.

By:
Name:	Michael Wiechart
Title:	Chief Executive Officer and President

THE REPRESENTATIVE

GTCR FUND VIII, L.P.

By:	GTCR Partners VIII, L.P.
Its:	General Partner

By:	GTCR Golder Rauner II, L.L.C.
Its:	General Partner

By:
Name:	David A. Donnini
Title:	Managing Director

THE ESCROW AGENT

WILMINGTON TRUST, N.A.

By:
Name:
Its:

EXHIBIT A-1

Purchaser Security Agreement

The Purchaser certifies that the names, titles, telephone numbers and e-mail addresses set forth in Part I of this Exhibit A-1 identify the persons authorized to provide direction and initiate or confirm transactions, including funds transfer instructions, on behalf of the Purchaser, and that the option checked in Part II of this Exhibit A-1 is the security procedure selected by the Purchaser for use in verifying that a funds transfer instruction received by the Escrow Agent is that of the Purchaser.

Part I

Name, Title, Telephone Number, and e-mail address for person(s) designated to provide direction, including but not limited to funds transfer instructions, and to otherwise act on behalf of Purchaser.

Name	Title	Telephone Number	E-mail Address

Part II

Means for delivery of instructions and/or confirmations

The security procedure to be used with respect to funds transfer instructions is checked below:

☐	Option 1. Confirmation by telephone call-back. The Escrow Agent will confirm funds transfer instructions by telephone call-back to a person at the telephone number designated on Part I above.

☐	CHECK box, if applicable:

If the Escrow Agent is unable to obtain confirmation by telephone call-back, the Escrow Agent may, at its discretion, confirm by e-mail, as described in Option 2.

☐	Option 2. Confirmation by e-mail. The Escrow Agent will confirm funds transfer instructions by e-mail to a person at the e-mail address specified for such person in Part I of this Exhibit A-1.

☐	CHECK box, if applicable:

If the Escrow Agent is unable to obtain confirmation by e-mail, the Escrow Agent may, at its discretion, confirm by telephone call-back, as described in Option 1.

Dated this day of , 20 .

By
Name:
Title:

EXHIBIT A-2

Representative Security Agreement

GTCR Fund VIII, L.P., solely in its capacity as the Representative, certifies that the name, telephone number and e-mail address set forth in Part I of this Exhibit A-2, is the contact information to provide direction and initiate or confirm transactions, including funds transfer instructions, on behalf of the Representative, and that the option checked in Part II of this Exhibit A-2 is the security procedure selected by the Representative for use in verifying that a funds transfer instruction received by the Escrow Agent is that of the Representative.

Part I

Name, Telephone Number and e-mail address for person(s) designated to provide direction and initiate or confirm transactions, including funds transfer instructions, on behalf of the Representative

Name	Title	Telephone Number	E-mail Address

Part II

Means for delivery of instructions and/or confirmations

The security procedure to be used with respect to funds transfer instructions is checked below:

☐	Option 1. Confirmation by telephone call-back. The Escrow Agent will confirm funds transfer instructions by telephone call-back to a person at the telephone number designated on Part I above.

☐	CHECK box, if applicable:

If the Escrow Agent is unable to obtain confirmation by telephone call-back, the Escrow Agent may, at its discretion, confirm by e-mail, as described in Option 2.

☐	Option 2. Confirmation by e-mail. The Escrow Agent will confirm funds transfer instructions by e-mail to a person at the e-mail address specified for such person in Part I of this Exhibit A-2.

☐	CHECK box, if applicable:

If the Escrow Agent is unable to obtain confirmation by e-mail, the Escrow Agent may, at its discretion, confirm by telephone call-back, as described in Option 1.

Dated this day of , 20 .

By
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